UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Merit Medical Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2021 NOTICE OF Annual Meeting and Proxy Statement

Fred P. Lampropoulos Chair of the Board of Directors, President, and Chief Executive Officer

April 30, 2021

Dear Shareholders:

It is my pleasure to invite you to participate in the 2021 Annual Meeting of Shareholders (including any adjournment of the meeting, the Annual Meeting) of Merit Medical Systems, Inc. (Merit or the Company), which will be held on Thursday, June 17, 2021, at 2:00 p.m. (Mountain Time). In light of the continuing public health impact of the coronavirus COVID-19 pandemic, and in order to help protect the health and well-being of our shareholders and employees, the Annual Meeting will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/MMSI2021. Shareholders will be able to attend the Annual Meeting, and submit questions and vote their shares during the Annual Meeting, from any location that has internet connectivity. There will be no physical in-person meeting; however, we hope you will join with us virtually. For further information about how to attend the Annual Meeting via live webcast, and how to submit questions and vote your shares during the live webcast, please refer to the accompanying Proxy Statement or the Notice Regarding the Availability of Proxy Materials which was mailed to you (the Notice).

2020 represented a year of challenges, opportunities and accomplishments for our company.  Along with the rest of the world, we faced a global pandemic of catastrophic scope.  We focused our efforts on the health and safety of our employees and the continued operation of our business, then found opportunities to continue the development of our business, consistent with our core values.  We developed and have begun implementation of our Foundations for Growth program, which sets a clear course of operating and financial objectives which we believe will carry us forward to new heights.  We believe our operating and financial results for 2020 were impressive on their own merits, and particularly remarkable given the challenges we faced.  We look forward to the opportunity to discuss these achievements with you at the Annual Meeting.

We hope you will participate in the Annual Meeting. The Company is providing access to the proxy materials for the Annual Meeting via the internet. Accordingly, you can access the proxy materials and vote prior to the Annual Meeting by visiting www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice. Please review the proxy materials prior to voting. Your vote is important to all of us at Merit. I look forward to your virtual attendance at the Annual Meeting.

Sincerely,

GUIDE TO PROXY STATEMENT

2	Notice of 2021 Annual Meeting of Shareholders

Purpose of these materials:

On behalf of our Board of Directors, we are making these materials available to you in connection with our solicitation of proxies for our Annual Meeting.  You are receiving this communication because you hold shares of Merit’s stock.

What we need from you:

Please read these materials and submit your vote and proxy by telephone, Internet or, if you received your materials by mail, by completing and returning your proxy card or voting instructions.  We ask that you vote in advance via one of the above means as soon as practicable.

More information:

The Notice, this Proxy Statement and the accompanying form of proxy are first being mailed or made available to our shareholders on or about May 3, 2021.

This Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (Annual Report on Form 10-K) are available online at: www.proxyvote.com. You may also request a paper copy of the Annual Report on Form 10-K, including the related financial statements and schedules, free of charge, by writing to our Corporate Secretary (Brian G. Lloyd) at the address below:

Merit Medical SYSTEMS, INC.

Attn: Corporate Secretary

1600 West Merit Parkway

South Jordan, UT 84095

3	Proxy Summary
7	Corporate Governance and Related Matters
7	Proposal 1 – Election of Directors
11	Directors Whose Terms of Office Continue
17	Our Board of Directors
33	Director Compensation
35	Related Person Matters
37	Equity Compensation Plans
37	Proposal 2 – Approve amendment to increase the number of shares authorized under the 2018 Long-Term Incentive Plan
44	Proposal 3 – Approve amendment to increase the number of shares authorized under the 1996 Employee Stock Purchase Plan
49	Executive Compensation and Related Matters
49	Executive Summary
56	Compensation Discussion and Analysis
72	Proposal 4 – Advisory Vote on Executive Compensation
73	Executive Compensation Tables
73	Summary Compensation Table
75	Grants of Plan-Based Awards
76	Outstanding Equity Awards at Year End
77	Option Exercises and Stock Awards Vested
77	Non-Qualified Deferred Compensation
78	Potential Payments Upon Termination or Change in Control
84	CEO Pay Ratio
85	Audit Matters
85	Audit Committee Report
86	Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm
87	Stock Ownership and Trading
87	Principal Holders of Voting Securities
89	Other Proxy Information
89	Information About the Annual Meeting and Voting
94	Other Matters
94	Shareholder Proposals for Annual Meeting 2022
95	Non-GAAP Financial Measures

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

When	How to Vote
June 17, 2021 2:00 P.M. (Mountain Time)

Even if you attend the Annual Meeting, you can vote in advance using a method below. Phone and Internet voting will close at 11:59 P.M. Eastern Time on June 16, 2021 but voting by Internet will open again during the meeting (see below). Voting instructions for shares held in the Company’s 401(k) Profit Sharing Plan must be received by 11:59 P.M. Eastern Time on June 14, 2021 and such shares may not be voted during the meeting. Holders in “street name” must instruct their broker or nominee.

Where

To participate in the Annual Meeting, go to: www.virtualshareholdermeeting.com/MMSI2021, enter the 16-digit control number found on your proxy card or Notice, and follow the instructions on the website.

Due to the ongoing public health impact of the COVID-19 pandemic, the Annual Meeting will be held in virtual format only. This decision was made in light of the protocols that federal, state, and local governments have imposed and taking into account the health and safety of our shareholders, directors, employees and members of management. Only shareholders of record as of the close of business on April 20, 2021 (the Record Date) will be able to participate in and vote at the Annual Meeting.

	By Phone call 1-800-690-6903 (U.S. and Canada)	by Mail (cast your ballot, sign proxy card and post)
By Internet Before the meeting go to: www.proxyvote.com During the meeting go to: www.virtualshareholdermeeting.com/MMSI2021.

Items of Business

Proposals		Board’s Recommendation	Vote Required / Broker Discretionary Voting Allowed?	More Information
1	Elect four directors, each to serve until 2024	FOR each nominee	Majority* / No	Page 7
2	Approve amendment to increase the number of shares authorized under the 2018 Long-Term Incentive Plan	FOR	Majority* / No	Page 37
3	Approve amendment to increase the number of shares authorized under the 1996 Employee Stock Purchase Plan	FOR	Majority */ No	Page 44
4	Non-binding, advisory vote to approve named executive officer compensation (“Say on Pay”)	FOR	Majority / No	Page 72
5	Ratify appointment of independent registered public accounting firm (Deloitte & Touche)	FOR	Majority* / Yes	Page 86

* Votes cast in favor of the proposal must exceed the votes cast against the proposal. Majority vote required for each director nominee.

We will also conduct such other business as may properly come before the Annual Meeting.

Your Vote is Important to Our Future
We strongly encourage you to read the Proxy Statement and then promptly vote your shares as instructed herein. See “Other Proxy Information” beginning on page 89 for additional information.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 17, 2021

The Company’s Notice, Proxy Statement and Annual Report on Form 10-K are available at: www.proxyvote.com.

By Order of the Board of Directors,

Brian G. Lloyd

Chief Legal Officer and Corporate Secretary

April 30, 2021

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Merit Medical Systems, Inc. (Board or Board of Directors) for the Annual Meeting of Shareholders to be held on June 17, 2021, at 2:00 p.m. Mountain Time (Annual Meeting or 2021 Annual Meeting). In this Proxy Statement, we may refer to Merit Medical Systems, Inc. as the Company, Merit, we, us, or our.

The following summary highlights information contained elsewhere in this Proxy Statement. Before Voting, please review the entire Proxy Statement and the Company’s Annual Report on Form 10-K.

PROPOSAL 1: Election of Four Nominees for Director (See page 7)	Board Recommendation
Vote FOR each nominee

Governance Highlights

The Board believes good governance is integral to achieving long-term value and is committed to governance policies and practices that benefit the Company and our shareholders. This belief is manifest in:

●
Increased director diversity and the number of independent directors on the Board
●
Prioritized reduction of environmental footprint by continuing to implement new programs to reduce waste, conserve resources, and improve the areas where we do business
●
Implemented an executive compensation program, including long-term performance stock units and cash bonuses, to increase the alignment of executive compensation with the Company’s achievement of Board-approved performance measures
●
Extended share ownership requirements for directors to include our Chief Executive Officer

●
Strong lead independent director
●
Majority voting for all directors
●
Annual Board and committee evaluation process
●
Director retirement policy
●
Regular executive sessions of independent directors
●
Robust code of ethics
●
No shareholder rights plan (“poison pill”) or dual capitalization structure
●
Annual “say-on-pay” advisory votes

You are asked to vote on the election of four nominees to serve on the Board until 2024.

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PROXY STATEMENT SUMMARY

The following table provides summary information about each director nominee (first four), as well as each director whose term of office will continue after the 2021 Annual Meeting.

		Director	Term		Board Committees
Name, Primary Occupation	Age	Since	Expires	Independent	A	C	F	ESG	O
Fred P. Lampropoulos Chair, President & CEO of Merit	71	1987	(1)	No					●
A. Scott Anderson President & CEO of Zions Bank	74	2011	(1)	Yes		●		●
Lynne N. ward Former Executive Director of my529 (formerly Utah Educational Savings Plan)	62	2019	(1)	Yes	●		●	●
STEPHEN C. EVANS Founder, Chairman & CEO of Flag Bridge Global Solutions, LLC; Rear Admiral (Ret.) and Former Special Advisor to the Commander, U.S. Navy	57	N/A	(1)	Yes	(2)	(2)	(2)	(2)	(2)
Jill D. Anderson Co-founder of Cianna Medical; Served as Vice President, Oncology Services, for Lehigh Valley Hospital	61	2019	2022	No			●
THOMAS J. GUNDERSON Retired Medtech Analyst at Piper Jaffray	70	2017	2022	Yes	●		●
F. Ann Millner, Ed.D. Regents Professor of Health Administrative Services at Weber State Univ.	69	2015	2022	Yes	●	●		●

Lonny J. Carpenter Former Group President, Stryker Corporation	59	2020	2023	Yes		●	●		●
David K. Floyd Former Group President, Stryker Corporation	60	2020	2023	Yes	●			●	●
James T. Hogan Former President, Latin America, of Medtronic Inc.	64	2020	2023	Yes		●			●

●: Committee Chair	A: Audit Committee	F: Finance Committee	O: Operating Committee
●: Committee Member	C: Compensation and Talent Development Committee	ESG: Environmental, Social and Governance Committee
(1)	If elected at the Annual Meeting, Mr. Lampropoulos, Mr. Anderson, Ms. Ward and Mr. Evans would serve terms expiring in 2024.
(2)	If Mr. Evans is elected at the Annual Meeting, the Board will determine his committee assignments.

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PROXY STATEMENT SUMMARY

Selected 2020 Highlights

●
 Achieved revenues of approximately $964 million
●
Achieved record cash flows from operating activities of approximately $165 million
●
Implemented Company-wide initiatives through our Foundations for Growth program to reduce operating expenses and increase profitability
●
Prioritized reduction of environmental footprint by continuing to implement programs to reduce waste, conserve resources and improve the areas where we do business
●
Cumulative total return on our common stock, no par value (Common Stock) from December 31, 2015 to December 31, 2020 of approximately 199% (1)
(1)
Reflects five-year cumulative total return of our Common Stock, as reported on the Nasdaq Global Select Market System (Nasdaq) for the period from December 31, 2015 to December 31, 2020. Past results are not necessarily an indicator of future results.

Access and Review
For more complete information about our 2020 operations and financial performance, see our Annual Report on Form 10-K.

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PROXY STATEMENT SUMMARY

PROPOSAL 2: Approval of Amendment to the 2018 Long-Term Incentive Plan to Increase the Number of Shares Authorized for Issuance Thereunder by 3,000,000 Shares (See page 37)	Board Recommendation
Vote FOR this proposal

PROPOSAL 3: Approval of Amendment to the 1996 Employee Stock Purchase Plan to Increase the Number of Shares Authorized for Issuance Thereunder by 100,000 Shares (See page 44)	Board Recommendation
Vote FOR this proposal

PROPOSAL 4: Advisory Vote on Executive Compensation (Say-On-Pay) (See page 72)	Board Recommendation
Vote FOR this proposal

Consistent with our strong interest in shareholder engagement and our pay-for-performance approach, the Compensation and Talent Development Committee of our Board (Compensation Committee) has continued to refine our executive compensation program to encourage alignment between the interests of our executives and shareholders. Shareholders have shown strong support for our executive compensation program, with 95% of shareholders represented at our 2020 annual meeting voting in favor of it.

At our 2018 annual meeting of shareholders, our shareholders approved the adoption of the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (2018 Incentive Plan), which provides for the issuance of up to 3,100,000 shares of our Common Stock (6,100,000 shares if Proposal 3 is approved) pursuant to the terms and conditions of the plan. During 2018, our Board amended the 2018 Incentive Plan to establish minimum vesting periods of not less than one year for awards granted under the plan.

During 2020, the Compensation Committee implemented a program of awarding performance-based restricted stock units under the provisions of the 2018 Incentive Plan, which ties a significant portion of executive equity compensation to the achievement of operating cash flow metrics, adjusted for the performance of our stock relative to the Russell 2000 market index.

We ask that our shareholders approve, on an advisory basis, the compensation of our Named Executive Officers (NEOs). For additional information regarding our executive compensation practices, see “Compensation Discussion and Analysis” in this Proxy Statement.

PROPOSAL 5: Ratify Appointment of Independent Registered Public Accounting Firm (See page 86)	Board Recommendation
Vote FOR ratification

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CORPORATE GOVERNANCE AND RELATED MATTERS

CORPORATE GOVERNANCE

AND RELATED MATTERS

Governance Highlights

The Board believes good governance is integral to achieving long-term value and is committed to governance policies and practices that benefit the Company and our shareholders. This belief is manifest in:

●
Increased director diversity and number of independent directors on the Board
●
Enhanced oversight of sustainable business practices
●
Implementation of an executive compensation program, including long-term performance stock units and cash bonuses, designed to align executive compensation with Company performance
●
Extended share ownership requirements for directors to include our Chief Executive Officer
●
Restrictions on short-term trading, short sales, option trading and hedging transactions by our officers, directors and other designated employees.

●
Strong and active lead independent director
●
Majority voting for all directors
●
Annual Board and committee evaluation processes
●
Director retirement policy
●
Regular executive sessions of independent directors
●
Robust code of ethics
●
No shareholder rights plan (“poison pill”) or dual class capitalization structure
●
Annual “say-on-pay” advisory votes

Proposal No. 1: Election of Directors	Board Recommendation
The Board unanimously recommends a vote FOR each of the four director nominees listed below

At the Annual Meeting, four directors will be elected to serve until our 2024 Annual Meeting of Shareholders and until their successors are duly elected and qualified. If any of the below nominees become unavailable to serve, proxies solicited by this Proxy Statement will be voted for other persons designated by the Board in their stead.

Classification of Board of Directors

Our Amended and Restated Articles of Incorporation (Articles of Incorporation) provide for a classified, or “staggered,” board of directors. Our Board is divided into three classes, with directors in each class serving a three-year term. Approximately one-third of our directors’ terms expire at each annual meeting of shareholders. Based upon the existing classification of the Board, the terms of Fred P. Lampropoulos, A. Scott Anderson and Lynne N. Ward are scheduled to expire in connection with our Annual Meeting.

Size of the Board of Directors

The Board currently consists of nine directors. Our Third Amended and Restated Bylaws (Bylaws) permit the Board to set the number of directors to a number not less than three and not more than eleven.  In April 2021, the Board increased the size of the Board to ten directors, conditioned upon the election of Rear Admiral (Ret.) Stephen C. Evans to the Board at the Annual Meeting.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Nominees for Election as Directors

Our Board and its Environmental, Social and Governance Committee (ESG Committee) believes that each of the following nominees possesses the experience and qualifications that directors of the Company should possess, as described in detail below, and that the experience and qualifications of each nominee complement the experience and qualifications of the other directors of the Company.

The experience and qualifications of each nominee, including information regarding the specific experience, qualifications, attributes and skills that led the Board and the ESG Committee to conclude that he or she should be nominated to serve as a director of the Company, in light of our business and structure, are set forth below:

FRED P. Lampropoulos Chair, President, Chief Executive Officer Age: 71	Director Since: July 1987 Committees: Operating Other Public Boards: None Term Expires: 2021

Career Highlights

●	Chair of the Board, Chief Executive Officer (CEO) and President of the Company since its formation in 1987
●	Chair of the Board and President of Utah Medical Products, Inc. (medical device manufacturer), 1983 to 1987
●	Filed more than 300 domestic and international patents and applications on medical devices
●	Serves on multiple community and advisory boards
●	Recipient of numerous community and industry awards, including the 2019 Salt Lake Chamber of Commerce “Giant in our City” and 2003 and 2018 Utah Governor’s Medal for Science and Technology

Qualifications of Particular Relevance to Merit

The Board believes the Company benefits immensely from Mr. Lampropoulos’ experience as founder, President and CEO. He plays an essential role in communicating the expectations, advice, concerns and encouragement of the Board to our employees. Mr. Lampropoulos has a deep knowledge and understanding of the Company, as well as the industry and markets in which our products compete. Mr. Lampropoulos also performs an essential function as the Chair of the Board, providing decisive leadership and direction to the activities and deliberations of the Board. The Board also believes Mr. Lampropoulos’ leadership, drive and determination are significant factors in our growth and development and continue to be tremendous assets to the Company and its shareholders.

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CORPORATE GOVERNANCE AND RELATED MATTERS

A. Scott Anderson Lead Independent Director Age: 74

Director Since: November 2011

Committees: Compensation (Chair); ESG

Other Public Boards: None

Education: B.A. (philosophy, economics), Columbia University;

M.S. (economics, international studies), Johns Hopkins University

Term Expires: 2021

Career Highlights

●	President and CEO of Zions First National Bank (145-year old commercial bank based in the Intermountain West U.S.), 1990 to present
●	Vice-Chairman, American Bankers Association, 2019 to present
●	Member of Board of Trustees of Intermountain Healthcare (integrated healthcare system in Utah and Idaho), 2005 to present (Chair, 2012 to 2018)
●	Director of the Federal Reserve Bank of San Francisco (Salt Lake City Branch), 2003 to 2008

Qualifications of Particular Relevance to Merit

Mr. Anderson contributes to the Board’s deliberations more than 40 years of experience in the banking and financial services industries. The Board believes Mr. Anderson provides insight regarding national and international financial and credit markets, as well as lending practices, which are valuable as we continue to implement our growth strategy. Mr. Anderson also contributes extensive business and corporate governance experience to the strategic planning and operational discussions of the Board. Mr. Anderson’s business and corporate governance experience have been instrumental in the deliberations of the Compensation Committee, which he chairs, the refinement of our executive compensation practices and the enhancement of our human resource and talent development efforts. The Board also recognizes the valuable service Mr. Anderson provides to the Company through his service as Lead Independent Director.

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CORPORATE GOVERNANCE AND RELATED MATTERS

LYNNE N. WARD Independent Director Age: 62	Director Since: August 2019 Committees: Audit (Chair); Finance (Chair); ESG Other Public Boards: None Education: B.S. University of Utah (Accounting); Certified Public Accountant Term Expires: 2021

Career Highlights

●	Executive Director, my529 (formerly known as the Utah Educational Savings Plan), offering municipal fund securities, 2004 to 2019. Underlying investments were with Vanguard, Dimensional, PIMCO, Sallie Mae Bank and U.S. Bank.
●	Member of the University of Utah’s Investment Advisory Committee, 2018 to present
●	Member of the Board of Directors of the Blue Healthcare Bank, 2007 to 2009
●	Member of the Board of Directors of Stampin’ Up!, 2010 to 2016
●	Director, National Association of Corporate Directors (Utah Chapter), 2017 to present
●	Walker Institute at Weber State University board of directors, 2012 to present
●	Senior leader and advisor to Utah governors Olene S. Walker and Michael O. Leavitt
●	Senior leader for Utah state government’s central accounting office and Utah State Auditor’s Office

Qualifications of Particular Relevance to Merit

Ms. Ward demonstrated her diverse skills by creating and leading my529’s rapid growth of $950 million to $14 billion assets under management. The Board believes her high standards, strategic foresight and business development fueled the growth. Her cost management, and investment and marketing innovations of a highly regulated product led to year-over-year Gold ratings from Morningstar. The Board believes Ms. Ward has strong career experiences, including financial oversight capabilities and leadership of a rapidly growing organization. The Board believes her contributions will strengthen the Company’s strategic direction while encouraging operational excellence. The Board also recognizes the valuable perspective and significant service Ms. Ward provides to the Company as Chair of the Audit Committee.

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CORPORATE GOVERNANCE AND RELATED MATTERS

REAR ADMIRAL (RET.) STEPHEN C. EVANS Independent Director Age: 57	New Nominee: No prior service with the Company. Other Public Boards: Alarm.com Holdings, Inc. Education: M.A., U.S. Naval War College (National Security Affairs; B.A., The Citadel

Career Highlights

●	Served in the United States Navy, most recently as Special Advisor to the Commander, Naval Operations, before retiring in 2020. During more than 20 years of service in the United States Navy, Admiral Evans held a variety of leadership positions, including Senior Advisor, Deputy U.S. Military, NATO Military Committee; Commander, George H. W. Bush Carrier Strike Group; and Commander, Naval Service Training Command.
●	Served on diplomatic missions in over 64 countries, delivering results in international diplomacy and military relations to establish enduring, productive global partnerships.
●	Commanded U.S. naval forces in six operational theaters.
●	Served in a senior strategic advisory role to the 75th Secretary of the Navy.
●	Represented the U.S. in deliberations and actions of NATO, providing counsel to Heads of State in Europe and around the world.

Qualifications of Particular Relevance to Merit

Admiral Evans possesses extensive experience in handling complex, international relationships. His prior leadership experiences, particularly within the last two decades, involved extensive cybersecurity oversight, and he has broad experience in anticipating and identifying cyber risks and digital vulnerabilities. Admiral Evans’ cybersecurity experience is of particular importance to the Company as we seek to secure our information technology and build secure and effective information systems and to assess and mitigate potential cybersecurity risk. Admiral Evans has extensive insight on geo-political matters, and the Board believes that together with his experience in handling global partnerships, he can be a valuable leader within the Company as it seeks to expand its operations and sales efforts across the globe.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Directors Whose Terms of Office Continue

In its regular discussions regarding Board composition, our ESG Committee works with the Board to determine the appropriate mix of professional experience, areas of expertise, educational background and other qualifications that are particularly desirable for our directors to possess in light of our current and future business strategies.

The Board believes that its current members have the right combination of experience and qualifications to continue to lead the Company to success. Information regarding the specific experience, qualifications, attributes and skills that led the Board and the ESG Committee to conclude that each continuing director should serve on the Board are set forth below:

JILL D. ANDERSON Director Age: 61	Director Since: January 2019 Committees: Finance Other Public Boards: None Education: B.A. (finance), Temple University; M.B.A., Temple University Term Expires: 2022

Career Highlights

●	Non-Executive Director of OncoRes Medical Ltd. Pty (a privately-owned company engaged in developing intraoperative imaging technology to provide surgeons with real-time assessment of tissue microstructure), 2019 to present
●	Fellow, National Association Corporate Directors
●	President, Chief Executive Officer and Director of Cianna Medical, Inc. (Cianna Medical) from January 2008 until the Company’s acquisition of Cianna Medical in November 2018
●	President of BioLucent, Inc. from May 2001 to September 2007
●	Previously served on the Board of Directors for Mammoplan LLC, and Solis Women’s Health

Qualifications of Particular Relevance to Merit

Ms. Anderson is a healthcare executive with more than 20 years of experience leading the innovation, development and commercialization of medical devices. The Board believes she brings innovative thinking and creative problem solving to addressing complex business problems in the search for growth opportunities. Ms. Anderson is skilled in building executive-level teams, commercializing breakthrough technologies, strategic planning, market strategy, company and product branding, marketing and communications. Her entrepreneurial nature and commitment to patient care have contributed to the development and successful exit of two venture-backed medical device companies and the organization and operation of several for-profit and not-for-profit comprehensive cancer centers.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Thomas J. Gunderson Independent Director Age: 70

Director Since: May 2017

Committees: Finance (Chair); Audit

Other Public Boards: TransMedics Group, Inc.

Education: B.A. (biology focus), Carleton College; M.S. (cell biology), University of Minnesota; M.B.A., University of St. Thomas

Term Expires: 2022

Career Highlights

●	Member of the Board of Directors of TransMedics Group, Inc., a medical technology company focused on developing organ transplant therapy for end-stage organ failure patients, 2019 to present
●	Member of the Board of Directors of the Minneapolis Heart Institute Foundation, 2011 to present (Chair from 2015 to 2020)
●	Executive in Residence at the University of Minnesota’s Medical Industry Leadership Institute, 2016 to present
●	Member of American Heart Association Science and Technology Accelerator Committee, 2015 to 2017
●	Managing Director and senior research analyst at Piper Jaffray (focus on medical technology companies), 1992 to 2016
●	Project Director at American Medical Systems (private medical device company acquired by Pfizer in 1983), 1979 to 1992
●	Recognized by several industry publications, including the Wall Street Journal, Institutional Investor, First Call, Thomson Reuters, and Medical Device and Diagnostic Industry (e.g., in 1996 and 2000, he was named an All-Star Analyst for medical stocks by the Wall Street Journal and in 2014, Thomson-Reuters named him “Top Stock Picker” in the medical technology sector)

Qualifications of Particular Relevance to Merit

Mr. Gunderson provides the Board with more than 25 years of substantive experience in the medical device industry, with a seasoned perspective on the challenges, trends and opportunities of publicly-traded medical device manufacturers, as well as a keen understanding of the Company’s competitive position within its industry. Mr. Gunderson also contributes a strong background in financial and economic analysis and valuable insights regarding business development and acquisition opportunities. Mr. Gunderson’s financial background and industry experience have been beneficial in his service as the Chair of the Finance Committee of the Board (Finance Committee).

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CORPORATE GOVERNANCE AND RELATED MATTERS

F. Ann Millner, Ed.D. Independent Director Age: 69

Director Since: July 2015

Committees: ESG (Chair), Audit, Compensation

Other Public Boards: None

Education: B.S. (education), University of Tennessee; M.S. (allied health education and management), Southwest Texas State University; Ed.D (education administration), Brigham Young University; Completed medical technology program, Vanderbilt University

Term Expires: 2022

Career Highlights

●	Regents Professor and Professor of Health Administrative Services at Weber State University, 2013 to present
●	Member of the Utah State Senate (member of multiple committees and subcommittees), 2015 to present
●	Member of Utah Governor's Task Force on Educational Excellence, 2015 to present
●	Member of Board of Trustees of Intermountain Healthcare (integrated healthcare system in Utah and Idaho), 2005 to present (serving as Vice Chair, 2017 to present)
●	President of Weber State University, 2002 to 2012 (first female president of a Utah state university)
●	Vice President of University Relations at Weber State University, 1993 to 2002
●	Associate Dean of Continuing Education and Assistant Vice President of Community Partnerships at Weber State University, 1985 to 1993

Qualifications of Particular Relevance to Merit

The Board believes Dr. Millner's qualifications to serve as a director of the Company include her executive leadership skills and her experience in the areas of organizational administration, operations and financial management, and business strategy. Those skills and experience have been particularly valuable to the Company in the course of Dr. Millner’s service as the Chair of our ESG Committee. During her service as the Chair of our ESG Committee, Dr. Millner has played a significant role in the development of our corporate governance practices and engagement with our shareholders.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Lonny j. carpenter Independent Director Age: 59	Director Since: June 2020 Committees: Operating (Chair), Compensation, Finance Other Public Boards: Novanta Inc. Education: B.S., United States Military Academy at West Point Term Expires: 2023

Career Highlights

●	Member of the Board of Directors (Lead Independent Director) of Novanta Inc., a manufacturer of precision photonic and motion control components and subsystems, 2018 to present
●	Member of the Board of Directors of Orchid Orthopedics Solutions (a privately-owned orthopedic medical device outsourcing company), 2019 to present
●	Member of the Board of Directors of The Boler Company, (a privately-owned auto part manufacturing company), 2019 to present
●	Group President, Global Quality and Business Operations of Stryker Corporation (Stryker), 2016 to 2019
●	Group President, Global Quality and Operations of Stryker, 2011 to 2016
●	President, Instruments and Medical Division of Stryker, 2006 to 2008
●	Captain in the U.S. Army and helicopter pilot having served in leadership roles for the 101st Airborne Division

Qualifications of Particular Relevance to Merit

The Board believes Mr. Carpenter’s broad business background and experience in setting enterprise-wide direction, experience in quality, manufacturing, procurement and logistics strategies from his tenure at Stryker provide the Board with practical, real-world knowledge and guidance and have strengthened the Company’s efficiency and cost-reduction initiatives. Mr. Carpenter’s business background and experience have been particularly beneficial to the Company in the course of his leadership of the Board’s Operating Committee (Operating Committee) and the development of our Foundations for Growth program.

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David K. FLOYD Independent Director Age: 60	Director Since: June 2020 Committees: Audit, ESG, Operating Other Public Boards: None Education: B.S., Grace College Term Expires: 2023

Career Highlights

●	Chairman and Interim CEO, Corin Group LTD, a privately-held medical device manufacturer, July 2020 to present
●	Member of the Board of Directors of Health Outcomes Performance Company (a privately-owned company focused on transforming the patient care experience and improving the practice of medicine), April 2020 to present
●	Advisor to Bain & Company (a private global management consulting services firm), 2019 to present.
●	Group President of Stryker, 2012 to 2019
●	U.S. President and Worldwide President of Johnson & Johnson’s DePuy Orthopaedics, 2007 to 2011

Qualifications of Particular Relevance to Merit

Mr. Floyd possesses more than 30 years of experience as a leader in the life sciences industry, including serving as president and CEO within several leading medical technology organizations. Additionally, the Board believes Mr. Floyd’s nearly 20 years of general management experience provides the Board with expertise on a broad range of matters, including mergers and acquisitions, global business and operations and product commercialization. The Board believes Mr. Floyd’s industry and management experience have been particularly beneficial through his service on the Operating Committee and his guidance in the Company’s development of its Foundations for Growth program.

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James T. Hogan Independent Director Age: 64	Director Since: June 2020 Committees: Compensation, Operating Other Public Boards: Prolung, Inc. Education: B.A., University of Minnesota; MBA, University of Minnesota Term Expires: 2023

Career Highlights

●	Member of the Board of Directors of Prolung, Inc., a medical technology company specializing in predictive analytics technology, 2019 to present
●	Member of the Board of Directors of Xenocor, Inc. (a privately-owned medical device company), 2019 to present
●	President of Latin America at Medtronic Inc., now Medtronic plc, 2007 to 2016
●	Director of Gastroenterology and Urology Division for Western Europe at Medtronic Inc., 2005 to 2007
●	Director of Sales and Marketing for Europe, the Middle East and Africa at Pfizer Inc.’s American Medical Systems Division, 1991 to 1993

Qualifications of Particular Relevance to Merit

The Board believes Mr. Hogan’s extensive experience in sales, marketing and medical support activities in a large medical device company, combined with his international experience, having lived and worked in England, Switzerland, France, Israel and Holland provide significant benefits to the Company. Additionally, the Board believes Mr. Hogan’s background in medical device start-ups, having started three medical device companies in the cardiology, urology and vascular fields, all of which were purchased by larger medical device companies, provides the Board with knowledge and experience with branding, innovating and dealing with ongoing challenges facing the medical device industry. Mr. Hogan has also provided valuable insight and guidance to the Board through his service on the Operating Committee and his oversight of the development and implementation of the Foundations for Growth program.

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Our Board of Directors

Our business affairs are managed subject to the oversight of the Board, which represents and is accountable to the shareholders of the Company. The Board advises and oversees management, which is responsible for the day-to-day operations of the Company. The primary mission of the Board is to represent and protect the interests of our shareholders. As a result, the basic responsibility of our directors is to act in good faith and with due care so as to exercise their business judgment on an informed basis in what they reasonably and honestly believe to be in the best interests of the Company and its shareholders. The Board reviews and assesses our strategic, competitive and financial performance.

Board Structure

Chair of the Board

The Chair of the Board provides leadership to the Board and works with it to define its structure, agenda and activities in order to fulfill its responsibilities. The Chair works with senior management to help ensure that matters for which management is responsible are appropriately reported to the Board.

Fred P. Lampropoulos currently serves as the Chair of the Board, CEO and President of the Company. The Board and ESG Committee believe that the traditional practice of combining the roles of chair of the board and chief executive officer currently provides the preferred form of leadership for the Company. Given Mr. Lampropoulos’ vast experience since founding the Company in 1987, his role as an inventor and his involvement in filing of more than 300 patents and pending applications, the respect which he has earned from our employees, business partners and shareholders, and his proven leadership skills, the Board believes Mr. Lampropoulos’ continued service in both capacities serves the best interests of our shareholders. Further, the Board believes Mr. Lampropoulos’ fulfillment of both responsibilities encourages accountability and effective decision-making and provides strong leadership for employees and other stakeholders.

Independent Directors

Under our Corporate Governance Guidelines (Governance Guidelines), a majority of our directors should be independent directors who meet the director independence guidelines set forth in the Nasdaq Marketplace Rules, on which shares of the Common Stock are currently quoted. Among other things, each independent director should be free of significant business connections with competitors, suppliers, or customers of the Company.

In 2020, the ESG Committee undertook its annual review of director and nominee independence and recommended that the Board determine that Mr. Anderson, Mr. Carpenter, Mr. Floyd, Mr. Gunderson, Mr. Hogan, Dr. Millner and Ms. Ward each be designated as an independent director. Mr. Lampropoulos is not considered independent because of his employment as President and CEO of the Company. Ms. Anderson may not be considered to be independent because of her service as the CEO and an employee and director of Cianna Medical, which we acquired in November 2018.

Based upon the information provided by Admiral Evans, the ESG Committee and the Board believe that Admiral Evans meets the director independence guidelines set forth in the Nasdaq Marketplace Rules.

Lead Independent Director

Since June 2020, A. Scott Anderson has served as the Lead Independent Director. The position of Lead Independent Director comes with clearly delineated and comprehensive duties, as set out in our Governance Guidelines.

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These duties include:

Board Meetings and Executive Sessions	● Authority to call meetings of the independent directors ● Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent directors
Communicating with Management	● Serves as principal liaison between the Chair/CEO and the independent directors
Agendas	● Approves meeting agendas for the Board and information sent to the Board by the Chair/CEO, including supporting materials
Meeting Schedules	● Approves meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items
Communicating with Shareholders	● Ensures availability for consultation and direct communication with major shareholders of the Company upon reasonable request

Our independent directors regularly meet in executive session without the CEO/Chair present, generally at least once each quarter.

During these sessions, independent directors discuss topics such as executive (including the CEO) succession planning, corporate governance, business strategy and Board responsibilities.

Composition and Selection of Board Members

The ESG Committee is responsible for reviewing annually with the Board the desired skills and characteristics of directors, as well as the composition of the Board as a whole. Directors should be individuals who have succeeded in their particular field and who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Directors should have:

●	demonstrated management ability at senior levels in successful organizations;
●	current or recent employment in positions of significant responsibility and decision-making;
●	expertise in the medical device industry, medical profession or related areas of training; or
●	current and prior experience related to anticipated Board and committee responsibilities in other areas of importance to the Company.

The ESG Committee reviews the skills and characteristics required of directors in the context of the current composition of the Board. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the ESG Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the ESG Committee’s perceptions about future issues and needs. Additionally, in considering the composition of the Board and identifying nominees, the ESG Committee does not have a formal policy regarding the consideration of gender, race, sexual preference, religion and other traits typically associated with the term “diversity.”

However, the ESG Committee considers it important that the Board be composed of directors with a broad range of experience, areas of expertise and skills and considers several factors, including a candidate’s:

●	age;
●	skills;

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●	integrity and moral responsibility;
●	policy-making experience;
●	ability to work constructively with our management and other directors;
●	diversity;
●	capacity to evaluate strategy and reach sound conclusions;
●	availability of time to devote to the Board; and
●	awareness of relevant social, political, and economic trends affecting the Company.

The ESG Committee uses a variety of methods for identifying and evaluating director nominees. The ESG Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the ESG Committee considers various potential candidates for director. Candidates may come to the attention of the ESG Committee through various means, including recommendations from current directors, shareholders or other individuals. To date, the ESG Committee has not engaged a professional search firm to assist in identifying candidates for service on the Board.

The table below summarizes some of the relevant experience, qualifications and demographic information of our directors and nominees identified by the ESG Committee. The biographies above describe each director’s or nominee’s background in more detail.

	A. Scott Anderson	Jill D. Anderson	Lonny J. Carpenter	Stephen C. Evans	David K. Floyd	Thomas J. Gunderson	James T. Hogan	Fred P. Lampropoulos	F. Ann Millner, ED.D.	Lynne N. Ward
Experience
CEO or board leadership – complex organizational performance and oversight	●	●	●	●	●		●	●	●	●
Medical device industry – marketing, sales, operations, distribution, R&D		●	●		●		●	●
Manufacturing – regulated industry experience			●		●			●
International business			●	●	●		●	●
Management or corporate board service	●	●	●		●	●	●	●	●	●
Skills and Expertise
Strategy and strategic planning	●	●	●	●	●		●	●	●	●
Sales and marketing	●	●	●		●	●	●	●
Corporate financial literacy	●					●				●
Accounting and audit										●
Capital markets and financing transactions	●					●		●
Technology, IT systems and cybersecurity				●						●
Mergers and acquisitions		●	●		●			●
Talent management	●	●	●	●	●		●	●	●	●
Corporate environmental, social and governance	●				●				●
Investor and stakeholder relations						●		●

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Demographic Information
Board Tenure	10	2	1	N/A	1	4	1	34	6	2
Age	74	61	59	57	60	70	64	71	69	62
Gender:
Female		●							●	●
Male	●		●	●	●	●	●	●
Ethnicity:
African American/Black				●
Asian, Hawaiian or Pacific Islander										●
Caucasian/White	●	●	●		●	●	●	●	●

Shareholder Recommendations

The ESG Committee considers properly submitted director-nominee recommendations from shareholders prior to the issuance of the proxy statement for the next annual meeting of shareholders. Materials provided by a shareholder in connection with such a recommendation are forwarded to the ESG Committee. In evaluating those recommendations, the ESG Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria described above.

Any shareholder wishing to recommend a candidate for consideration by the ESG Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as a director.

Interested shareholders should send recommendations to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Board and Committee Meetings and Responsibilities

In 2020, the Board met 27 times. Directors are expected to attend regular Board meetings, Board committee meetings and annual shareholder meetings. The independent directors met in executive session five times during 2020.

All directors attended at least 75% of the total number of meetings of the Board and of any committee on which he or she served.

As further described below, the Board has a standing Audit Committee, Compensation Committee, ESG Committee, Finance Committee and Operating Committee. The Company believes each of the directors serving on the Audit, Compensation, and ESG Committees is an “independent director” for purposes of the Nasdaq Marketplace Rules and that each of the directors serving on the Compensation Committee is a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (Exchange Act).

Audit Committee

The Audit Committee meets to review and discuss our accounting practices and procedures and quarterly and annual financial statements with our management and independent public accountants. The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and reporting practices.

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The Audit Committee’s primary duties include:

●	reviewing the scope and adequacy of internal accounting and financial controls;
●	reviewing the independence of our independent registered public accounting firm;
●	approving the scope and results of the audit activities of our independent accountants;
●	approving fees of, and non-audit related services by, our independent accountants;
●	reviewing our compliance and enterprise risk management programs, including our information technology and cybersecurity risk management program;
●	reviewing the objectivity and effectiveness of our internal audit function;
●	reviewing our financial reporting activities and the accounting standards and principles followed; and
●	reviewing and approving related person transactions.

Audit Committee Members
●
Lynne N. Ward (Chair)
●
David K. Floyd
●
Thomas J. Gunderson
●
F. Ann Millner, Ed. D.

Financial Experts on Audit Committee

The Board has determined that Ms. Ward and Mr. Gunderson are audit committee financial experts, as defined in Item 407(d) of Regulation S-K under the Exchange Act.

The Audit Committee met 13 times during 2020.

Compensation and Talent Development Committee

The Compensation Committee is responsible for overseeing, reviewing and approving executive compensation and benefit programs of the Company, as well as the Company’s talent development activities. Additional information regarding the functions, procedures and authority of the Compensation Committee is provided in the Compensation Discussion and Analysis beginning on page 56 below. The Compensation Committee Report appears on page 71 below.

The Compensation Committee met six times during 2020, although members of the Compensation Committee also met informally and discussed compensation issues at other times throughout the year.

Compensation Committee Members
● A. Scott Anderson (Chair) ● Lonny J. Carpenter ● James T. Hogan ● F. Ann Millner, Ed. D.

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Environmental, Social and Governance Committee

The ESG Committee is responsible for oversight of the Company’s environmental and social business practices, the Company’s corporate governance practices, including the practices set forth in our Governance Guidelines and the Company’s director nomination process and procedures, and matters impacting the Company’s image and reputation and its standing as a responsible corporate citizen. As discussed earlier, the ESG Committee selects, evaluates and recommends to the full Board qualified candidates for election to the Board. The ESG Committee also provides oversight of our sustainable business practices.

ESG Committee Members
● F. Ann Millner, Ed.D. (Chair) ● A. Scott Anderson ● David K. Floyd ● Lynne N. Ward

The ESG Committee met five times during 2020.

Finance Committee

The Finance Committee assists the Board with oversight of the Company’s financial management, including oversight of the Company’s financing and capital structure objectives and plans; and the following:

●	the Company’s merger and acquisition strategy;
●	the Company’s investment programs and practices, including international cash management
●	the Company’s strategic planning and activities; and
●	the Company’s tax strategy and structure.

Finance Committee Members
● Thomas J. Gunderson (Chair) ● Jill D. Anderson ● Lonny J. Carpenter ● Lynne N. Ward

The Finance Committee met 11 times during 2020.

Operating Committee

In 2020, the Board formed an Operating Committee pursuant to an agreement entered into with Starboard Value L.P. (Starboard). The Operating Committee’s primary purpose is to work with the Company’s management to establish operating targets for the business (subject to approval of the Board). Management reports to the Operating Committee on its progress to achieve the operating targets approved by the Board. The Operating Committee also played a significant role in the development of our Foundations for Growth program and continues to provide oversight of that program.

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Operating Committee Members
● Lonny J. Carpenter (Chair) ● David K. Floyd ● James T. Hogan ● Fred P. Lampropoulos

The Operating Committee met nine times during 2020.

Risk Management

The Board is involved in assessing and managing risks that could affect the Company. One of the roles of the Board is to periodically assess the processes used by management with respect to risk assessment and risk management, including identification by management of the principal risks of our business, and the implementation by management of appropriate systems to deal with such risks. The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors.

When the Board determines to delegate any risk management oversight responsibilities, typically such delegation is made to the applicable standing committee(s) of the Board. The Audit Committee is generally responsible for oversight of risks such as those relating to the quality and integrity of our financial reports, the independence and qualifications of our independent registered public accounting firm, our compliance with disclosure and financial reporting requirements and overall enterprise risk management, including evaluation and oversight of cybersecurity risk management. At least annually, the Board and/or the Audit Committee is briefed by the Company’s Chief Technology Officer and other members of the Company’s management on information technology and cybersecurity risks and the Company’s efforts to mitigate those risks. The ESG Committee is generally responsible for oversight of risks addressed through the identification and recommendation of individuals qualified to become directors of the Company, director and management succession planning and development and implementation of corporate governance principles. The Compensation Committee is generally responsible for oversight of risks such as those relating to executive employment policies, our compensation and benefits systems, including our executive compensation program, and human capital development. These committees exercise their oversight responsibilities through reports from and meetings with officers of the Company responsible for each of these risk areas, including our Chief Financial Officer, Chief Legal Officer, Chief Compliance Officer, Chief Technology Officer, Chief Information Officer and Director of Internal Audit. In such meetings, committee members discuss and analyze such risks, and, when necessary, consult with outside advisors.

Director Orientation and Continuing Education

New directors participate in an orientation program developed and overseen by our ESG Committee, which is conducted prior to or shortly after the director’s election or appointment. This orientation program includes presentations by other directors and members of the Company’s senior management with respect to finance, operations, governance, legal and compliance matters, regulatory issues, cybersecurity, industry developments and strategic planning. During 2020, our ESG Committee led an enhancement of our director orientation program, including scheduled orientation sessions with members of the Company’s senior management and delivery of detailed orientation materials. In addition to the initial onboarding process, members of the Company’s senior management regularly provide ongoing orientation and training sessions at Board meetings, including presentations regarding business strategy, legal and regulatory compliance, information technology and cybersecurity, business development and governance. The information technology and cybersecurity training provided to the Board is an extension of the Company’s cybersecurity awareness program provided by the Company’s information technology department to Company employees worldwide. The Company’s cybersecurity awareness program includes regular training courses which are available throughout the Company and periodic updates targeted to individual departments, sites or regions as appropriate. The Company also encourages directors to obtain third-party continuing

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education on topics of relevance to the Company and its operations and provides to directors reimbursement of up to $5,000 of annual educational expenses.

Shareholder Engagement

We regularly communicate with many of our largest shareholders regarding our operations and financial results. During the years leading up to 2020, we expanded our shareholder communication efforts in an attempt to develop a better understanding of the corporate governance and executive compensation perspectives and practices which are important to our shareholders. Our shareholder engagement efforts are directed by Ann Millner, Ed.D., Chair of our ESG Committee, and A. Scott Anderson, our Lead Independent Director, and are supported by members of our executive management and investor relations teams.

As a consequence of the COVID-19 pandemic, the scope of engagement between our directors and shareholders was reduced significantly during 2020. We maintained contact with several of our large shareholders during the year; however, most of the input we received with respect to the interests of our shareholders was provided by external advisors and focused on the development of corporate governance and executive compensation practices which are generally deemed favorable by sophisticated shareholders and their advisors. After considering that input, our Board and its ESG and Compensation Committees took a number of actions which we believe have strengthened our corporate governance and executive compensation practices. Those actions include:

●	Increased the number of independent directors;
●	Took steps to increase director diversity;
●	Continued to encourage and provide oversight of expanded sustainable business practices; and
●	Implemented long-term equity performance-based restricted stock program designed to align executive compensation with Company performance.

Our Board is committed to implementing governance, executive compensation and sustainability practices which will contribute to the long-term success of the Company. To fulfill that commitment, our Board, primarily through its ESG and Compensation Committees, will continue to seek opportunities to consult with major shareholders in appropriate situations. We anticipate Dr. Millner and Mr. Anderson will continue to lead those efforts, with the support of members of our executive management and investor relations teams.

Shareholder Communication with the Board of Directors

The Board will receive communications from Company shareholders. All communications, except those related to shareholder proposals that are discussed below under the heading “Shareholder Proposals for Annual Meeting 2022,” must be sent to our Corporate Secretary (Brian G. Lloyd) at our principal executive offices at 1600 West Merit Parkway, South Jordan, UT 84095. Communications submitted to the Board (other than communications received through our whistleblower hotline, which are reviewed and addressed by the Audit Committee) are generally reported to our directors at the next regular meeting of the Board.

All directors of the Company are strongly encouraged to attend our Annual Meeting. All nine directors, then serving on the Board or nominated to the Board, were present through video conference at our 2020 annual meeting of shareholders.

Governance Guidelines and Code of Ethics

Corporate Governance Guidelines

Our Governance Guidelines set forth the responsibilities of our directors.

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The Governance Guidelines include guidelines that, among other things, contemplate that directors will maintain minimum stock ownership with a value of at least three times the annual retainer received. The Governance Guidelines also require the CEO to maintain minimum stock ownership with a value of at least five times his or her annual base salary. Directors have three years from appointment to the Board to comply with the minimum stock ownership requirement. The ESG Committee provides oversight of the stock ownership guidelines and may allow waivers with respect to the stock ownership guidelines for directors and the CEO on a case-by-case basis. All current directors and nominees are within their respective three-year transition periods except our CEO, A. Scott Anderson, Thomas J. Gunderson and F. Ann Millner. Our CEO, Mr. Anderson and Dr. Millner are presently in compliance with the minimum stock ownership guidelines. After conducting its review of the stock ownership guidelines, the ESG Committee temporarily waived compliance with the minimum stock ownership guidelines for Mr. Gunderson. The ESG Committee determined that a waiver was appropriate for Mr. Gunderson due to his relatively short tenure as a director and that, upon further vesting of stock options and RSUs that he already holds and which are anticipated to vest during the current year, Mr. Gunderson’s stock ownership would exceed the minimum stock ownership guidelines.

Governance Materials The following materials relating to corporate governance are available via our website at: www.merit.com/investors/corporate-governance-leadership/
● Code of Business Conduct and Ethics	● Code of Ethics for CEO and Senior Financial Officers
● Corporate Governance Guidelines	● Compensation Committee Charter
● Audit Committee Charter	● ESG Committee Charter
● Operating Committee Charter	● Finance Committee Charter

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (Code of Conduct) applies to our directors and employees, including our NEOs, and is supplemented by additional provisions applicable to our CEO and senior financial and accounting officers. All Merit directors, officers and employees are required to act ethically at all times and in accordance with the principles and policies set forth in the Code of Conduct.

Among other principles and policies, the Code of Conduct finds a conflict of interest exists when a person’s private interest interferes with the interests of the Company. The Code of Conduct recognizes that a conflict of interest occurs when the Company enters into a transaction in which an employee, officer, or director, or someone related to or affiliated with an employee, officer, or director, has a significant personal interest. The Code of Conduct also recognizes that a conflict of interest arises when an employee, officer or director of the Company receives an improper benefit as a result of the person’s position with the Company and prohibits any form of loan or credit to directors or officers of the Company or their family members.

The Code of Conduct obligates employees, officers and directors to promptly disclose conflicts of interest to a supervisor, management, or the Board. Any director who has a conflicting interest in a potential conflicting interest transaction may not participate in the review of that transaction by the Board. Any waiver of the Code of Conduct may be made only by the Board and is required to be promptly disclosed as required by law or the regulations of any exchange on which our securities are traded, including Nasdaq.

Whistleblower Hotline

As contemplated by the Code of Conduct, we maintain a whistleblower hotline that enables our employees, vendors, customers, and shareholders, as well as other interested parties, to submit confidential and anonymous reports of suspected or actual violations of the Code of Conduct or other issues of concern to those parties.

The Audit Committee regularly reviews all complaints we receive through the whistleblower hotline.

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Our whistleblower hotline may be accessed: ● by telephone at (877) 874-8416 ● online at www.merit.alertline.com

Trading Restrictions

Our directors and executive officers are subject to our Corporate Policy on Insider Trading, which is designed to facilitate compliance with insider trading laws and governs transactions in our Common Stock and related derivative securities. Any director, officer or employee in possession of material, nonpublic information, or who may be deemed to possess such information by reason of his or her positions, may not (i) trade in the Company’s securities; (ii) share the information with others (“tipping”), or (iii) permit a member of his or her immediate family to trade in the Company’s securities. Our policy designates certain regular periods, from 15 days prior to the end of a calendar quarter to two full business days after the release of financial results, in which trading is prohibited for individuals in information-sensitive positions, including directors and executive officers. Our policy also prohibits executive officers and directors (i) trading in Merit stock on a short-term basis (minimum six-month holding period); (ii) engaging in short sales of Merit stock; (iii) buying or selling put options or call options or other derivative instruments associated with Merit stock; or (iv) entering into hedging transactions associated with Merit stock.

Additional periods of trading restriction may be imposed as determined by our CEO or the Insider Trading Compliance Officers (currently our Chief Legal Officer and our Chief Financial Officer) in light of material pending developments. Further, during permitted windows, individuals in information-sensitive positions are required to seek pre-clearance for trades from an Insider Trading Compliance Officer, who assesses whether there are any important pending developments, including cybersecurity matters, which need to be made public before the individual may participate in the market.

Director Retirement Policy

In October 2017, we amended our Governance Guidelines to require that, upon reaching 75 years of age, each director of the Company must submit to the Board a letter of resignation to be effective at the next annual meeting of shareholders. The Board will generally accept such resignations unless the ESG Committee or the Board determines to extend the director’s service through the expiration of his or her then-current term or nominate the director for another term.

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Sustainability

Because we understand and recognize our responsibility to the communities where we operate, we strive to be a good corporate citizen. We work hard to conduct our business in a sustainable and transparent manner, recognizing the importance of this to our customers and supply chain partners who are striving to achieve their own corporate responsibility goals and objectives. We are dedicated to reducing our footprint on the environment. As shown below, we continually evaluate our performance on preventing pollution, reducing waste, and promoting the sustainable use of natural resources. From considering new green building technologies at the beginning of all construction projects, to re-evaluating the way we package and ship our products, to our employee pollinator garden that provides farm-to-table nutrition for our employees at our headquarters in Utah, the Company is dedicated to applying our culture of innovation to lessen our impact on the world around us. By partnering with our internal and external stakeholders, we continually seek to better understand the areas where we can make the most significant impact. As a leader in the medical device industry, we are committed to establishing responsible and sustainable business practices for our future and our communities. The following discussion demonstrates the ways we are working to better track and measure progress in material areas where we believe we can achieve sustainable improvement within our business.

Greenhouse Gas (GHG) Emissions

During 2020, we began tracking our global scope 1 and 2 greenhouse gas emissions utilizing the location-based method. This added layer of tracking has provided us greater transparency to our total global environmental impact, and we are committed to reducing that footprint as we move into a more sustainable future. We have also begun tracking selected Scope 3 emissions from travel and major logistics providers. We measure these emissions by carbon dioxide equivalent (CO2e).

2,837 metric tons CO2e Scope 1 Emissions

These emissions include stationary combustion from Company-managed and Company-operated facilities over 10,000 square feet, as well as facility vehicle usage.

17,480 metric tons CO2e Scope 2 Emissions

These emissions include purchased non-renewable energy at our global operation sites over 10,000 square feet.

10,447 metric tons CO2e Scope 3 Emissions

These emissions include travel and third-party logistics. During 2020, travel decreased by approximately 90%, due primarily to the COVID-19 pandemic, which had a significant effect on reducing our scope 3 emissions during the year as compared to 2019.

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Total Scope 1, 2 and 3 emissions during 2020 were approximately 30,764 metric tons of CO2e. Total GHG emissions indexed to revenue was approximately .032 metric tons of CO2e/$K Revenue.

Water

We have identified water as one of our key environmental risks and opportunities. Water is a global concern; we seek to address goals and initiatives at the site level by understanding local/regional water basin activity and stress. We continuously work to understand the impact of water use at each of our operating facilities and to enact programs to improve water efficiency.

215,300 m3 water used

During 2020, our total global water usage at sites greater than 10,000 square feet was approximately 215.3K cubic meters. Our 2020 water intensity was .223, indexed to revenue (M3/$1K Revenue).

Water issues vary significantly by operating location. In 2020, we utilized the Water Risk Tool provided in collaboration between the World Wide Fund for Nature (WWF) and KFW DEG to understand basin water risk at our five largest manufacturing facilities located in South Jordan, Utah, Tijuana, Mexico, Galway, Ireland, Pearland, Texas, and Richmond, Virginia. The methodology disclosure for the Water Risk Filter tool notes: “the logic that underpins the water risk assessment is to evaluate average, recent water risk conditions, as well as some level of future risk.”

Site	Country	River Basin	Water Depletion*	Baseline Water Stress*	Available Water Remaining*	Drought Frequency Probability*
Tijuana	Mexico	Tijuana	4	5	4	4
Salt Lake City	USA	Great Salt Lake	3	2	5	4
Pearland	USA	Texas	3	3	2	3
Richmond	USA	James	1	3	2	2
Galway	Ireland	Republic of Ireland	1	1	2	1

*Assessed risk from 1 (very limited risk) to 5 (very high risk)

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2030 Operational Sustainability Goals

We have utilized this improved information to set operational environmental sustainability goals centered on combating climate change and reducing our usage of water resources. Utilizing 2020 as a baseline year, we commit that by 2030:

●	50% of our total energy usage will come from renewable sources
●	Our energy intensity will decrease by 10% or more, indexed to revenue
●	Our GHG emissions will decrease by 15% or more, indexed to revenue
●	Our water intensity will decrease by 10% or more, indexed to revenue

See our Statement on Climate Change to learn more about our position and objectives related to climate change, available at www.merit.com/about/corporate-sustainability/.

2020 Sustainability Highlights

15,000 Metric Tons recycled

During 2020 our global facilities recycled more than 15,000 metric tons of waste produced by our operations. We recognize additional opportunities to expand our recycling efforts and strive to increase recycling each year, as well as finding ways to reduce total waste.

2.8 million sheets of paper

Our internally designed eWORQ program is transitioning our operating lines from paper and plastic sleeves to electronic work orders. After it is fully implemented, at all our manufacturing sites, we estimate an annual savings of 2.8 million sheets of paper and 20,000 plastic sleeves.

3,000 pounds of fresh produce

During 2020, we distributed more than 3,000 pounds of fresh produce to our employees through our U-Pick program at our South Jordan facility, a program that encourages our employees to visit our Company-sponsored garden for fresh air and sunshine during their workday to pick fresh produce and participate in garden cultivation activities. Employees also participate in the garden by signing up for garden boxes to grow fresh produce for themselves and family members throughout the growing season, with the help and expertise of our knowledgeable garden staff. Each year, we donate high-quality produce to low-income senior citizen centers, and we donate lower quality produce to farm animals at a nonprofit charter school, in order to reduce waste. Green waste removed from our garden at the end of the growing season is donated to a local landfill to make compost for the next growing season.

7.5+ metric ton reduction in employee transportation related CO2e emissions

At our South Jordan and Galway facilities, we promote the usage of electric vehicles by providing employees with on-site, electric vehicle-charging stations. These stations have resulted in the prevention of over 7.5 metric tons of GHG emissions. That is the equivalent of planting 400 trees and letting them grow for ten years. Our Tijuana facility implemented a mass transportation initiative, in an effort to conserve emissions and encourage employee safety. We operate 13 fuel-efficient buses to transport approximately

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900 employees to and from the facility each workday. These buses provide safe, efficient, and comfortable transportation for our employees in Tijuana.

7.3 metric tons of CO2e diverted to natural gas systems

Our "Scrape Your Plate" program at our corporate headquarters in South Jordan, Utah has resulted in several tons of food waste diverted from the local landfill to an anaerobic digestion plant. By diverting this waste, we have helped to reduce methane gas emissions that contribute to the degradation of air quality in our high-elevation mountain valley. Our food waste is processed, resulting in a natural source of methane gas that is pumped back into the natural gas system and used to heat homes and businesses. Since the launch of the program in 2019, our employees have diverted approximately 7.3 metric tons of CO2 emissions. That’s the equivalent of preventing the CO2 emission from burning 7,796 pounds of coal.

Our corporate sustainability strategy focuses on adding business value by assessing the risks and opportunities of our environmental, social, and governance aspects. We achieve this through our Enterprise Opportunity Management (EOM) program, engaging with stakeholders, and considering the areas where we can have the greatest impact.

Oversight for Sustainability

Our corporate sustainability strategy and goals are overseen by the ESG Committee, executive management, and our Corporate Sustainability Council, comprised of executives and subject-matter experts from across the organization. The council meets at least quarterly and leads our efforts to integrate corporate sustainability throughout the organization and ensure accountability.

ESG Committee
Chairman & Chief Executive Officer
Executive Sponsor: Chief Operating Officer
Chair: Vice President (VP), Environmental, Social & Governance
Corporate Sustainability Council Members
Chief Compliance Officer	Chief Human Resource Officer	Chief Wellness Officer	Director, Enterprise Risk Management
EVP - European Operations	EVP, Global Research & Development	Chief Strategy & Innovation Officer	VP, Global Supply Chain
VP, Operations - SLC	VP, Operations - Texas	Director of Operations - Mexico	Director, Global Real Estate & Facilities
Sustainability Working Groups - As Assigned

2020 Sustainability Report

Our 2020 Sustainability Report included the following priorities related to our Sustainability Initiatives. For more information, visit www.merit.com/about/corporate-sustainability/.

Health & Safety

The health and safety of our employees is our top priority. We promote a culture where the health and safety of our environment, employees, contractors, suppliers, partners, and customers are of utmost importance. We believe that everyone across the organization is accountable and responsible for environmental health and safety, and we train and ask every employee to actively champion the behaviors and attitudes necessary to prevent work-related injuries, illnesses, property damage, and adverse impacts to the environment. In this way, employee health and safety is an integral part of our culture and a driver for sustainable growth.

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Compliance & Ethics

We are committed to a strong culture of compliance and ethics. We recognize that corruption and unethical conduct of any kind undermines our integrity and reputation and are contrary to our values and long-term success. We demonstrate this advocacy by maintaining ethical and responsible policies and practices and embedding these throughout all levels of the organization. We hold ourselves accountable to high standards of honesty, fairness, and integrity.

Environmental Sustainability

As a leading global manufacturer of medical devices, we believe we have a significant role to play in contributing to a sustainable future. Our core beliefs and our goal to be the most customer-focused company in healthcare is at the heart of everything we do. We strive to provide superior safe and effective products in a sustainable manner, providing for the health of our customers and our communities. We understand that good environmental practices are beneficial to our business and to our stakeholders, both now and in the future.

Diversity & Inclusion

We understand that a diverse workforce brings valuable global benefits to the entire organization. Advantages include greater innovation, learning, growth, and productivity. We continue to work towards the goal of maintaining a diverse and inclusive global culture that reflects the diversity of the customers we serve and fosters an environment where all employees feel welcome, respected, and valued. With this goal in mind, in late 2020 the Company hired its first Chief Human Resources Officer who, in part, has been charged with working with our leadership team to strengthen and enhance our diversity and inclusion efforts company wide. We are committed to providing equal opportunity in all aspects of employment. In the U.S., we are an equal opportunity/affirmative action employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law. As a result, over 50% of our U.S. population identifies with diverse minority backgrounds, and our global workforce is comprised of approximately 55% female team members. While we are proud of the progress we have made to improve diversity within the Company, we recognize there is still room for improvement, and management has dedicated significant time and resources to continue to advance our initiatives in this area.

Philanthropy

From the inception of our company, we set out to improve lives around the globe. More than 30 years later, this mission still drives us forward in business and social impact. Through financial contributions, employee time and dedication, and collaboration with global and local non-profit organizations, our worldwide facilities foster stronger communities and create positive change in the areas we serve.

Quality Assurance

We are committed to delivering excellence across all aspects of our business. This includes the quality of our products, the attitude of our employees who interact with our customers, our turnaround time on shipping and deliveries, and the additional value we can bring to the healthcare system with clinician training programs.

We have long recognized the importance of operating both a sustainable and profitable enterprise for the long term. We believe our operations should not compromise the environment or the economic prospects of future generations, and, under the direction of the ESG Committee, we have focused increasing attention on sustainability and reducing our global environmental footprint in our operations through reducing waste, combating climate change and reducing, reusing and recycling materials.

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Whether it is manufacturing processes, shipping, or the day-to-day activities at the office, our employees at all levels are engaged and passionate about developing innovative solutions to produce the highest quality medical products while reducing our global environmental footprint. We are committed to continued reduction in the environmental impact of our business, even as our operations continue to grow. To learn more about our sustainability efforts, please review the information on our website at www.merit.com/about/corporate-sustainability/.

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CORPORATE GOVERNANCE AND RELATED MATTERS

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve as directors. In setting director compensation, the Board considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of its directors. The following table shows the annual retainer amounts payable by the Company to non-employee directors.

Schedule of Director Retainers (1)
Lead Independent Director (2)	$110,000
Other Directors (2)	$80,000
Audit Chair	$10,000
Compensation Chair	$7,500
Governance Chair	$7,500
Finance Chair	$7,500
Operating Chair	$7,500

(1)	Beginning in 2020, director retainers were paid in quarterly payments, with 50% of the amounts stated in the table paid in 2021.
(2)	During 2020, the Company implemented temporary graded salary reductions for our employees. In support of these reductions, the Board voted to reduce the amount of the director retainers for each non-employee director by 20% from the amounts indicated in the preceding table for the third quarter of 2020.

Cash Compensation Paid to Directors

During the year ended December 31, 2020, all non-employee directors of the Company (except A. Scott Anderson) received quarterly retainer payments totaling $36,000 in aggregate. Mr. Anderson, as lead independent director, received quarterly retainer payments totaling $49,500 in aggregate. The retainer amounts paid to the non-employee directors during 2020 reflect a 20% reduction in the retainer payment amounts for the third quarter of 2020, which was implemented by the Board in support of the salary reductions undertaken by the Company for many of its employees in response to the COVID-19 pandemic. Additionally, each of the committee chairs was paid one-half of his or her chair-specific retainer(s) (as set forth in the foregoing table) during the year December 31, 2020.  Directors are also reimbursed for (a) out-of-pocket travel and related expenses incurred in attending Board and committee meetings and other Company events, and (b) up to $5,000 for annual educational expenses.

Stock Awards

Directors are eligible to participate in our equity incentive programs. Each non-employee director who served during the year ended December 31, 2020 received 4,188 restricted stock units under the 2018 Incentive Plan, which vest on June 22, 2021, one year from the grant date. In prior years, directors were granted options to purchase shares of Common Stock, which vested in equal annual increments over a period of three years (for options granted in 2019) or five years (for options granted prior to 2019).

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The following table shows compensation for each of our non-employee directors in 2020:

Non-Employee Director Summary Compensation
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total Compensation ($)
A. Scott Anderson	53,250	180,000	—	—	233,250
Jill D. Anderson (3)	36,000	180,000	—	__	216,000
Lonny J. Carpenter	39,750	180,000	—	—	219,750
David K. Floyd	36,000	180,000	—	—	216,000
Thomas J. Gunderson	39,750	180,000	—	—	219,750
James T. Hogan	36,000	180,000	—	—	216,000
F. Ann Millner, Ed.D.	39,750	180,000	—	—	219,750
Lynne N. Ward	41,000	180,000	—	—	221,000

(1)	Fred P. Lampropoulos served as a director of the Company during 2020 but is not identified in the foregoing director summary compensation table because of his dual status as an NEO and director. Information regarding Mr. Lampropoulos’ 2020 compensation can be found under “Executive Compensation” below.
(2)	The amounts shown for stock awards reflect the aggregate grant date fair value of restricted stock units granted to the non-employee directors in 2020. We calculated these amounts in accordance with financial statement reporting rules, using the same assumptions we used for financial statement reporting purposes pursuant to our long-term incentive plans. Assumptions used in the calculation of these amounts are included in footnotes to our Annual Report on Form 10-K. As of December 31, 2020, all current non-employee directors held 4,188 restricted stock units. As of December 31, 2020, non-employee directors held outstanding options for the following number of shares: Mr. Anderson, 106,250; Ms. Anderson, 30,976; Mr. Gunderson, 71,250; Dr. Millner, 80,496; and Ms. Ward, 22,300.
(3)	We made a contingent purchase price payment of approximately $800,000 to Ms. Anderson under the terms of our merger agreement with Cianna Medical during the year ended December 31, 2020. The terms of the acquisition, including contingent consideration payments, were determined prior to the appointment of Ms. Anderson as a director of the Company. As a former shareholder of Cianna Medical, Ms. Anderson may be eligible for additional payments for the achievement of sales milestones specified in our merger agreement with Cianna Medical. This payment has been excluded from the Non-Employee Director Summary Compensation table, as it is settlement of a contingent liability recorded as part of the purchase consideration for Cianna Medical in 2018 and is not compensation for services provided during the year ended December 31, 2020.

Related Person Matters

Policies and Procedures Regarding Transactions with Related Persons

Our Code of Conduct requires that every employee avoid situations where loyalties may be divided between our interests and the employee’s own interests. Employees and directors must avoid conflicts of interest that interfere with the performance of their duties or are not in our best interests.

Pursuant to its written charter, the Audit Committee reviews and approves all “related party transactions” (as such term is used by ASC Topic 850 Related Party Disclosures) involving executive officers and directors, or as otherwise may be required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission (SEC) (including under Item 404 of Regulation S-K under the Securities Act of 1933), other than:

●	grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan; and
●	payment of compensation authorized by the Board or any committee thereof.

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A Related Person Transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and, as relates to directors or shareholders who have an ownership interest in the Company of more than 5%, the amount involved exceeds $120,000, and in which any Related Person (defined below) had, has or will have a direct or indirect material interest.

A Related Person includes officers, directors, nominees, five percent beneficial owners and their respective immediate family members (which in turn includes person’s spouse, parents, siblings, children, in-laws, step relatives, and any other person sharing the household (other than a tenant or household employee)).

Related Person Transactions include transactions between the Company and its executive officers and directors. We have adopted written policies and procedures regarding the identification of Related Persons and Related Person Transactions and the approval process for such transactions. The Audit Committee considers each Related Person Transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to the Company and the availability from other sources of comparable services or products.

Certain Related Person Transactions

The Board, acting through the Audit Committee, believes that the following Related Party Transactions are reasonable and fair to the Company:

●	Justin J. Lampropoulos, President of Merit EMEA, a division of the Company, is the son of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2020 we provided to Mr. Justin J. Lampropoulos total cash and equity compensation of $1,747,275. Refer to the Summary Compensation Table for additional information regarding his compensation.
●	Joseph C. Wright, President of Merit International, a division of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2020 we provided to Mr. Wright total cash and equity compensation of $1,685,310.
●	Charles Wright, former Director of Business Development of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2020 we provided to Mr. Wright total compensation of $287,116.
●	Anne-Marie Wright, former Vice President of Corporate Communications of the Company, is the wife of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2020 we provided to Ms. Wright total compensation of $370,014.
●	Frank Wright, OEM Business Development Manager of the Company, is the brother-in-law of Fred P. Lampropoulos, Chair of the Board, CEO and President of the Company. In 2020 we provided to Mr. Wright total compensation of $230,537.

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EQUITY COMPENSATION PLANS

EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of December 31, 2020 (in thousands, except weighted-average price):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,103 (1)(2)	35.98 (3)	1,337 (4)

(1)	Consists of 2,375,752 shares of Common Stock subject to options granted under the Merit Medical Systems, Inc. 2006 Long-Term Incentive Plan, 1,566,203 shares of Common Stock subject to options granted under the 2018 Long-Term Incentive Plan, 127,060 shares of Common Stock subject to performance stock units granted under the 2018 Incentive Plan, and 33,504 shares of Common Stock subject to restricted stock units under the 2018 Incentive Plan.
(2)	Performance stock units are included in column (a) based on actual FCF and rTSR multipliers for unvested awards with completed performance periods and based on the maximum potential payout for awards with incomplete performance periods.
(3)	The weighted-average exercise price included in the table excludes the performance stock units and restricted stock units included in column (a), as the underlying shares are issued and distributed to the recipient upon vesting and do not have an exercise price.
(4)	Consists of 40,073 shares available to be issued under the 1996 Merit Medical Systems, Inc. Employee Stock Purchase Plan and 1,297,062 shares available to be issued under the 2018 Incentive Plan.

Proposal No. 2– Approval of an Amendment to the 2018 Long-Term Incentive Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Thereunder by 3,000,000 Shares	Board Recommendation
The Board unanimously recommends a vote FOR this proposal

Upon the recommendation of our Compensation Committee, our Board has unanimously approved, and unanimously recommends that the shareholders approve, the Second Amendment to the 2018 Incentive Plan, attached hereto as Appendix A (Incentive Plan Amendment). If approved by the shareholders at the Annual Meeting, the number of shares authorized for issuance under the 2018 Incentive Plan will increase by 3,000,000 shares from 3,100,000 shares to 6,100,000 shares of our Common Stock.

The Board recommends that shareholders approve the Incentive Plan Amendment because it will allow the Company to better (a) align employee and shareholder interests, and (b) recruit and retain talented employees and senior management.

The 2018 Incentive Plan was originally approved by our shareholders in 2018, and this is the first time we have requested approval to increase the shares authorized under the 2018 Incentive Plan. As of April 20, 2021, the 2018 Incentive Plan had 1,057,172 shares of Common Stock available for grant, and if the

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Incentive Plan Amendment is approved, a total of 4,057,172 shares of Common Stock will be available for grant.

Significant Historical Award Information

The following table provides information regarding the grant of equity awards under the 2018 Incentive Plan over the past three fiscal years:

Key Equity Metric	2020	2019	2018
Percentage of equity awards granted to NEOs (1)	53.0%	22.4%	23.6%
Equity burn rate (2)	0.9%	2.2%	1.3%
Dilution (3)	9.7%	10.9%	11.7%
Overhang (4)	7.4%	7.8%	6.4%
Potential shares issuable from options and awards granted	489,508	1,244,403	692,002
Shares issued under stock option exercises	441,707	287,426	690,176

(1)	Percentage of equity awards granted to individuals who were named executive officers in the relevant year is calculated by dividing the number of shares that were issuable pursuant to equity awards that were granted to NEOs during the year by the number of shares issuable pursuant to all equity awards granted during the year.
(2)	Equity burn rate is calculated by dividing the number of shares issuable pursuant to equity awards granted during the year by the weighted average number of shares outstanding during the year, as disclosed in our Annual Report on Form 10-K.
(3)	Dilution is calculated by dividing the sum of (x) the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year and (y) the number of shares available under the 2018 Incentive Plan for future grants by the number of shares outstanding at the end of the year. If the shares from the Incentive Plan Amendment are included in the number of shares issuable pursuant to equity awards outstanding at the end of the fiscal year, this dilution metric would be approximately 15.1% in 2020.
(4)	Overhang is calculated by dividing the number of shares issuable pursuant to equity awards outstanding at the end of the year by the number of shares outstanding at the end of the year.

2018 Incentive Plan Summary

The following is a brief description of the principal features of the 2018 Incentive Plan. This summary is qualified in its entirety by reference to the full text of the 2018 Incentive Plan, which is included as an exhibit to our Annual Report on Form 10-K, and the full text of the Incentive Plan Amendment attached hereto as Appendix A.

Purpose

The purpose of the 2018 Incentive Plan is to assist the Company and its subsidiaries in attracting and retaining qualified individuals to serve as directors and employees of, and consultants and advisors to, the Company and our subsidiaries. The Board believes that the awards granted under the 2018 Incentive Plan align incentives of such individuals and help us achieve our long-term objectives, which in turn inure to the benefit of all our shareholders.

Eligibility

Directors, employees, consultants and advisors of the Company and our subsidiaries are eligible to receive awards under the 2018 Incentive Plan to the extent designated by the Compensation Committee or its delegate. The Compensation Committee has not yet determined who will receive future awards under the 2018 Incentive Plan, but future grants consistent with the Company’s historical equity-based compensation practices are likely.

Administration

The 2018 Incentive Plan is administered by the Compensation Committee. The Compensation Committee has the authority to interpret and construe the provisions of the 2018 Incentive Plan and to make all

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decisions and determinations relating to the operation of the 2018 Incentive Plan, including the authority and discretion to:

●	select the individuals to receive stock option grants or other awards;
●	determine the time or times when stock option grants or other awards will be granted and will vest; and
●	establish the terms and conditions upon which awards may be exercised.

Subject to certain limitations, the Compensation Committee may delegate to the CEO authority to make stock option grants to employees other than executive officers and directors.

Duration

The 2018 Incentive Plan became effective on May 24, 2018 and shall continue until May 23, 2028 unless sooner terminated by the Board of Directors.

Shares Subject to Plan

A maximum of 3,100,000 shares of Common Stock are currently authorized for issuance under the 2018 Incentive Plan (including issuance pursuant to incentive stock options). As of the Record Date, 1,057,172 shares were available for issuance under the 2018 Incentive Plan. If the Incentive Plan Amendment is approved, a maximum of 6,100,000 shares of Common Stock will be authorized for issuance and 4,057,172 shares will be available for issuance under the 2018 Incentive Plan.

Any shares subject to options or stock appreciation rights are counted against the shares available for issuance under the 2018 Incentive Plan (Share Reserve) as one share for every share subject thereto. Any shares subject to awards other than options or stock appreciation rights, e.g., restricted stock units and performance share units, are counted against the Share Reserve as two and one-half shares for every one share subject thereto. If an award under the 2018 Incentive Plan is forfeited or expires, the subject shares are again available for grant under the 2018 Incentive Plan (such forfeited or expired shares, Recycled Shares). To the extent that a share that was subject to an award that counted as one share against the 2018 Incentive Plan Share Reserve becomes a Recycled Share, the Share Reserve would be credited with (increased by) one share. To the extent that a share that was subject to an award that counted as two and one-half shares against the 2018 Incentive Plan Share Reserve becomes a Recycled Share, the Share Reserve is credited with two and one-half shares. The following types of shares of Common Stock are not eligible to be granted again under the 2018 Incentive Plan:

●	shares tendered by the participant, or withheld by the Company, to satisfy the purchase price of an option or any tax withholding obligation;
●	shares which we repurchase with option proceeds; or
●	shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof.

In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction (Recapitalization), the Share Reserve under the 2018 Incentive Plan will be proportionately adjusted.

We intend to register the new shares reserved for issuance under the 2018 Incentive Plan on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval.

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Types of Awards under the 2018 Incentive Plan

The 2018 Incentive Plan provides for the following types of awards (Awards): (a)stock options; (b) stock appreciation rights; (c) restricted stock; (d) restricted stock units, including performance stock units; and (e) other share-based awards. Awards under the 2018 Incentive Plan may be granted as “performance awards” subject to conditions on exercise, vesting or payment that are tied to satisfaction of pre-determined financial or other performance goals designated by the Compensation Committee and set forth the applicable award agreements.   Except in the case of certain Changes in Control, as described below, all awards under the 2018 Incentive Plan will have a minimum vesting requirement of at least one year of continuous service from the date of grant.

Stock Options

The Compensation Committee may from time to time award options to any 2018 Incentive Plan participant subject to the limitations described above. Stock options give the holder the right to purchase shares of our Common Stock within a specified time at a specified exercise price. Two types of stock options may be granted under the 2018 Incentive Plan, namely: (a) incentive stock options (ISOs), which are subject to special tax treatment as described below and which are limited to employees of the Company and our subsidiaries; and (b) non-statutory options (NSOs), which are available to all directors, employees, consultants and advisors of the Company and our subsidiaries. The exercise price of an option cannot be less than the fair market value of a share of Common Stock at the time of grant. A participant may pay the applicable Option exercise price in cash, certified check or by wire transfer, or if permitted under the applicable award agreement or by the Compensation Committee by tendering previously acquired shares, by withholding of shares or through a cashless broker-assisted exercise program.   The expiration dates of options cannot be more than seven years after the date of the original grant. Other than appropriate adjustments as described above to reflect a Recapitalization, the Compensation Committee may not without the approval of our shareholders: (i) lower the option exercise price of an option after it is granted; (ii) cancel an option when the option exercise exceeds the fair market value of the underlying shares in exchange for another Award; or (iii) take any other action with respect to an option that may be treated as a repricing under the rules and regulations of NASDAQ.

Stock Appreciation Rights

The Compensation Committee may grant stock appreciation rights under the 2018 Incentive Plan to eligible participants. A stock appreciation right entitles the holder upon exercise to receive an amount in cash, shares of Common Stock, other property, or a combination thereof (as determined by the Compensation Committee), computed by reference to appreciation in the value of the Common Stock over its stated base value per share, which cannot be less than the fair market value of a share of Common Stock at the time of grant. The expiration dates of stock appreciation rights cannot be more than seven years after the date of the original grant.

Restricted Stock

The Compensation Committee may grant restricted shares of Common Stock under the 2018 Incentive Plan to such eligible participants, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee determines in its discretion. Awards of restricted shares of the Common Stock may be made in exchange for services or other lawful consideration. Generally, awards of restricted shares of Common Stock are subject to the requirement that the shares be forfeited to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a shareholder of the Company, including the right to vote the shares upon grant subject to these restrictions, conditions and forfeiture provisions.

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Restricted Stock Units

The Compensation Committee may grant restricted stock units under the 2018 Incentive Plan having a value equal to a designated number of shares of Common Stock to such eligible participants, in such amounts, and subject to such terms and conditions (including the attainment of performance criteria) as the Compensation Committee determines in its discretion. If the requirements specified by the Compensation Committee are met, the grantee of such units will receive shares of Common Stock, cash, other property, or any combination thereof, equal to the fair market value of the designated number of shares of Common Stock. Restricted Stock Units may be granted in a manner under which the applicable payout (in shares, cash or a combination thereof) and vesting is linked to and contingent upon the attainment of designated performance measures, such as performance-based stock units (PSUs).

Other Share-Based Awards

The Compensation Committee may also make other awards measured by the value of or payable in the form of shares under the 2018 Incentive Plan subject to the satisfaction of specified performance or other criteria. Other share-based awards may be paid in shares of Common Stock, cash, other property, or any combination thereof.

Accelerated Exercisability and Vesting on a Change in Control

Under the 2018 Incentive Plan, all then outstanding awards will automatically become fully exercisable, vested and earned upon a Change in Control. Additionally, upon a Change in Control, the Company may elect to cancel all or any portion of then outstanding awards under the 2018 Incentive Plan in exchange for a payment equal to the fair market value of the cancelled awards. For this purpose, a Change in Control means: (a) certain changes in the majority of the Board within a 12-month period; (b) the acquisition by any person of 30% or more of the voting securities of the Company; (c) consummation of a merger or reorganization of the Company in which neither the Company nor another entity controlled by our shareholders is the surviving entity; (d) a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders; or (e) shareholder approval of a liquidation of the Company.

Recoupment/Clawback

The Company is entitled to recoup compensation of whatever kind paid under the 2018 Incentive Plan by the Company at any time to the extent required by applicable securities or other law or as provided in any recoupment policy adopted by the Company.

Provisions for Foreign Participants

The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish, amend or rescind rules, sub-plans or procedures under the 2018 Incentive Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

General Provisions

Unless authorized by the Compensation Committee in the agreement evidencing an award granted under the 2018 Incentive Plan, awards may not be transferred other than by will or the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative. The Board may, from time to time, alter, amend, suspend or terminate the 2018 Incentive Plan. Unless sooner terminated by the Board of Directors, the 2018 Incentive Plan will automatically terminate on May 23, 2028. No grants may be made under the plan following the date of termination, although grants made prior to that date may remain outstanding following the termination of the 2018 Incentive Plan until their scheduled expiration date.

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Certain Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences relating to awards under the 2018 Incentive Plan. This summary is made as of the date of this Proxy Statement, is not (and is not intended to be) complete, and does not describe state, local, foreign, or other tax consequences. The tax information summarized is not tax advice. The U.S. federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the 2018 Incentive Plan.

Tax Consequences to the Company

To the extent that a participant recognizes ordinary income in the circumstances described below, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction for income tax purposes, but only if, among other things, the expense: (a) meets the test of reasonableness; (b) is an ordinary and necessary business expense; (c) is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986 (as amended, the Code); and (d) is not disallowed by the $1 million limitation on executive compensation under Section 162(m) of the Code.

Tax Consequences to Participants

The U.S. federal income tax consequences to participants receiving various types of awards under the 2018 Incentive Plan are summarized below.

Nonqualified Stock Options (NSOs). In general, for recipients of NSOs: (a) no income will be recognized by the participant at the time an NSO is granted; (b) at the time of exercise of an NSO, ordinary income will be recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares of Common Stock and the fair market value of the shares, if unrestricted, on the date of exercise; and (c) at the time of sale of shares of Common Stock acquired pursuant to the exercise of an NSO, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. For post-exercise appreciation in share value to qualify for long-term capital gain treatment, the shares must be held for more than one year from their date of issuance.

Incentive Stock Options (ISOs). No income will be recognized by a participant upon the grant to them of an ISO. In general, no income will be recognized by the participant upon the exercise of an ISO for regular income tax purposes. However, the difference between the option price paid and the fair market value of the shares at exercise may constitute a preference item triggering alternative minimum tax on the participant. If shares of Common Stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such option holder within two years after the date of the grant or within one year after the transfer of such shares to the option holder, then upon later sale of such shares, any amount realized in excess of the option price will be taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss. If shares of Common Stock acquired upon the timely exercise of an ISO are disposed of prior to the expiration of either holding period described above, the participant generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a stock appreciation right. When the appreciation right is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash

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received and the fair market value of any unrestricted shares of Common Stock or other property received on the exercise.

Restricted Stock. The recipient of restricted shares of Common Stock generally will not be subject to tax until the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (Restrictions). At such time, the participant will be subject to tax at ordinary income rates on the then fair market value of the restricted shares (reduced by any amount paid by the participant for such restricted shares). However, a participant who makes an election under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. Any appreciation (or depreciation) after the date the value of the restricted shares initially becomes taxable to the participant which the participant later realizes upon a subsequent disposition of such shares will be treated as long-term or short-term capital gain (or loss) depending upon how long the shares have been held. If a Code Section 83(b) election has not been made, any dividends received with respect to shares of restricted stock that are subject to the restrictions generally will be treated as deferred compensation that is taxable as ordinary income to the participant.

Restricted Stock Units (including PSUs). Generally, no income will be recognized by a participant upon the award of restricted stock units, including PSUs. The recipient of a restricted stock unit award generally will be subject to tax at ordinary income rates on any cash received and the fair market value of any unrestricted shares of Common Stock or other property on the date that such amounts are transferred to the participant under the award (reduced by any amount paid, if any, by the participant for such restricted stock units).

Other Share-Based Awards. No income generally will be recognized by a participant upon the grant of other Share-Based Awards until such awards become vested and payable. Upon payment in respect of other Share-Based Awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any non-restricted shares of Common Stock or other property received.

Value of Benefits

We are unable to determine the amount of benefits that may be received by participants under the 2018 Incentive Plan if the Incentive Plan Amendment is approved (or if it is not approved) as grants of awards under the 2018 Incentive Plan are discretionary with the Compensation Committee.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the Incentive Plan Amendment, shareholders should be aware that our directors have certain interests which may present them with conflicts of interest in connection with such proposal. Specifically, as discussed above, our directors are eligible to receive awards under the 2018 Incentive Plan. The Board recognizes that adoption of the 2018 Incentive Plan may benefit our directors and their successors but believes that approval of the amendment to the 2018 Incentive Plan will advance our interests and the interests of our shareholders by encouraging directors, employees, consultants and advisors to make significant contributions to our long-term success.

The Board believes the Incentive Plan Amendment is in the best interests of the Company and its shareholders, and therefore unanimously recommends that the shareholders vote FOR the proposal to approve the Incentive Plan Amendment.

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Proposal No. 3– Approval of an Amendment to the 1996 Employee Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized for Issuance Thereunder by 100,000 Shares	Board Recommendation
The Board unanimously recommends a vote FOR this proposal

The Board has unanimously approved, and unanimously recommends that the shareholders approve, the Fifth Amendment to the Merit Medical Systems, Inc. 1996 Employee Stock Purchase Plan (ESPP), attached hereto as Appendix B (ESPP Amendment). If approved by the shareholders at the Annual Meeting, the number of shares of Common Stock authorized for issuance under the ESPP will be increased by 100,000 shares from 1,493,056 shares to 1,593,056 shares. The purpose of the ESPP is to provide employees of the Company and its participating subsidiaries the opportunity to acquire an equity interest in the Company by providing favorable terms for them to purchase the Company’s Common Stock.

The Board recommends that shareholders approve the ESPP Amendment because it believes that the opportunity to own shares of Common Stock is a significant factor in the Company’s ability to attract, retain and motivate its employees, who are critical to the Company’s long-term success. Furthermore, we believe that an increase in the number of shares available for issuance under the 1996 ESPP will help to better align the interests of employees and shareholders and incentivize employees to help the Company improve its financial results.

Only 35,443 total shares of Common Stock remain available for issuance under the ESPP as of the record date. Unless the ESPP Amendment is approved, we do not believe that there will be enough authorized shares of Common Stock under the ESPP for regular, anticipated issuances for offering periods beginning after March 2022 (based on past experience with the ESPP). The Board currently believes that the proposed increase of 100,000 shares of Common Stock authorized for issuance under the ESPP should result in an adequate number of shares of Common Stock for future issuance for approximately three to five years; however, this forecast includes several assumptions and there are several factors that could impact the Company’s future Common Stock issuances. We are asking shareholders to vote FOR approval of the ESPP Amendment. Apart from the ESPP Amendment, no other terms or conditions of the ESPP will change.

Employee Stock Purchase Plan Summary

The following description summarizes the principal features of the ESPP but is qualified in its entirety by reference to the full text of the ESPP as filed with the SEC and included as an exhibit to our Annual Report on Form 10-K.

Purpose

The purpose of the ESPP is to provide a method whereby employees of the Company, and any subsidiary subsequently designated by the Company, will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board believes that the ESPP is important because it provides incentives to present and future employees of the Company and its shareholders by allowing them to share in the Company’s growth. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

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Administration

The ESPP is administered by the Board or a committee designated by the Board. The Board or its delegate has the authority to interpret and construe all provisions of the ESPP and to make all decisions and determinations relating to the operation of the ESPP.

Duration

The ESPP was adopted effective as of April 15, 1996, was restated effective July 1, 2000 for the purposes, among others, of increasing the number of shares of Common Stock which may be issued pursuant to the plan and extending the term of the ESPP through the last business day of June 2006. The ESPP and was further amended on April 7, 2006, principally for the purpose of extending the term of the ESPP through the last business day of June 2016. On February 13, 2015,the ESPP was further amended to extend the term until June 30, 2026 or until earlier termination by the Board in accordance with its terms.

Shares Subject to Plan

As of the Record Date, a maximum of 35,443 shares of Common Stock remained available for issuance under the ESPP, out of a stock-split-adjusted total of 1,493,056 shares of Common Stock authorized for issuance under the ESPP. If the ESPP Amendment is approved, 1,593,056 shares of Common Stock shall be authorized for issuance and approximately 135,443 shares of Common Stock shall be available for issuance under the ESPP. In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, the maximum number of shares available for issuance under the ESPP will be proportionately adjusted.

Eligibility

Participation in the ESPP is limited to employees of the Company and any subsidiary subsequently designated by the Company who have completed 30 days of continuous employment with the Company or a designated subsidiary since their most recent employment commencement date. No employee will be granted an option under the ESPP (i) if such employee would own or have the right to purchase 5% or more of the total combined voting power of the Company or (ii) which permits him or her to purchase in excess of $25,000 of Common Stock per calendar year.

The number of shares that will be issued under the ESPP and the number of employees to whom such shares will be issued in the future is unknown, but if the ESPP Amendment is approved future share issuances under the ESPP consistent with historical results are likely to continue for several years.

Offerings Under the Plan

The ESPP provides for four three-month offering periods, commencing on the first business day of each January, April, July and October, in each of the years during the term of the ESPP and ending on the last business day of such calendar quarter.

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Granting of Options

 On the applicable offering commencement date, a participating employee will be granted an option to purchase the number of shares of Common Stock determined by dividing the participant’s balance in the plan account on the last day of the offering period by the purchase price per share of the Common Stock; provided, however, that the maximum number of shares of Common Stock that a participating employee may purchase under all employee stock purchase plans of the Company during any calendar year may not exceed $25,000 in fair market value.

Participation in an Offering

An individual who is an eligible employee at the beginning of an offering may elect to participate in such offering by submitting an enrollment form to the Company authorizing the Company to make deductions from his or her pay on each payday during the time the employee is a participant at any rate designated by the employee, from a minimum of $5.00 per offering period to a maximum of 15% of the employee’s base pay. All such payroll deduction contributions will be held in a non-interest bearing account. An employee’s option to purchase shares of Common Stock will be deemed to have been exercised automatically on the offering termination date applicable to such offering, i.e., at the end of the quarterly offering period, unless the employee gives written notice to the Company to withdraw such payroll deductions. The option will be deemed to have been exercised for the purchase of the number of full shares of Common Stock which the amount in the participant's account will purchase (but not in excess of the maximum number of shares for which an option has been granted to the employee), and any excess in the account will be returned to the employee.

Exercise Price of Options

The price per share to be paid by participants under the ESPP is 95% of the fair market value of the Common Stock on the applicable offering termination date. The fair market value of the Common Stock is the closing sales price as reported on The Nasdaq National Market on the applicable offering termination date or the nearest prior business day on which shares of the Common Stock traded.

Withdrawal; Termination of Employment

Upon withdrawal by a participating employee prior to an offering termination date or the termination of a participant’s employment for any reason during an offering, including retirement and death, the option granted to such employee shall immediately terminate in its entirety, and the payroll deductions or other contributions credited to the participant’s account shall be returned to the participant, or, in the case of death, his or her designated beneficiary, and shall not be used to purchase shares of Common Stock under the ESPP.

Amendment and Termination

The Board may, at any time and for any reason, amend or terminate the ESPP; provided, however, that to the extent necessary to comply with the rules of  Nasdaq or any other securities exchange or market system on which shares of Common Stock are listed or quoted, or under Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company must obtain shareholder approval in such a manner and to such a degree as so required. Subject to certain exceptions, no termination, modification, or amendment of the ESPP may, without the consent of an employee then having an option under the ESPP to purchase shares of Common Stock, adversely affect the rights of such employee under such option.

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General Provisions

No participant or his or her legal representatives, legatees or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering under the ESPP until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant’s stock purchase account nor any rights with regard to the exercise of an option to purchase shares of Common Stock under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the ESPP will be exercisable during a participant’s lifetime only by the participant.

Certain Federal Income Tax Consequences

The following is a brief summary of certain United States federal income tax consequences relating to the ESPP. This summary is not intended to be complete and does not describe state, local, foreign, or other tax consequences. The tax information summarized is not tax advice. The U.S. federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. We advise participants to consult with a tax advisor regarding the tax implications of their awards under the ESPP.

Grant of Options

The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. A recipient of options under the ESPP incurs no income tax liability, and the Company obtains no deduction, from the grant of the options. The payroll deductions and other contributions by a participant to his or her account, however, are made on an after-tax basis. Participants will not be entitled to deduct or exclude from income or employment taxes any part of their payroll deductions.

Exercise of Options

An employee will not be subject to federal income tax upon the exercise of an option granted under the ESPP, nor will the Company be entitled to a tax deduction by reason of such exercise. The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the option exercise price.

Disposition of Shares Acquired Under the Employee Stock Purchase Plan

In order to defer taxation on the difference between the fair market value and exercise price of shares acquired upon exercise of an option under the ESPP, the employee must hold the shares throughout a holding period which runs through the later of one year after the option exercise date or two years after the date the option was granted. The only exceptions are for dispositions of shares upon death, as part of a tax-free exchange of shares in a corporate reorganization, into joint tenancy with right of survivorship with one other person, or the mere pledge or hypothecation of shares.

If an employee disposes of stock acquired under the ESPP before expiration of the applicable holding periods in a manner not described above, such as by gift or ordinary sale of such shares, the employee must recognize as ordinary compensation income in the year of disposition the difference between the exercise price and the stock’s fair market value as of the date of exercise. This amount must be recognized as income even if it exceeds the fair market value of the shares as of the date of disposition or the amount of the sales proceeds received. In such an event, the Company will be entitled to a corresponding compensation expense deduction.

Disposition of shares after expiration of the required holding periods (including disposition upon death) will result in the recognition of gain or loss in the amount of the difference between the amount realized on the sale of the shares and the exercise price for such shares. Any loss on such a sale will be a long-term capital loss. Any gain on such a sale will be taxed as ordinary compensation income up to the amount of the

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difference between exercise price and the stock’s fair market value as of the date of exercise, with any additional gain taxed as a long-term capital gain.

Value of Benefits

The Company is unable to determine the amount of future benefits that may be received by participants under the ESPP because participation is discretionary with each employee.

Certain Interests of Directors

In considering the recommendation of the Board with respect to the ESPP, shareholders should be aware that the members of the Board have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all employees of the Company, including employees who are directors and executive officers who meet designated eligibility criteria, are eligible to purchase Common Stock under the ESPP.

The Board recognizes that adoption of the proposed ESPP Amendment may benefit certain of the Company’s directors and their successors but believes that approval of the proposed ESPP Amendment will advance the Company’s interests and the interests of its shareholders by encouraging employees to make significant contributions to the Company’s long-term success.

We intend to register the new shares reserved for issuance under the ESPP on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving stockholder approval.

The Board believes the ESPP Amendment is in the best interests of the Company and its shareholders, and therefore unanimously recommends that the shareholders vote FOR the proposal to approve the ESPP Amendment.

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EXECUTIVE COMPENSATION

AND RELATED MATTERS

Executive summary

During 2020, the global COVID-19 pandemic impacted our business in various ways. The most significant impact to our sales occurred in the second quarter, with sales for the three-month period ended June 30, 2020 down approximately 14.5% when compared to the corresponding period of 2019. Despite the challenging operating environment and slower-than-expected pace of recovery from the COVID-19 pandemic in many of our primary markets, in the second half of the year, our sales were approximately equal to the second half of 2019, and our sales in the fourth quarter of 2020 were approximately six percent higher than the third quarter of 2020.

In response to the COVID-19 pandemic, we implemented certain cost reduction and operating efficiency initiatives, including decreasing discretionary spending, delaying product launches, deferring or rationalizing capital spending and reducing the number of research and development projects, among other initiatives. In April 2020, due to the significant impact of the COVID-19 pandemic on our business, results of operations and financial condition, and uncertainty regarding the scope and duration of that impact, we reduced headcount, implemented targeted furloughs and temporarily reduced salaries for a number of groups, including all executive positions. These temporary salary reductions were eliminated by December 31, 2020. In support of those salary reductions, our Board voted to reduce the amount of their retainer payments for the third quarter of 2020 as well.

We continue to focus our efforts to expand our presence in foreign markets, particularly Europe, Middle East and Africa (EMEA), China, Southeast Asia, Japan, Australia and Brazil, with the objective of capitalizing on additional market opportunities. These efforts have increased certain of our selling, general and administrative expenses and lengthened our average collection period as certain geographic markets have customary payment terms which are, on average, longer than payment terms in the United States; however, we believe over time this expansion will help improve our profitability. Due in part to restrictions regarding deferrable and elective procedures, our international sales declined for the year ended December 31, 2020. In 2020, international sales were approximately $413.8 million, or 42.9% of our net sales, down (1.3)% from international sales of $419.1 million in 2019.

On November 10, 2020, we introduced a corporate transformation initiative known as “Foundations for Growth” with multi-year financial targets for growth and improved profitability. As part of this initiative, we continue to review opportunities to consolidate facilities, strategically reduce operating expenses and incentivize our sales force to focus on products that will improve our financial performance. During 2020, we moved production of 23 products to our facilities in Mexico or Texas, and we closed manufacturing operations in Temecula, California; Malvern, Pennsylvania; West Jordan, Utah; and Melbourne, Australia.

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Key financial results for the last five fiscal years are highlighted below:

(1)	Non-GAAP net income, non-GAAP gross margin and non-GAAP earnings per share are non-GAAP financial measures. A reconciliation of non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures is included under the heading “Non-GAAP Financial Measures” below.

The results of our operating and financial performance over the past five years are illustrated in the tables above. Although our historic results are not a guarantee of future performance, we believe Merit is well positioned for sustainable growth in profitability going forward.

Our operating and financial results were a significant factor in the deliberations of our Compensation Committee when evaluating the amount and form of compensation paid to our CEO and other NEOs. Our Compensation Committee believes there are multiple factors that have contributed to our financial and

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operating performance, however, two of the key factors have been our outstanding employees and the leadership provided by our CEO and other executive officers. Accordingly, the Compensation Committee seeks to implement and advance an executive compensation program that recognizes Company performance and individual contribution, while encouraging long-term motivation and retention. The Compensation Committee believes our executive compensation program has been instrumental in helping the Company sustain its strong financial performance over many years.

Under the oversight of the Compensation Committee, our compensation philosophy is to offer compensation programs to the NEOs that align the interests of management and shareholders for the purpose of maximizing shareholder value, while considering the interests of other significant stakeholders such as employees, customers, business partners and the communities in which we operate.

Among other objectives, those programs are designed to:

●	focus executives on achieving or exceeding measurable performance targets;
●	influence executives to lead our employees in the implementation of cost-saving plans;
●	continue our entrepreneurial spirit;
●	attract and retain highly-qualified and motivated executives; and
●	promote a highly ethical environment and maintain health and safety standards.

Our executive compensation programs specific to the NEOs are overseen by the Compensation Committee. In pursuit of our compensation philosophy and objectives, the Compensation Committee believes that the compensation packages provided to the NEOs should generally include both cash and equity-based compensation. Base pay and benefits are set at levels considered necessary to attract and retain qualified and effective executives. Variable incentive pay is used to align the compensation of the NEOs with our short-term business and performance objectives, such as income and overall financial performance. Equity awards are intended to motivate executives to create long-term shareholder value. Historically, equity awards have consisted solely of stock options, but during 2019, the Compensation Committee determined to add awards of performance-based restricted stock units (PSUs) to our long-term equity incentive program and to base our executive bonus program on the achievement of predetermined performance targets, with both adjustments effective in 2020. The performance-based restricted stock units and executive bonus targets are designed to increase the alignment of NEO compensation with the Company’s achievement of Board-approved performance measures and relative shareholder return. During 2020, the Compensation Committee, working with the Operating Committee, also provided oversight of the development of bonus plan for all Company employees as part of our Foundations for Growth program.

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Selected 2020 Highlights

●
Responded to the global COVID-19 pandemic by focusing on employee health and safety and maintaining operations, which ultimately resulted in positive operating and financial results
●
Introduced and implemented a Company-wide operating efficiency initiative (Foundations for Growth) designed to maintain growth, improve our operating margins and build a foundation for long-term profitability
●
Implemented a program to award long-term performance-based restricted stock units (PSUs) to increase the alignment of executive compensation with the Company’s achievement of Board-approved performance measures
●
Conditioned the payment of executive bonuses upon the Company’s achievement of pre-determined performance targets
●
Prioritized reduction of environmental footprint by continuing to implement new programs to reduce waste, conserve resources, and improve the areas where we do business
●
Cumulative total return on our Common Stock from December 31, 2015 to December 31, 2020 of approximately 199% (1)

(1)
Reflects five-year cumulative total return of our Common Stock, as reported by Nasdaq for the period from December 31, 2015 to December 31, 2020. Past results are not necessarily an indicator of future results.

Executive Officers

In addition to Fred P. Lampropoulos (whose biography is included above under “Nominees for Election as Directors”), we have included the following information related to our other executive officers:

raul parra Chief Financial Officer and Treasurer Age: 43	Current Position Since: July 2018 Education: B.S. (business administration with accounting emphasis), Sonoma State; Certified Public Accountant (CPA) (Inactive)

Highlights

●	Previous positions at Merit include Interim Chief Financial Officer, Vice President of Accounting, Corporate Controller and Director of Financial Reporting
●	Before joining Merit, held various audit and managerial positions at Deloitte & Touche, LLP

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Ronald A. Frost Chief Operating Officer Age: 59	Current Position Since: January 2014 Education: Manufacturing Engineering Technology, AAS, Machine Tooling, Weber State University

Highlights

●	More than 28 years of service to Merit and its shareholders
●	Previous positions at Merit include Vice President (Materials and Operations), Quality Engineer, Manufacturing Engineer, Custom Kits Manager, Customer Service Manager, Production Planning and Warehouse Manager, General Manager of our Richmond, Virginia operations, and Vice President (Technology Transfer), 1991 to 2014

Brian G. Lloyd Chief Legal Officer, Corporate Secretary Age: 60	Current Position Since: April 2016 Education: B.S. (finance), Brigham Young University; J.D., Columbia Law School

Highlights

●	Practiced as an attorney, specializing in corporate governance, securities regulation and mergers & acquisitions, with the law firm of Parr Brown Gee & Loveless in Salt Lake City, Utah for more than 20 years
●	Also practiced law in those areas of specialization as a partner with the law firm of Stoel Rives, LLP for four years

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finance), Brigham Young University; J.D., Columbia Law School
Robert J. Fredericks Chief Strategy and Innovation Officer Age: 48	Current Position Since: March 2021 Education: M.B.A. The Wharton School, University of Pennsylvania; B.S. in Civil Engineering, Rice University; B.A. (economics), Rice University

Highlights

●	Former Vice President and General Manager, Vascular Access Devices, at Becton Dickinson (2018-2021) and C.R. Bard (2015-2017)
●	Experience at Medtronic from 2003-2015 in positions including VP of Global Marketing, R&D, and Strategy, VP of Finance, and Sr. Marketing Director
●	Strategy Consultant with McKinsey & Company (1999-2003)

B.S. (finance), Brigham Young University; J.D., Columbia Law School
MICHEL J. VOIGT Chief Human Resources Officer Age: 48	Current Position Since: December 2020 Education: B.S. (business administration and management), Oklahoma State University

Highlights

●	Former Chief Human Resources Officer of Mavenir from 2017-2020
●	Over 20 years of experience in human resources management in various positions at Galderma/Nestle Skin Health, Lexicon Pharmaceuticals Incorporated, and Verizon

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Joseph C. Wright President, International Division Age: 51

Current Position Since: July 2015

Education: B.A., (political science), Columbia University; M.B.A., (finance) Columbia University; Speaks Japanese

Mr. Wright is the brother-in-law of Fred P. Lampropoulos, Merit’s Chair of the Board, President and CEO

Highlights

●	Previous positions at Merit include (a) President, Technology Group – overseeing Merit OEM, Merit Sensor Systems, Inc. and Merit’s coating division, (b) Vice President of Marketing, and (c) Vice President, International – responsible for sales in Canada, Asia Pacific, and Latin America, 2005 to 2015
●	Manages businesses in all global markets outside the U.S. and EMEA
●	Before joining Merit, held sales, marketing and business development positions with several companies, including Motorola and Micron

Justin j. lampropoulos President, EMEA Division Age: 38	Current Position Since: December 2020 Mr. Justin J. Lampropoulos is the son of Fred P. Lampropoulos, Merit’s Chair of the Board, President and CEO

Highlights

●	From 2016 to 2020 served as Executive Vice President, Sales, Marketing and Strategy
●	From 2010 to 2015 led Merit’s Europe, Middle East and Africa business unit from Maastricht, the Netherlands
●	Began his career in the medical device technology field in 2004

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Compensation Discussion and

Analysis

This Compensation Discussion and Analysis is designed to explain our philosophy and objectives underlying our executive compensation policies, the processes we follow in setting executive compensation, and the components of executive compensation that we utilize in compensating our NEOs, who are listed below.

The Summary Compensation Table and other compensation tables under “Executive Compensation Tables” below should be read in conjunction with this section.

Named Executive Officer	Position
Fred P. Lampropoulos	Chair, CEO and President
Raul Parra	Chief Financial Officer and Treasurer
Ronald A. Frost	Chief Operating Officer
Justin J. Lampropoulos	Executive Vice President, Sales, Marketing and Strategy
Brian G. Lloyd	Chief Legal Officer, Corporate Secretary

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Process for Establishing Executive Compensation

Procedure

The Compensation Committee has oversight responsibility for establishing compensation practices for our CEO and the other NEOs. The Compensation Committee also reviews all compensation decisions for employees of the Company who are related to our CEO.

Performance reviews of the CEO are conducted by the Compensation Committee based on our performance during a given year, compared with our performance objectives, as well as other factors intended to maximize short-term and long-term shareholder value.

Performance reviews of the other NEOs are based on the CEO’s evaluation of individual officer and Company performance for that year, with the objective of maximizing shareholder value. With respect to the compensation levels for the other NEOs, the Compensation Committee considers input and recommendations from the CEO. The CEO makes recommendations concerning salary adjustments, cash bonus programs and equity awards for the other NEOs, and the Compensation Committee considers those recommendations in determining the compensation of the other NEOs.

Role of Consultants

The Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer), an independent compensation consulting firm, in 2019 and 2020 to review our executive officer and director compensation practices and advise the Compensation Committee with respect to those compensation practices, including salary, bonus, benefits and equity awards for our executive officers and retainers, meeting fees and equity awards for our directors. The Compensation Committee has generally evaluated and considered Pearl Meyer’s reports and recommendations.

During 2019 and 2020, the Compensation Committee consulted with Pearl Meyer to revise its annual long-term incentive and equity program for its executive officers. The Compensation Committee engaged Pearl Meyer to help revise the Company’s executive composition practices to establish a program that was not based primarily on the award of time-vesting stock options but was based upon the achievement of pre-determined performance measures, utilizing a combination of stock options, performance shares and annual performance-based cash bonuses. Through this collaboration, the Compensation Committee adopted an executive compensation program which became effective during 2020 and is comprised of an equity feature that aims for an equity compensation mix of 60% PSUs and 40% stock options (vesting on a ratable basis over four years of service) and performance-based cash bonuses determined as a percentage of each executive officer’s base salary. This executive compensation program is designed to increase the alignment of executive compensation with the Company’s achievement of Board-approved performance measures, as discussed on page 62.

External Pay Comparisons

During 2020, the Compensation Committee reviewed industry and peer compensation data for medical device companies to confirm that executive compensation is within an appropriate competitive range. The Compensation Committee considers external pay comparison data as a market check on its compensation decisions, but not for specific benchmarking. With input from Pearl Meyer, the Compensation Committee identified a peer group to guide its compensation decisions for 2020 executive compensation that consisted of the following companies:

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ABIOMED, Inc.	Integer Holdings Corporation	Quidel Corporation
AngioDynamics, Inc.	Integra LifeSciences Holdings Corporation	Teleflex Incorporated
Cantel Medical Corp.	LivaNova Plc	Varex Imaging Corp.*
CONMED Corporation	Masimo Corporation	West Pharmaceutical Services, Inc.
ICU Medical, Inc.	Natus Medical Incorporated	Wright Medical Group NV*
Insulet Corporation	Penumbra, Inc.

* In December 2020, following consultation with Pearl Meyer, the Compensation Committee adjusted the Company’s executive compensation peer group based upon its assessment of changes in the business and operations of a number of its peers, as well as the Company’s relative position with respect to its peers. Through that process, the Compensation Committee removed Wright Medical Group NV and Varex Imaging Corp. from the Company’s peer group because of the acquisition of Wright Medical Group NV by Stryker Corporation and the Compensation Committee’s assessment of the weakened comparability of Varex Imaging Corp. to the Company.  The Compensation Committee also decided to add NuVasive, Inc. to the Company’s peer group These changes will take effect for compensation decisions with respect to the Company’s executive officers beginning with the 2021 fiscal year.

The companies selected for inclusion in the Company’s executive compensation peer group were selected by the Compensation Committee following consultation with Pearl Meyer based on revenue, market capitalization, market peer indices and Pearl Meyer’s assessment of the strength of comparability, as well as overall business characteristics, including product offerings and end markets.

Neither the consultations with Pearl Meyer nor our internal review yielded any significant concerns at the Compensation Committee level regarding our executive compensation practices.

Evaluation

In evaluating compensation of the NEOs for the year ended December 31, 2020, the Compensation Committee considered, among other factors, our performance and relative shareholder return in 2020, as compared to our performance targets for 2020, analysis and reports from Pearl Meyer (which contained comparisons of our compensation and financial results with respect to the peer group), and other factors considered relevant by the Compensation Committee.

Other Considerations

The Compensation Committee also relied on its experience and judgment in making executive compensation decisions after reviewing our performance on a quarterly and annual basis, and evaluating each NEO’s individual performance and responsibilities with the Company, as well as current compensation arrangements. The compensation program for the NEOs and the Compensation Committee assessment process have been designed to be flexible in an effort to respond to the evolving business environment and individual circumstances relative to Company and individual performance, shareholder value, as well as internal equity for compensation levels among our executives.

Our executive compensation program is divided into the following two general categories: fixed pay and variable pay.

Fixed pay consists of base salary and is intended to provide each NEO with a level of assured cash compensation appropriate for his or her position within the Company. Variable pay includes annual cash bonus awards and equity-based awards in the form of PSUs and stock options, each as explained in more detail below.

The Compensation Committee believes that a significant portion of total compensation of the NEOs should be both at-risk and tied to the Company’s performance goals. The Compensation Committee’s development and implementation of the Company’s revised executive compensation program during 2020 reflects its efforts to shift an increased portion of the total compensation payable to the Company’s NEOs away from fixed, time-vesting compensation to at-risk, performance-based compensation.

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Pursuant to our revised executive compensation program, at the beginning of each year, the CEO identifies performance goals which are intended to align the efforts of our executive officers, including the NEOs, with our achievement of our strategic business plan to maximize shareholder value. The CEO then reviews those performance goals with the Compensation Committee. Those goals then become targets for the PSUs and annual performance-based cash bonus component of our executive compensation program. Because the performance goals are generally established at the beginning of each year and market conditions fluctuate throughout the year, the performance goals may not correspond to subsequent annual earnings estimates released by the Company.

Compensation Committee Consideration of Shareholder Advisory Votes

At our annual meeting of shareholders held on June 22, 2020, we submitted the compensation of our executive officers to our shareholders in a non-binding vote. Our executive compensation program received the support of holders of approximately 95% of the shares represented at the meeting.

At our annual meeting of shareholders held on May 24, 2017, our shareholders voted on an advisory basis with respect to the frequency of future advisory votes on executive compensation. Holders of approximately 77% of the shares represented at that meeting expressed their preference for an annual advisory vote. Accordingly, we intend to hold an annual advisory vote on executive compensation until the next “say-on-frequency” vote at our annual meeting of shareholders in 2023.

The Compensation Committee will continue to review future shareholder voting results and determine whether changes should be made to our executive compensation program based on such voting results.

Pay Mix

The allocation between cash and non-cash NEO compensation is influenced by the practices of subjective and objective analysis conducted by the Compensation Committee and is intended to reflect the Compensation Committee’s determination of the appropriate compensation mix among base pay, annual cash incentives and long-term equity incentives for each NEO. Actual cash and equity-based incentive awards are determined based on the performance of the Company and/or the individual NEO, depending on the position of the NEO, the type of award and our performance, compared to established goals. The Compensation Committee also compares the compensation mix relative to our peer group. No specific benchmark with respect to the peer group is targeted, but the Compensation Committee may be influenced by the peer group data to adjust our executive compensation mix if it significantly deviates from the median of the peer group.

For 2020, the elements of the compensation mix for the NEOs included:

●	base salary (designed to attract and retain executives over time);
●	annual performance-based cash bonus (designed to focus on business objectives established by the Compensation Committee for a particular year);
●	long-term equity-based incentive compensation in the form of stock options and PSUs (designed to further align NEO pay with performance);
●	broad-based employee retirement, welfare and fringe benefits programs, and other personal benefits; and
●	executive deferred compensation.

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Among the factors the Compensation Committee considered when establishing the amounts of fixed and variable compensation paid to our NEOs for 2020 were:
Fred P. Lampropoulos
●
leadership and direction of our Company and employees during an unprecedented time of uncertainty and economic instability as a result of the COVID-19 pandemic;
●
achievement of our 2020 operating and financial performance, including the performance targets set for our executive officers;
●
development and oversight of operating efficiency initiatives, including our Foundations for Growth program, designed to reduce operating expenses and increase profitability;
●
operational management, product development, international expansion, subsidiary development, risk management, and manufacturing capacity planning;
●
strategic business development, and management development and oversight; and
●
shareholder relations.

Raul Parra
●
responsibility for the financial and accounting affairs of an increasingly large and complex organization;
●
achievement of our 2020 operating and financial performance, including the performance targets set for our executive officers;
●
implementation of operating efficiency initiatives, including our Foundations for Growth program, designed to reduce operating expenses and increase profitability; and
●
oversight of our cash flow, including a substantial increase in the amount of our free cash flow, and budgeting practices.

Ronald A. Frost
●
conducting our worldwide operations within the budget established by the Board;
●
leadership of critical operational aspects of our Foundations for Growth program;
●
achievement of our 2020 operating and financial performance, including the performance targets set for our executive officers;
●
implementation and oversight of our efforts to reduce our environmental footprint and promote sustainability; and
●
implementation of operating efficiency initiatives designed to reduce operating expenses and increase profitability.

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Justin J. Lampropoulos
●
management of our sales and marketing activities throughout the United States, Europe, the Middle East and Africa;
●
achievement of our 2020 operating and financial performance, including the performance targets set for our executive officers;
●
development and coordination of new product launches, market research, and analysis;
●
implementation of sales strategies and performance goals; and
●
budget management.

Brian G. Lloyd
●
oversight of our legal department, with responsibility for supporting our worldwide operations;
●
corporate counsel and support of the Board in fulfilling its corporate governance obligations;
●
achievement of our 2020 operating and financial performance, including the performance targets set for our executive officers; and
●
negotiation and coordination of significant acquisition and financing transactions.

Fixed Compensation

Base Salary

The Compensation Committee does not use a specific formula for evaluating individual performance of the NEOs. The performance of the NEOs other than the CEO is assessed by the Compensation Committee taking into account the CEO's input regarding each NEO’s contributions to our performance for the applicable year. The CEO’s performance is assessed by the Compensation Committee in formal and informal meetings with the CEO, as well as executive sessions conducted by the Compensation Committee. The criteria used in setting the base salary for each NEO, including the CEO, vary depending on the NEO’s function, but generally include the Compensation Committee’s assessment of the NEO’s:

●	advancement of our interests with shareholders and customers and in other strategic business relationships;
●	achievement of our financial results, position and experience (in an effort to avoid gender or age discrimination);
●	leadership inside and outside the Company;
●	contribution to specific Company initiatives, such as our Foundations for Growth program, expense reduction efforts, product quality and development and environmental and social objectives; and
●	advancement in skills and responsibility.

Given the subjective nature of the criteria identified above, the Compensation Committee has not attempted to develop numeric measurements in determining base salaries for the NEOs. Instead, the Compensation Committee establishes base salaries at levels commensurate with the Compensation Committee’s evaluation of each NEO’s contribution to our business success. The Compensation Committee has also consulted with Pearl Meyer to assess the levels of base salary and other compensation paid to the CEO and other NEOs, relative to the Company’s peers. In particular, the Compensation Committee has set the base salary and incentive cash bonus of the CEO at levels which are higher than the aggregate amount of base salary and incentive bonus paid to the principal executive officers of a number of our peers. Because

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the CEO is a founder of the Company and currently owns a substantial number of shares of Common Stock, the Compensation Committee believes his personal interests are more aligned with the interests of our shareholders than our other NEOs. Therefore, the Compensation Committee believes that adjusting his compensation mix to include a greater proportion of cash payments, rather than issuing additional equity awards, serves to increase the alignment of our CEO’s interests with the interests of our shareholders.

Based on its evaluation, the Compensation Committee approved the following NEO base salaries for the year ended December 31, 2020, which are also reflected in the Summary Compensation Table under “Executive Compensation Tables” below.

HIDDEN_ROW
Named Executive Officer		Base Salary (1)
Fred P. Lampropoulos		$1,736,538
Raul Parra		$586,154
Ronald A. Frost		$586,154
Justin J. Lampropoulos		$567,693
Brian G. Lloyd		$586,154

(1)	The base salary amounts shown above reflect amounts paid to the NEOs during 2020 as reported in the Summary Compensation Table shown on page 73. The annual base salary amounts for fiscal year 2021 as approved by the Compensation Committee are: Mr. F. Lampropoulos, $1,800,000; Mr. Parra $600,000; Mr. Frost, $600,000, Mr. J. Lampropoulos $600,000, and Mr. Lloyd $600,000.

Long-Term Incentive Compensation

Historically, long-term equity awards, in the form of stock options, have been granted at the Compensation Committee’s discretion to the NEOs annually in an effort to provide long-term performance-based compensation, to encourage the NEOs to continue their engagement with the Company throughout the vesting periods, and to align management and shareholder interests. Beginning with our 2019 fiscal year, long-term equity awards were made under the 2018 Incentive Plan, and the Compensation Committee anticipates such awards will continue to be made under the 2018 Incentive Plan. Although we have traditionally made long-term equity incentive awards to our NEOs solely in the form of stock options, during 2019, the Compensation Committee developed a program, which was implemented in 2020, to grant to the Company’s executive officers long-term equity awards in the form of stock options and PSUs, with the objective of more closely aligning management and shareholder interests. For 2020, the Compensation Committee reduced the number of stock options awarded to each NEO to approximately 40% of the total target long-term incentive compensation amount for that NEO, with the remaining portion of the NEO’s long-term incentive compensation amount awarded in the form of PSUs.

In making awards under our 2018 Incentive Plan, the Compensation Committee considers grant size, the appropriate combination of equity-based awards, the impact of the grant on our financial performance (as determined in accordance with the requirements of the Financial Accounting Standards Board ASC Topic 718 (ASC Topic 718)), and the corresponding compensation value used by the Company in determining the amount of the awards (which may vary from the ASC Topic 718 expense).

Generally, the amount of long-term equity awards granted to the NEOs has been based upon the Compensation Committee’s assessment of each NEO’s expected future contributions to the Company and other factors. The amount or existence of those awards may also be influenced by external factors such as general economic or industry-specific conditions. The Compensation Committee generally grants long-term equity awards at its regularly-scheduled meeting held in February or May of each year but may vary the date of grant from year to year.

Performance Stock Units (PSUs)

During 2019, in consultation with Pearl Meyer, the Compensation Committee developed a program, which was implemented 2020, to grant to the Company’s executive officers equity awards under our 2018

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Incentive Plan consisting in part of PSUs, with the objective of more closely aligning management and shareholder interests. Subject to the terms and conditions of PSU award agreements executed with the Company’s executive officers, each executive officer is entitled to receive a payment in shares of Common Stock based upon the target number of shares, as determined by the Compensation Committee and set forth in the executive’s PSU award agreement (Target PSU Shares), and the Company’s performance during the applicable performance period with respect to the achievement of (a) free cash flow (FCF) targets as defined in the applicable PSU award agreements and (b) targeted levels of the Company’s relative total shareholder return (rTSR) compared to the Russell 2000 index (collectively, the Performance Goals).

The actual number of shares of Common Stock to be issued to each executive officer under their PSUs will be determined at the end of each applicable performance period by the Compensation Committee by multiplying (i) the Target PSU Shares for that performance period by (ii) the applicable FCF and rTSR multipliers, based on the Company’s performance during the applicable performance period. The Compensation Committee has the sole authority and discretion to determine the achievement level with respect to the number of shares of Common Stock earned at the end of each performance period. The Compensation Committee consulted with Pearl Meyer in reaching its determination of the number of shares of Common Stock subject to the PSU awards granted to each of the NEOs in 2020.

During 2020, the NEOs were granted PSUs with the following Target PSU Shares:

Named Executive Officer	Target PSU Shares One-Year Performance Period (2020)	Target PSU Shares Two-Year Performance Period (2020-2021)	Target PSU Shares Three-Year Performance Period (2020-2022)	Total Grant Date Fair Value of Target PSU Shares (All Performance Periods)
Fred P. Lampropoulos	7,072	7,072	7,071	924,903
Raul Parra	2,652	2,652	2,651	346,811
Ronald A. Frost	2,652	2,652	2,651	346,811
Justin J. Lampropoulos	2,652	2,652	2,651	346,811
Brian G. Lloyd	2,652	2,652	2,651	346,811

The PSUs granted in 2020, and the applicable Target PSU Shares, are divided as shown above into one-, two- and three-year performance periods. The actual shares of Common Stock to be issued upon settlement of the PSUs depend on the Company’s level of performance during the applicable performance period. If the Company’s performance during a performance period does not meet or exceed the applicable FCF Metric Threshold, no shares of Common Stock will be issued or paid out with respect to the PSUs for such performance period. The actual number of shares of Common Stock issued upon settlement of the PSUs will be determined by multiplying the total Target PSU Shares by the applicable FCF Multiplier  (determined on an interpolated linear basis if between the threshold and target or between the target and maximum) and the applicable rTSR Multiplier from the tables below:

FCF Metrics and Multiplier

FCF Metric Level	One-Year Performance Period	Two-Year Performance Period	Three-Year Performance Period	FCF Multiplier
Maximum	Not Applicable	$105,600,000	$175,200,000	200%
Target	$35,000,000	$88,000,000	$146,000,000	100%
Threshold	$27,000,000	$70,400,000	$116,800,000	50%

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rTSR Metric and Multiplier

rTSR Metric Level	rTSR Multiplier
1st (Top) Quartile	125%
2nd Quartile	100%
3rd Quartile	100%
4th (Bottom) Quartile	75%

The FCF Metric Levels, FCF Metric Amounts and FCF Multipliers shown above reflect the amendments made in June 2020 to the NEOs’ PSU award agreements in light of the unforeseen adverse effect of the COVID-19 pandemic on the Company. The FCF Metric Amounts for the One-Year Performance Period were originally set at $48,000,000 (Maximum, providing an FCF Multiplier of 200%), $40,000,000 (Target, providing an FCF Multiplier of 100%) and $32,000,000 (Threshold, providing an FCF Multiplier of 50%). The amendments effectively limited the FCF Multiplier to 100% and the maximum number of shares an NEO could receive up to 125% of the total Target PSU Shares set forth in his or her PSU award agreement. For additional detail regarding the amendments to the NEO’s PSU award agreements, please refer to our current report on Form 8-K filed with the SEC on June 26, 2020.

Because our CEO is a substantial shareholder of the Company and his financial interests are very closely aligned with the interests of other Company shareholders, the Compensation Committee determined to provide in his PSU award agreements that approximately 55% of the targeted award amount, if any, earned by him at the end of the applicable performance periods would be paid in cash in lieu of the issuance of a portion of the shares of Common Stock that otherwise be would have been awarded under his PSU award agreements.  Accordingly, the PSUs awarded to our CEO also include a feature providing for the payment of a long-term cash award based on the degree of attainment of the same designated Performance Goals that apply to the award and issuance of shares of Common Stock under the PSUs (each a PSU Cash Incentive). The actual amount of a PSU Cash Incentive to be paid is determined by multiplying the Target Cash Incentive provided in the PSU award agreement (Target Cash Incentive) by the same FCF Multiplier and rTSR Multiplier that are used to determine the number of shares of Common Stock issued under the PSUs (from the tables above). The Target Cash Incentives included in the CEO’s PSU awards are as follows:

Target Cash Incentive One-Year Performance Period (2020)	Target Cash Incentive Two-Year Performance Period (2020-2021)	Target Cash Incentive Three-Year Performance Period (2020-2022)
$333,333	$333,333	$333,334

If the Company’s performance during a performance period does not meet or exceed the FCF Metric Threshold, no PSU Cash Incentive will be paid with respect to the CEO’s PSUs for such performance period.

To be eligible to receive any shares of Common Stock or, if applicable, payment of a PSU Cash Incentive under the PSUs, the executive in question must remain employed by the Company until the second day of the calendar year following the end of the applicable performance period (Vesting Date). However, a pro rata portion may be paid after the end of the applicable performance period if, before the Vesting Date and at least one year after the PSU grant date, the executive (i) ceases employment on account of his or her death or disability (as defined in the PSU award agreements), (ii) is involuntarily terminated from employment without Cause (as defined in the award agreements), or (iii) resigns from employment for Good Reason (as defined in the PSU award agreements).

If the Company experiences a Change in Control (as defined in the award agreements), the NEOs shall receive the total Target PSU Shares (and the CEO shall also receive the Target Cash Incentives) within thirty (30) days of such Change in Control regardless of the level of interim performance attained with respect to the applicable Performance Goals.

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2020 PSU Award Determinations

The Compensation Committee determined that the PSU-related target of the FCF Metric and the top quartile of the rTSR Metric had been met with respect to the One-Year Performance Period (2020). Accordingly, shares were issued in 2021 under the initial PSUs having a one-year performance period as follows with respect to the 2020 fiscal year:

Named Executive Officer	Target PSU Shares	FCF Metric %	rTSR Metric %	Number of Shares Issued
Fred P. Lampropoulos	7,072	100%	125%	8,840
Raul Parra	2,652	100%	125%	3,315
Ronald A. Frost	2,652	100%	125%	3,315
Justin J. Lampropoulos	2,652	100%	125%	3,315
Brian G. Lloyd	2,652	100%	125%	3,315

The Compensation Committee, applying the same FCF Metric and rTSR Metric multipliers to the Target Cash Incentive, also determined and paid a PSU Cash Incentive of $416,666 to Fred P. Lampropoulos in 2021 pursuant to his PSU award agreement.

Stock Options

During 2020, the Compensation Committee granted non-statutory stock option awards to NEOs under the 2018 Incentive Plan in the following amounts:

Named Executive Officer	Number of Options Granted (#)	Grant Date Fair Value ($)
Fred P. Lampropoulos	100,334	1,198,851
Raul Parra	16,722	199,804
Ronald A. Frost	16,722	199,804
Justin J. Lampropoulos	16,722	199,804
Brian G. Lloyd	16,722	199,804

The stock options were awarded at an exercise price of $37.71 per share of Common Stock, the per share market closing price of a share of Common Stock on the date of grant. The 2020 stock option grants vest and become exercisable over a four-year period on each of the first through fourth anniversaries of the date of grant.

Annual Performance Cash Bonuses and Executive Bonus Plan

Our general practice is to provide our NEOs with the opportunity to earn annual performance bonus compensation under a program that recognizes attainment of key objectives. The key objectives that underlie our annual incentive compensation programs are established annually by the Compensation Committee based upon recommendations made by the CEO, and may vary between years and between NEOs, but generally include objectives that reward attainment of targeted levels of sales, earnings and gross margins.

After reviewing our executive incentive compensation practices, and based upon the preferences communicated by the institutional shareholder community, in 2019 our Board adopted the Merit Medical Systems, Inc. Executive Bonus Plan (Executive Bonus Plan). The purposes of the Executive Bonus Plan are to motivate and reward the Company’s executive employees by making a portion of their annual cash compensation dependent on the achievement of certain pre-determined corporate performance goals, to align the interests of those executives with those of the Company, and to attract and retain superior executive employees by providing a competitive bonus program that rewards outstanding performance. The Executive Bonus Plan is administered by the Compensation Committee and became effective for the year ending December 31, 2019 and thereafter. During each year of the operation of the Executive Bonus

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Plan, the Compensation Committee will establish a target bonus amount and performance criteria and goals for each participating executive officer. At the conclusion of such year, the Compensation Committee will determine the bonus amount payable to each participating executive officer and the Company will pay to the executive officer the determined bonus amount not later than the 15th day of the third month following the conclusion of the applicable year. In determining the amount of each award to be paid, the Compensation Committee may reduce, eliminate or increase (but not above 110% of the applicable award amount otherwise payable) the amount of an Award if, in its discretion, such reduction, elimination or increase is appropriate. The amounts payable to executive officers participating in the Executive Bonus Plan will be determined and allocated based on the performance criteria established for the applicable year, and the Company’s performance relative to those criteria.

In setting the performance bonus amounts that an NEO is eligible to earn for achieving specified objectives, the Compensation Committee and the CEO consider bonus and total cash compensation levels for each NEO. Although bonus opportunities for achieving objectives are generally established for each NEO based on job scope and contribution, the Compensation Committee retains discretion to positively or negatively adjust performance bonus amounts based on factors that are not included in the pre-determined objectives. NEOs also have the opportunity to earn additional discretionary bonuses for extraordinary performance, as determined by the Compensation Committee.

The decision as to whether to provide an annual performance bonus program to any NEO for any year, the type and funding of any program offered, and the objectives that underlie any program, are subject to the discretion of the Compensation Committee, taking into account the recommendation of the CEO and industry-specific conditions existing during the applicable year. The Compensation Committee may also exercise positive or negative discretion based on its assessment of the individual NEO’s contribution and accountability for the objectives that are the subject of the bonus recommendations from the CEO and any other factors the Compensation Committee considers relevant.

For 2020, the Compensation Committee established incentive cash performance bonus objectives for the NEOs. The incentive cash performance bonus objectives for Mr. F. Lampropoulos, Mr. Parra, Mr. Frost, Mr. Lloyd and Mr. J. Lampropoulos were initially based on sales, operating margins (calculated on a non-GAAP basis), and earnings per share (calculated on a non-GAAP basis).

The specific 2020 performance bonus objectives established by the Compensation Committee together with the level of our actual 2020 performance in those categories, were as follows.

Performance Bonus Objectives	2020 Goals	2020 Results
Sales	$1,044 – 1,064M	$963.9M
Operating Margin (Non-GAAP) (1)	13 – 14%	13.7%
Earnings Per Share (Non-GAAP) (2)	$1.58 - $1.68	$1.65

(1)	Non-GAAP Gross Margin is calculated by adjusting GAAP gross profit by amounts recorded for amortization of intangible assets and inventory mark-up related to acquisitions. See “Non-GAAP Financial Measures” presented on page 95 of this Proxy Statement for additional information.
(2)	Non-GAAP Earnings Per Share is calculated as GAAP net income excluding intangible amortization expense, acquisition related costs, intangible and other asset impairment charges, contingent consideration expense (benefits), certain legal expenses, and severance costs. All excluded items are tax affected and total Non-GAAP net income is divided by the weighted average diluted shares outstanding. See “Non-GAAP Financial Measures” presented on page 95 of this Proxy Statement for additional information.

In June 2020, in response to the COVID-19 pandemic, the Compensation Committee re-evaluated the Executive Bonus Plan objectives for the NEOs in an effort to align the interests of the NEOs with the Company’s operational objectives, as adjusted to address the impact of that pandemic. Based upon that

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re-evaluation, the Compensation Committee replaced the initial 2020 performance bonus objectives with the following operational goals:

●	closure or consolidation and movement of 14 specified product lines and three sites (achieving $6.7 million in annualized savings),
●	completion of the closure of the manufacturing operations of ITL Healthcare Pty Ltd in Australia (achieving $2 million in annualized savings), and
●	performance of navigating the company through an unprecedented pandemic (including new products directly supporting COVID-19, achieving a minimum of $30 million in savings and $6 million in new product revenue compared to budget).

As part of its revision of the 2020 Executive Bonus Plan objectives, the Compensation Committee also limited the amount of Executive Bonus Plan award payouts to 100% of the target amount and eliminated the possibility for payments in excess of that amount.

Following the conclusion of the 2020 fiscal year, the Compensation Committee’s evaluation of the performance bonus objectives, as revised, indicated that the operational targets were achieved. Accordingly, the Compensation Committee determined the Executive Bonus Plan awards were earned by the NEOs in 2020 and should be paid at 100% of the target amounts, as revised. The amounts of these bonuses are shown for the NEOs in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Return of Incentive Compensation (“Clawback Policy”)

The Executive Bonus Plan provides to our Board the authority to obtain reimbursement from any participant in the plan if the Board determines that: (a) a significant restatement of the Company’s financial results for any of the three prior fiscal years is required; and (b) the participant’s award amount would have been lower had the financial results been properly calculated. Such reimbursement shall consist of any portion of any award previously paid to such participant that is greater than the award that would have been paid if calculated based upon the restated financial results. The action permitted to be taken by the Board under the Executive Bonus Plan is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under applicable law or any other clawback or similar policy of the Company. The PSU agreements which are part of the long-term equity incentive program under the 2018 Incentive Plan which our Compensation Committee implemented in 2020 also include a “clawback” feature which permits our Compensation Committee to recover payments from award recipients if (i) the payment was predicated upon achieving financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the SEC; (ii) the Compensation Committee determines that the recipient engaged in intentional misconduct, gross negligence or fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (iii) a lower amount would have been paid to the recipient based upon the restated financial results.

Discretionary Bonuses

In addition to the cash bonus opportunities under the performance bonus program described above, the Compensation Committee (with the input of the CEO) may choose to reward extraordinary performance and achievements by awarding discretionary bonuses to the NEOs and other executives from time to time that are not part of the annual incentive plan or any other plan. The Compensation Committee determined that no discretionary bonuses should be paid to any NEOs in 2020. There is no standing expectation that all (or any) NEOs will receive discretionary performance bonuses in any particular year, and the criteria for such bonuses are not established in advance.

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Broad-Based Benefits Programs

We offer multiple broad-based benefits programs to our employees, including our NEOs. Those programs include benefits such as health, dental, vision, disability and life insurance, health savings accounts, health care reimbursement accounts, employee stock purchase plan, paid vacation time and discretionary Company contributions to a 401(k) profit sharing plan.

Benefits are provided to our NEOs in accordance with practices the Compensation Committee believes are consistent with industry standards. The Compensation Committee believes such benefits are a necessary element of compensation in attracting and retaining employees. In addition, the NEOs receive limited perquisites in an attempt to achieve a competitive pay package, as further detailed in the Summary Compensation Table.

Deferred Compensation Plan

We provide a non-qualified deferred compensation plan for the benefit of certain of our highly-compensated executives, including the NEOs. Under the non-qualified deferred compensation plan, eligible participants may elect in advance of each calendar year to defer up to 100% of their cash salary and bonus compensation earned with respect to such year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable participant, which account is deemed invested in and earns a rate of return based upon certain notational and self-directed investment options offered under the plan. In our discretion, we may elect to credit each eligible participant’s account under the deferred compensation plan with an employer matching contribution but, to date, we have never elected to do so. Participant account balances under the deferred compensation plan are fully-vested and will be paid by the Company to each participant upon retirement or separation from employment, or on other specified dates, in a lump sum or in installments according to a schedule elected in advance by the participant.

The Company and its subsidiaries do not maintain any other executive pension or retirement plans for the NEOs.

Employment Agreements

The Compensation Committee has determined that executive employment agreements are necessary to provide competitive compensation arrangements to our NEOs, particularly because such agreements are common in our industry. Moreover, the Compensation Committee believes that the change in control provisions within the executive employment agreements help to retain the NEOs by reducing personal uncertainty and anxiety that may arise from the possibility of a future business combination.

We have entered into employment agreements (collectively, Employment Agreements) with each of the NEOs. The annual base salaries paid under the Employment Agreements for 2020 were:

Named Executive Officer	Base Salary (1)
Fred P. Lampropoulos	$1,736,538
Raul Parra	$586,154
Ronald A. Frost	$586,154
Justin J. Lampropoulos	$567,693
Brian G. Lloyd	$586,154

(1)	The base salary amounts shown above reflect amounts paid to the NEOs during 2020 as reported in the Summary Compensation Table shown on page 73. The annual base salary amounts for fiscal year 2020 as approved by the Compensation Committee are: Mr. F. Lampropoulos, $1,800,000; Mr. Parra $600,000; Mr. Frost, $600,000, Mr. J. Lampropoulos $600,000, and Mr. Lloyd, $600,000.

The amount of the base salary payable to each NEO may be subject to change based on review by the Compensation Committee on an annual basis. Although the employment status of each of the NEOs is “at

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will,” the Employment Agreements provide for mandatory severance payments to each NEO in the event the NEO’s employment terminates for certain reasons in connection with a “Change in Control” (as defined below). Those severance arrangements are discussed in greater detail below under the heading “Executive Compensation Tables—Potential Payments upon Termination or Change in Control.”

In addition to the annual base salary described above, the Employment Agreements also allow the NEOs to receive an annual cash bonus payment in an amount to be determined in the sole discretion of the Board (which has delegated that authority to the Compensation Committee). Notably, in fiscal years ending after a Change in Control, the annual bonus must be at least equal to an NEO’s average annual cash bonus for the last three full fiscal years ending prior to the Change in Control.

The NEOs (and to the extent applicable, their spouses and eligible dependents) are eligible to participate in all incentive, savings and retirement, health insurance, term life insurance, long-term disability insurance, deferred compensation, employee stock purchase and other employee benefit plans, policies or arrangements we maintain for our employees generally and, at the discretion of the Compensation Committee, in the 2018 Incentive Plan and other benefit plans maintained by the Company for our executives.

The terms of the Employment Agreements reflect in part the concern of the Compensation Committee that a future threatened or actual change in control, such as through an acquisition or merger, could cause disruption and harm to the Company in the event of the resulting loss of any of its key executives. The change in control provisions in the Employment Agreements are intended to provide a measure of incentive and security to our key executives until the resolution of any such threatened or actual change in control.

However, the Compensation Committee believes that such agreements should not include provisions that would obligate a potential acquirer of the Company to make large payouts to the NEOs simply because a change in control has occurred. Because of this concern, the occurrence of a change in control event alone will not trigger any payment obligations to the NEOs under their respective Employment Agreements. Additional change in control payment obligations under the Employment Agreements only arise in the event the NEO’s employment is terminated “without Cause” in connection with the change in control or the NEO resigns “for Good Reason” (with each capitalized term in this sentence defined in the Employment Agreements and described under the heading “Potential Payments Upon Termination or Change in Control—Employment Agreements” below) in connection with a change in control. Thus, the Compensation Committee regards the employment agreements as “double trigger” change in control agreements.

Tax Deductibility and Executive Compensation

Section 162(m) (Section 162(m)) of the Code imposes a $1.0 million annual limit on the amount that a public company may deduct for compensation paid to a certain of a company’s officers including its chief executive officer, chief financial officer, or any of the company’s three other most highly compensated executive officers for a tax year. For tax years beginning before 2018, the limit did not apply to compensation that met the requirements of Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if the executive meets pre-established, objective goals based upon performance criteria approved by our shareholders). Qualified performance-based awards, such as stock options, issued prior to 2018 remain under certain conditions exempt from Section 162(m) even if exercised after 2017. Because of limited guidance regarding this transition rule, we cannot provide any assurance that it will apply to stock options issued prior to 2018 and exercised after 2017.

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) and, to the extent practical, attempts to implement compensation policies and practices that maximize the potential income tax deductions available to the Company.

In certain situations, the Compensation Committee may approve compensation that will exceed the deduction limitations of Section 162(m) in order to ensure competitive levels of total compensation for its executive officers. In such situations, the portion of the compensation payable to the executive officer that exceeds the $1.0 million limit will not be deductible for tax purposes. Although deductibility of executive compensation for tax purposes is generally preferred, tax deductibility is not the primary objective of our

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executive compensation programs. The Company and the Compensation Committee believe that meeting the compensation objectives described above is more important than the benefit of being able to deduct the compensation for tax purposes.

All compensation paid to the NEOs, other than Mr. F. Lampropoulos, during 2020 was intended to be deductible under Section 162(m). Although Mr. F. Lampropoulos’ compensation for 2020 exceeded the deduction limits of Section 162(m), the Compensation Committee approved that compensation amount in order to provide Mr. F. Lampropoulos with a compensation package that the Compensation Committee considers competitive and in the best interests of the Company and its shareholders.

Additionally, under Sections 280G and 4999 of the Code, our NEOs and other Company executives may be subject to additional taxes if they receive payments or benefits in connection with a change of control of the Company that exceed certain prescribed limits (so-called Excess Parachute Payments), and the Company or its successor may not deduct such Excess Parachute Payments. The Company is not obligated to provide any NEO or other executive with a “gross-up” or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code. Certain potential future payments described in the table captioned “Termination Without Cause or For Good Reason in Connection with a Change in Control” on page 81 may, however, constitute Excess Parachute Payments that the Company or its successor could not fully deduct.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee has reviewed our company-wide compensation program, which applies to all of our full-time employees, including the NEOs. The Compensation Committee has also reviewed our executive compensation practices with Pearl Meyer. Based on the Compensation Committee’s review of the various elements of our executive compensation practices and policies, the Compensation Committee believes our compensation policies and practices are designed to create appropriate and meaningful incentives for our employees without encouraging excessive or inappropriate risk taking.

After undertaking this review, the Compensation Committee came to the following conclusions:

●	Our compensation policies and practices are designed to include a significant level of long-term compensation, which discourages short-term risk taking;
●	The base salaries we provide to our executive employees are generally consistent with salaries paid for comparable positions in our industry, and provide our employees with steady income while reducing the incentive for employees to take risks in pursuit of short-term benefits;
●	Our incentive compensation for our NEOs is capped at levels established by the Compensation Committee, which it believes reduces the incentive for excessive risk-taking;
●	We use different performance metrics in our Executive Bonus Plan and for our PSUs, providing balance and mitigating against taking undue risk to meet a single goal.
●	Executive Bonus Plan payments and PSU awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases.
●	Our stock-based long-term incentives either vest or are earned over a multi-year period, providing upside potential while at the same time requiring our NEOs to bear the economic risk of the award over the vesting period.
●	We have established and adopted codes of ethics and business conduct, which are designed to reinforce the balanced compensation objectives established by the Compensation Committee; and
●	We have adopted equity ownership guidelines for our Chief Executive Officer, which the Compensation Committee believes discourages excessive risk-taking.

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Based on the review outlined above, the Compensation Committee has further concluded that the risks arising from our compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee establishes and oversees the design and function of our executive compensation programs.

The members of the Compensation Committee have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee: A. Scott Anderson (Chair) F. Ann Millner. Ed. D. Lonny J. Carpenter James T. Hogan

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Proposal No. 4– Advisory Vote on Executive Compensation	Board Recommendation
The Board unanimously recommends a vote FOR this proposal

Section 14A of the Exchange Act (Section 14A), which was enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, requires that we provide shareholders with the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the NEOs disclosed in this Proxy Statement (colloquially referred to as a “Say-on-Pay” proposal).

Accordingly, the following resolution will be submitted to our shareholders for approval at the Annual Meeting:

“RESOLVED, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

As described above under the heading “Compensation Discussion and Analysis,” the Board believes our compensation of the NEOs achieves the primary goals of:

●	focusing our executives on achieving or exceeding measurable performance targets;
●	encouraging continuation of our entrepreneurial spirit;
●	attracting and retaining highly-qualified and motivated executives;
●	promoting our guiding principles for adherence to a high ethical environment, as well as health and safety standards; and
●	aligning management compensation with shareholder value.

The Board encourages shareholders to review in detail the Compensation Discussion and Analysis beginning on page 56 of this Proxy Statement and the executive compensation tables beginning on page 73 of this Proxy Statement. In light of the information set forth in such sections, the Board believes the compensation of the NEOs for the fiscal year ended December 31, 2020 was fair and reasonable and that our compensation programs and practices are in the best interests of the Company and our shareholders.

The advisory vote on this Say-on-Pay resolution is not intended to address any specific element of compensation; rather, the vote relates to all aspects of the compensation of the NEOs, as described in this Proxy Statement. While this vote is only advisory in nature, which means that the vote is not binding on the Company, the Board or the Compensation Committee (which is composed solely of independent directors), value the opinion of our shareholders and will consider the outcome of the vote when addressing future compensation arrangements.

In the 2017 annual meeting of shareholders, held on May 24, 2017, our shareholders recommended that they be given an opportunity to vote on a Say-on-Pay resolution every year at our annual meeting of shareholders. Consequently, we intend to hold an annual advisory vote on executive compensation until the next “say-on-frequency” vote at our annual meeting of shareholders in 2023 (as required by Section 14A).

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Approval of the resolution above (on a non-binding, advisory basis) requires that the number of votes cast at the Annual Meeting, in person or by proxy, in favor of the resolution exceeds the number of votes cast in opposition to the resolution.

EXECUTIVE COMPENSATION

TABLES

Summary Compensation Table

The following Summary Compensation Table summarizes the total compensation earned by each of the NEOs for the years indicated.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Position	Year	($)	($) (1)	($) (2)(3)(4)	($) (4)(5)	($) (6)	($) (7)(8)(9)	($) (3)
Fred P. Lampropoulos	2020	1,736,538	—	3,778,119	1,198,851	990,000	—	7,703,508
Chair of the Board, CEO and President	2019	1,804,136	—	—	3,008,622	—	236,528	5,049,286
	2018	1,700,000	—	—	587,861	1,300,000	92,719	3,680,580

Raul Parra	2020	586,154	—	693,623	199,804	210,000	66,735	1,756,316
Chief Financial Officer and Treasurer	2019	580,769	—	—	567,126	—	20,873	1,168,768
	2018	319,231	275,000	—	154,692	—	51,987	800,910

Ronald A. Frost	2020	586,154	—	693,623	199,804	210,000	69,231	1,758,812
Chief Operating Officer	2019	598,077	—	—	567,126	—	65,515	1,230,718
	2018	532,692	150,000	—	618,768	—	65,499	1,366,959

Justin J. Lampropoulos	2020	567,693	—	693,623	199,804	210,000	76,155	1,747,275
President, EMEA Division	2019	596,154	—	—	567,126	—	48,319	1,211,599
	2018	500,000	50,000	—	309,384	—	45,267	904,651

Brian G. Lloyd	2020	586,154	—	693,623	199,804	210,000	—	1,689,581
Chief Legal Officer, Corporate Secretary	2019	600,000	—	—	567,126	—	8,400	1,175,526
	2018	600,000	202,000	—	386,730	—	8,250	1,196,980

(1)	Bonus amounts represent discretionary bonuses not based solely upon pre-determined performance criteria.
(2)	Stock Awards include the aggregate grant date fair value of PSUs granted to the NEOs in the year shown under our 2018 Incentive Plan computed in accordance with ASC Topic 718, including the portion of Mr. F. Lampropoulos’ PSU payable in cash (i.e., his PSU Cash Incentive). Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to our long-term incentive plans. Values shown for PSUs are based on the maximum potential attainment levels, which represents the probable outcome of the performance condition on the date of grant and may not be indicative of the realized value of the awards when they vest. The grant-date fair value of PSUs granted to Mr. F. Lampropoulos includes $1,849,806 of shares and $1,928,313 of potential PSU Cash Incentive. See footnote 1 to the Grants of Plan-Based Awards table.
(3)	On June 22, 2020, we amended the one-year performance period PSU award agreements granted in 2020 for all NEOs to reduce the maximum FCF Multiplier and the FCF Metric amount. There was no incremental fair value

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recorded in accordance with ASC Topic 718 in connection with this modification, as this amendment reduced the grant date fair value of equity classified awards by $307,137 for Mr. F. Lampropoulos, and by $115,176 for Messrs. Parra, Frost, J. Lampropoulos, and Lloyd. Because ASC Topic 718 does not permit a reduction in compensation cost below the value established at the grant date for equity classified awards, pursuant to the rules of the SEC, this column reports the grant date fair value of the original PSUs and does not reflect the reduction in grant date fair value of the PSUs resulting from the amendments. These amendments also reduced the fair value of the PSU Cash Incentive to Mr. F. Lampropoulos under his PSU by $383,894, which is reflected in the table above, as ASC Topic 718 does permit a reduction in compensation cost below the grant date fair value for liability classified awards. PSUs granted in 2020 with two and three-year performance periods were not amended.
(4)	Assumptions used in the calculation of these amounts for 2020, 2019, and 2018 are included in footnotes to our audited consolidated financial statements for the years ended December 31, 2020, 2019, and 2018 (which are included in our Annual Reports on Form 10-K filed with the SEC on March 1, 2021, March 2, 2020, and March 1, 2019, respectively).
(5)	Option awards reflect the aggregate grant date fair value of the options granted to the NEOs in the year shown under our 2018 Incentive Plan, computed in accordance with ASC Topic 718. Such amounts have been calculated in accordance with current financial statement reporting guidance, using the same assumptions the Company has used for financial statement reporting purposes with respect to our long-term incentive plans.
(6)	Annual Incentive bonuses under our Executive Bonus Plan based on pre-established performance criteria appear in the Non-Equity Incentive Plan Compensation column. Based upon the Company’s achievement of goals established by the Compensation Committee (as amended), the Compensation Committee determined to award and pay the full amount of the targeted annual cash bonus established for each of the NEOs. Payment was made in 2021.
(7)	Amounts include vacation benefits paid to the NEOs in cash in lieu of vacation benefits, as follows:
●	for the year ended December 31, 2020: $66,735 for Mr. Parra; $69,231 for Mr. Frost; and $22,970 for Mr. J. Lampropoulos.
●	for the year ended December 31, 2019: $228,128 for Mr. F. Lampropoulos; $15,865 for Mr. Parra; $57,115 for Mr. Frost; and $40,012 for Mr. J. Lampropoulos.
●	for the year ended December 31, 2018: $84,469 for Mr. F. Lampropoulos; $43,737 for Mr. Parra; $57,249 for Mr. Frost; and $37,536 for Mr. J. Lampropoulos.
(8)	Amounts shown also include matching contributions made by the Company for the benefit of the NEOs to the Company’s 401(k) Plan in the following amounts:
●	for the year ended December 31, 2019: Mr. F. Lampropoulos, $8,400; Mr. Parra, $5,008; Mr. Frost, $8,400; Mr. J. Lampropoulos, $8,307; and Mr. Lloyd, $8,400.
●	for the year ended December 31, 2018: Mr. F. Lampropoulos, $8,250; Mr. Parra, $8,250; Mr. Frost, $8,250; Mr. J. Lampropoulos, $7,731; and Mr. Lloyd, $8,250.
(9)	Amounts shown for Mr. J. Lampropoulos for the year ended December 31, 2020 include relocation costs and associated payroll taxes paid on behalf of Mr. J. Lampropoulos in the amount of $53,185.

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Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards to the NEOs during the year ended December 31, 2020.

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#) (4)(5)			All other Option Awards: Number of Securities Underlying Options Granted (#) (6)	Exercise Price of Option Awards ($/sh) (7)	Grant Date Fair Value of Stock and Option Awards ($) (2)(5)(8)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Fred P. Lampropoulos	2/26/2020 (1)(2)	375,000	1,000,000	2,083,334	7,956	21,215	53,038	—	—	3,778,119
	N/A (3)	792,000	990,000	—	—	—	—	—	—	—
	2/26/2020	—	—	—	—	—	—	100,334	37.71	1,198,851
Raul Parra	2/26/2020	—	—	—	2,984	7,955	19,888	—	—	693,623
	N/A (3)	168,000	210,000	—	—	—	—	—	—	—
	2/26/2020	—	—	—	—	—	—	16,722	37.71	199,804
Ronald A. Frost	2/26/2020	—	—	—	2,984	7,955	19,888	—	—	693,623
	N/A (3)	168,000	210,000	—	—	—	—	—	—	—
	2/26/2020	—	—	—	—	—	—	16,722	37.71	199,804
Justin J. Lampropoulos	2/26/2020	—	—	—	2,984	7,955	19,888	—	—	693,623
	N/A (3)	168,000	210,000	—	—	—	—	—	—	—
	2/26/2020	—	—	—	—	—	—	16,722	37.71	199,804
Brian G. Lloyd	2/26/2020	—	—	—	2,984	7,955	19,888	—	—	693,623
	N/A (3)	168,000	210,000	—	—	—	—	—	—	—
	2/26/2020	—	—	—	—	—	—	16,722	37.71	199,804

(1)	The PSU agreements with Mr. F. Lampropoulos include Target PSU Shares and a Target Cash Incentive. Both the Target PSU Shares and Target Cash Incentive are considered part of an equity incentive plan and are accounted for under ASC Topic 718 because they are based, at least in part, on the price of our shares of Common Stock. However, because there is not a stated number of shares underlying the PSU Cash Incentive, the threshold, target, and maximum payments of the PSU Cash Incentive under Mr. F. Lampropoulos PSUs have been included in this table under the non-equity incentive plan awards column. These amounts are based upon achievement of the performance measures with respect to the PSU awards granted in 2020, as amended. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier. See the section “Performance Stock Units (PSUs)” on page 62 for additional details regarding the PSUs, and footnote 2 to the Summary Compensation Table.
(2)	On June 22, 2020, we amended the one-year PSU award agreements, which reduced the maximum possible payout and the fair value of the PSU Cash Incentive to Mr. F. Lampropoulos by $416,666 and $383,894, respectively, which is reflected in the table above, as ASC Topic 718 permits a reduction in compensation cost below the grant date fair value for liability classified awards.
(3)	Listed amounts reflect target and threshold incentive performance bonuses for 2020 under our Executive Bonus Plan. Target amounts also reflect the maximum possible payout. For the year ended December 31, 2020, each of Messrs. F. Lampropoulos, Parra, Frost, J. Lampropoulos, and Lloyd received the full targeted level of their incentive annual performance bonus, as discussed above and as shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.
(4)	Listed amounts reflect threshold, target, and maximum number of shares the named executive officer is eligible to receive based upon achievement of the performance measures with respect to performance stock units granted in 2020 based on the grant date fair value. See the section “Performance Stock Units (PSUs)” on page 62 for additional details regarding the PSUs. The threshold amount assumes threshold FCF performance and application of the 4th (bottom) quartile rTSR multiplier, and the maximum amount assumes maximum FCF performance and application of the 1st (top) quartile rTSR multiplier.
(5)	On June 22, 2020, we amended the one-year PSU award agreements granted in 2020 for all NEOs to reduce the maximum FCF Multiplier and the FCF Metric amounts. There was no incremental fair value recorded in accordance with ASC Topic 718 in connection with this modification, as this amendment reduced the maximum possible payout and the grant date fair value of equity classified awards by 8,840 shares and $307,137, respectively, for Mr. F. Lampropoulos, and by 3,315 shares and $115,176, respectively, for Messrs. Parra, Frost, J. Lampropoulos, and Lloyd. Because ASC 718 does not permit a reduction in compensation cost below the value

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established at the grant date for equity classified awards, pursuant to the rules of the SEC, the maximum possible payout and grant date fair value columns in the table above report the applicable amounts for the original PSUs as of the grant date, and do not reflect the impact of this amendment.
(6)	Stock options are NSOs and vest at the rate of 25% per year over four years on the first through the fourth anniversaries of the date of the grant.
(7)	The exercise price per share for each stock option is the market closing price on the date of the grant.
(8)	The grant-date fair value of PSUs granted to Mr. F. Lampropoulos includes $1,849,806 of shares and $1,928,313 of potential PSU Cash Incentive. See footnote 1 for additional details regarding the PSU cash incentive.

Outstanding Equity Awards at Year End

The following table provides information on the holdings of stock options and other stock awards by the NEOs as of December 31, 2020.

		Option Awards				Stock Awards
Named Executive Officer (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (2)(3)	Market Value of Shares or Units of Stock that Have Not Vested (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Fred P. Lampropoulos	1/28/2016	40,000	10,000	16.05	1/28/2023	—	—	—	—
	4/14/2017	120,000	80,000	28.20	4/14/2024	—	—	—	—
	3/2/2018	15,200	22,802	44.80	3/2/2025	—	—	—	—
	3/1/2019	31,830	127,321	55.73	3/1/2026	—	—	—	—
	2/26/2020	0	100,334	37.71	2/26/2027	8,840	907,375	28,286	2,903,490
Raul Parra	10/4/2014	1,000	—	12.06	10/4/2021	—	—	—	—
	2/13/2015	1,000	—	17.27	2/13/2022	—	—	—	—
	1/28/2016	1,000	1,000	16.05	1/28/2023	—	—	—	—
	4/14/2017	2,000	4,000	28.20	4/14/2024	—	—	—	—
	3/2/2018	2,000	6,000	44.80	3/2/2025	—	—	—	—
	3/1/2019	6,000	24,000	55.73	3/1/2026	—	—	—	—
	2/26/2020	—	16,722	37.71	2/26/2027	3,315	184,016	10,606	588,739
Ronald A. Frost	10/4/2014	25,000	—	12.06	10/4/2021	—	—	—	—
	2/13/2015	20,000	—	17.27	2/13/2022	—	—	—	—
	1/28/2016	16,000	4,000	16.05	1/28/2023	—	—	—	—
	4/14/2017	30,000	20,000	28.20	4/14/2024	—	—	—	—
	3/2/2018	16,000	24,000	44.80	3/2/2025	—	—	—	—
	3/1/2019	6,000	24,000	55.73	3/1/2026	—	—	—	—
	2/26/2020	—	16,722	37.71	2/26/2027	3,315	184,016	10,606	588,739
Justin J. Lampropoulos	10/4/2014	5,000	—	12.06	10/4/2021	—	—	—	—
	2/13/2015	20,000	—	17.27	2/13/2022	—	—	—	—
	1/28/2016	16,000	4,000	16.05	1/28/2023	—	—	—	—
	4/14/2017	15,000	10,000	28.20	4/14/2024	—	—	—	—
	3/2/2018	8,000	12,000	44.80	3/2/2025	—	—	—	—
	3/1/2019	6,000	24,000	55.73	3/1/2026	—	—	—	—
	2/26/2020	—	16,722	37.71	2/26/2027	3,315	184,016	10,606	588,739
Brian G. Lloyd	5/2/2016	20,000	5,000	19.72	5/2/2023	—	—	—	—
	4/14/2017	30,000	20,000	28.20	4/14/2024	—	—	—	—
	3/2/2018	10,000	15,000	44.80	3/2/2025	—	—	—	—
	3/1/2019	6,000	24,000	55.73	3/1/2026	—	—	—	—
	2/26/2020	—	16,722	37.71	2/26/2027	3,315	184,016	10,606	588,739
(1)	Each unvested stock option award granted in 2020 vests 25% each year for four years commencing one year from the grant date. All other outstanding stock option awards held by NEOs vest 20% each year for five years commencing one year from the grant date.
(2)	The market value of unvested PSUs is calculated based on a market price of $55.51 per share, which was the closing price of our Common Stock on December 31, 2020, as reported by Nasdaq.

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(3)	Amounts in this column represent PSUs with completed performance periods as of December 31, 2020, and for Mr. F. Lampropoulos include the cash incentive of $416,666. These PSUs and the underlying shares and cash incentive vested and were issued or paid, as applicable, on February 26, 2021.
(4)	Amounts in this column represent unvested PSUs granted in 2020 with incomplete performance periods as of December 31, 2020. The figures shown assume that maximum performance is achieved with respect to those PSUs issued in 2020 with ongoing performance periods extending beyond 2020 (including the maximum $1,333,334 cash incentive for Mr. F. Lampropoulos) without application of the rTSR multiplier. The assumption of maximum performance is based on prior year performance. If maximum performance is achieved (including the maximum rTSR multiplier) the number and market value of shares and the cash incentive to be issued or paid, as applicable, following vesting of these PSUs would be as follows: Mr. F. Lampropoulos: 35,358 Shares ($1,962,722) and $1,666,668 of PSU Cash Incentive (total of $3,629,390), Messrs. Parra, Frost, J. Lampropoulos, and Lloyd: 13,258 shares ($735,952).

Option Exercises and Stock Awards Vested

The following table provides information regarding stock options exercised by the NEOs during the year ended December 31, 2020. No stock awards vested for NEOs during the year ended December 31, 2020.

Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)
Fred P. Lampropoulos	100,000	2,291,500
Raul Parra	—	—
Ronald A. Frost	—	—
Justin J. Lampropoulos	—	—
Brian G. Lloyd	—	—

(1)	The reported value for this column is determined by multiplying the number of shares acquired upon the exercise of the applicable option by the difference between the market price of our Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

Non-Qualified Deferred Compensation

Pursuant to the Merit Medical Systems, Inc. Deferred Compensation Plan (Deferred Compensation Plan), NEOs may elect prior to the beginning of each calendar year to defer the receipt of base salary and bonuses earned for the ensuing calendar year. Amounts deferred are credited to an unfunded liability account maintained by the Company on behalf of the applicable NEO, which account is deemed invested in and earns a rate of return based upon certain notational, self-directed investment options offered under the Deferred Compensation Plan. The NEOs’ accounts under the Deferred Compensation Plan may also be credited with a discretionary employer matching contribution, although no such discretionary contribution was made for 2020 or at any other time since the Deferred Compensation Plan’s inception. Participant account balances under the Deferred Compensation Plan are fully-vested and will be paid by the Company to each NEO upon retirement or separation from employment, or on other specified dates, in a lump sum form or in installments according to a schedule elected in advance by the participant. The following table sets forth certain information regarding the account balance and amount with respect to Mr. Frost, who was the only NEO who participated in the Deferred Compensation Plan during 2020.

	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Years End ($)
Named Executive Officer
Ronald A. Frost	—	—	63,213	—	607,012

(1)	These amounts are also reflected in the Summary Compensation Table for the year ended December 31, 2020 as “Salary.”

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The table below shows the funds available for notational investment under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2020. These notational investments were generally the same as the mutual fund investment options offered in 2020 under our 401(k) Plan:

Name of Fund	Rate of Return
T. Rowe Price Blue Chip Growth	34.28%
T. Rowe Price Mid Cap Growth II	23.47%
Vanguard VIF Small Company Growth Inv	23.18%
Vanguard VIF Total Stock Market Index Inv	20.55%
MFS VIT II International Value Svc	20.21%
Vanguard VIF Equity Index	18.20%
American Funds IS International 2	13.97%
Model Portfolio - Global Growth	12.02%
Model Portfolio - Balanced Growth	11.98%
PIMCO VIT Real Return Admin	11.71%
Model Portfolio - Balanced Moderate	10.95%
Model Portfolio - Balanced Conservative	9.58%
Model Portfolio - Income with Growth	8.78%
PIMCO VIT Total Return Admin	8.65%
Nationwide VIT International Index II	7.34%
DFA VA US Targeted Value	3.98%
MFS VIT III Mid Cap Value Svc	3.67%
T. Rowe Price Equity Income II	0.96%
Nationwide VIT Money Market V	0.26%
Lazard Retirement Emerging Markets Svc	(1.27)%
Vanguard VIF REIT Index	(4.85)%

Potential Payments Upon

Termination or Change in Control

Employment Agreements and PSUs

In 2016, the Company entered into an Employment Agreement with each of Messrs. F. Lampropoulos, Frost, J. Lampropoulos and Lloyd. These Employment Agreements were amended in 2017. In 2018, the Company entered into an Employment Agreement with Mr. Parra. These Employment Agreements (as amended) are described further in the “Compensation Discussion and Analysis” discussion above.

The Employment Agreements and PSU award agreements provide payments and benefits in the event of termination of employment under certain circumstances, including in connection with a Change in Control. The discussion that follows is only a summary of certain material provisions of the Employment Agreements, PSU award agreements and the 2018 Incentive Plan. This discussion is qualified in its entirety by reference to the full text of the applicable agreement or plan which can be found in the list of exhibits attached to our Annual Report on Form 10-K.

Termination Other Than in Connection with a Change in Control.

If an Executive’s employment with the Company is terminated for any reason, voluntarily or involuntarily, with or without Cause (as defined below), other than in Connection with a Change in Control (as defined below), we are obligated to pay the Executive a lump sum cash payment equal to his or her accrued and unpaid base salary and any accrued vacation pay earned but not yet paid through the date of termination, plus a lump sum cash payment equal to the Executive’s accrued annual bonus earned for our last fiscal

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year ending immediately prior to the Executive’s date of termination, to the extent not already paid (the sum of such payments hereinafter referred to as Accrued Obligations). Any additional severance benefit is solely at the discretion of the Company. A termination is deemed to be in Connection with a Change in Control if it occurs on or within two years after the date of a Change in Control or, in the case of involuntary termination without Cause, within six months prior to a Change in Control and in anticipation of the Change in Control.

Change in Control has the meaning given to such term in the applicable agreement or plan. The Employment Agreements generally define a Change in Control as:

●	the acquisition in one or more integrated transactions by any individual, entity or group of beneficial ownership of more than 30% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;
●	certain changes in a majority of the Board within a 12-month period; and
●	consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets.

The PSU award agreements and 2018 Incentive Plan generally define a Change in Control as:

●	certain changes in the majority of the Board within a 24-month period;
●	the acquisition by any person of 30% or more of the Common Stock or other voting securities;
●	consummation of a merger or reorganization of the Company that requires the approval of our shareholders, unless more than 30% of the total voting power of the surviving corporation or its parent is represented by securities held by the company’s shareholders prior to the transaction, no person (other than an employee benefit plan sponsored or maintained by the surviving corporation or its parent) owns more than 30% of the securities eligible to elect directors of the surviving corporation or its parent, and at least a majority of the directors of the parent corporation or the surviving corporation were directors of the Company for a period of 12 months preceding such transaction;
●	shareholder approval of a liquidation or dissolution of the Company; or
●	a sale or other disposition of all or substantially all of our assets to another entity that is not controlled by our shareholders.

Termination for Good Reason or Without Cause in Connection with a Change in Control

If an NEO’s employment with the Company is terminated by the NEO for Good Reason (as defined below) in Connection with a Change in Control or by the Company without Cause in Connection with a Change in Control, the Company is obligated to:

●	pay to the NEO any Accrued Obligations to the extent not already paid;
●	pay to the NEO a cash severance benefit equal to two times (three times solely in the case of the CEO) the sum of (i) the NEO’s annual base salary then in effect, and (ii) the NEO’s average annual bonus for the last three full fiscal years ending prior to the Change in Control;
●	continue to provide group health benefits to the NEO and/or NEO’s eligible spouse and dependent children for two years (three years solely in the case of the CEO) after the date of the NEO’s termination;
●	provide the NEO with certain outplacement services at our expense;
●	pay or provide to the NEO certain other accrued benefits to the extent not already paid or provided; and

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●	provide the total Target PSU Shares (and the Target Cash Incentive, in the case of Mr. F. Lampropoulos) under the PSU award agreements, without regard to the Company’s performance or other vesting requirements.

The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Cause as:

●	the willful and continued failure of an NEO to perform his or her duties after a written demand for substantial performance specifically identifying the deficiencies in the Executive’s performance has been delivered to the NEO by the Board or, in the case of all NEOs other than the CEO, by the CEO;
●	the willful engaging by an NEO in illegal conduct, intentional misconduct or gross negligence which materially and demonstrably injures the Company; or
●	violation of written Company policies prohibiting workplace discrimination, sexual harassment, and alcohol or substance abuse.

The Employment Agreements, PSU award agreements and 2018 Incentive Plan generally define Good Reason as:

●	our assignment to the NEO, upon or within two years after a Change in Control, of any duties inconsistent with or that diminishes the NEO’s duties, authority or responsibilities under the terms of the NEO’s Employment Agreement;
●	our failure to comply with certain compensation provisions in the Employment Agreements;
●	requiring the NEO to relocate to another office or location upon or within two years of a Change in Control; or
●	our failure to require any successor entity to comply with the terms of a respective Employment Agreement.

Termination for Cause or Without Good Reason Following a Change in Control

If the Company terminates an NEO’s employment for Cause on or after the date of a Change in Control, the Company must pay to the NEO his or her annual base salary and accrued vacation and must continue to pay and/or provide certain other welfare benefits to the extent not already provided and/or unpaid. If an NEO voluntarily terminates his or her employment without Good Reason upon or following a Change in Control, the Company is obligated to pay the NEO for Accrued Obligations and to provide certain other accrued benefits to the extent not already paid and/or provided.

Termination upon Death or Disability

Upon an NEO’s termination of employment as a result of death or disability, other than in Connection with a Change in Control, the Company is obligated to pay the NEO (or the NEO’s estate) an amount equal to Accrued Obligations plus any additional discretionary severance benefits approved by the Compensation Committee. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s death, the Company must also continue to provide certain welfare benefits to the NEOs family for a stated period. If an NEO’s employment is terminated after the date of a Change in Control by reason of the NEO’s disability, the Company must also continue to provide certain welfare benefits. After the end of the applicable performance period under his or her PSU award agreement, each such deceased or disabled NEO (or the NEO’s estate) shall also receive a pro rata portion of the number of shares of Common Stock (and in the case of Mr. F. Lampropoulos, a pro rata portion of the PSU Cash Incentive) that would have been received under his or her PSU award agreements had the NEO remained in continuous service with the Company.

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Accelerated Stock Option and PSU Vesting Upon a Change in Control

Under our 2018 Incentive Plan, all otherwise unvested stock options held by NEOs become fully vested upon a Change in Control, without regard to whether the NEO terminates employment. Additionally, the Target PSU Shares under unvested PSU award agreements (and the Target Cash Incentive in the case of Mr. F. Lampropoulos) shall be payable without regard to otherwise applicable performance conditions.

Amounts Payable upon a Change in Control without Termination of Employment

The following table shows for each NEO the intrinsic value of his or her otherwise unvested stock options and PSUs on December 31, 2020 that would have vested had a “Change in Control” within the meaning of the Employment Agreements occurred on that date. For options, the intrinsic value is calculated by multiplying the number of underlying shares by the closing price of Common Stock on the last trading day of 2020 and by then subtracting the applicable option exercise price. For PSUs, the intrinsic value is calculated by multiplying the Target PSU Shares by the closing price of Common Stock on the last trading day of 2020, and in the case of Mr. Lampropoulos includes the Target Cash Incentives of $1,000,000 under unvested PSU award agreements. The Employment Agreements do not provide for any additional payments to the NEOs merely upon a Change in Control (i.e., absent a termination of employment of the NEOs).

Named Executive Officer	Intrinsic Value of Stock Options ($)	Intrinsic Value of Stock Awards (PSUs) ($)	Total ($)
Fred P. Lampropoulos	4,609,555	2,177,645	6,787,200
Raul Parra	510,612	441,582	952,194
Ronald A. Frost	1,258,732	441,582	1,700,314
Justin J. Lampropoulos	857,112	441,582	1,298,694
Brian G. Lloyd	1,183,452	441,582	1,625,034

Amounts Payable upon Termination of Employment

Termination without Cause or For Good Reason in Connection with a Change in Control.

The following table shows the amounts that would be payable to each NEO if the Company had undergone a Change in Control within the meaning of the Employment Agreements and the NEO’s employment with the Company terminated voluntarily for Good Reason or involuntarily without Cause, in each case, on December 31, 2020.

Amounts shown in the table do not reflect any accrued vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Salary and Bonus Continuation	Stock Option Vesting Acceleration ($) (1)	Stock Award Vesting Acceleration ($) (2)(3)	Health Plan Coverage Continuation ($) (4)	Deferred Compensation Plan ($) (5)	Total ($)
Fred P. Lampropoulos	7,700,000	4,609,555	2,177,645	48,625	—	14,535,825
Raul Parra	1,386,683	510,612	441,582	31,235	—	2,370,112
Ronald A. Frost	1,433,333	1,258,732	441,582	31,235	607,012	3,771,894
Justin J. Lampropoulos	1,266,667	857,112	441,582	31,235	—	2,596,596
Brian G. Lloyd	1,469,333	1,183,452	441,582	31,235	—	3,125,602

(1)	Stock Option Vesting Acceleration represents the intrinsic value of the otherwise unvested stock options held by NEOs on December 31, 2020 calculated by multiplying the number of shares underlying such options by the closing price of Company shares on December 31, 2020 ($55.51 per share), and by then subtracting the applicable exercise price.

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(2)	Stock Award Vesting Acceleration represents the intrinsic value of the unvested PSUs on December 31, 2020 calculated by multiplying the Target PSU Shares underlying such awards by the closing price of the Company shares on December 31, 2020 ($55.51 per share).
(3)	Includes the Target Cash Incentive under unvested PSUs of $1,000,000 for Mr. F. Lampropoulos.
(4)	Health Plan Coverage Continuation amounts represent the estimated future cost of providing continuing Company-paid coverage under the Company’s group health, disability and life insurance plans for the applicable severance period. The estimated amounts are based upon December 31, 2020 actual premium rates, plus a 10% assumed rate of annual premium cost increases.
(5)	Deferred Compensation Plan amounts represent the account balance in each NEO’s Deferred Compensation Plan account as of December 31, 2020.

Involuntary Termination without Cause or Termination For Good Reason (Other Than in Connection with a Change in Control).

The following table shows the amounts that would be payable to each NEO if the NEO’s employment had terminated voluntarily for Good Reason or involuntarily without Cause, other than in connection with a Change in Control, on December 31, 2020 and we had exercised our discretion to pay severance equal to one year’s salary and the annual bonus earned in 2020.

The following amounts are in addition to accrued vacation and distributions from our 401(k) Plan that are payable to all salaried employees upon termination of employment:

Named Executive Officer	Discretionary Severance ($) (1)	Stock Award Vesting Acceleration ($) (2)(3)	Health Plan Coverage Continuation ($)	Deferred Compensation Plan ($) (4)	Total ($)
Fred P. Lampropoulos	2,790,000	2,419,620	—	—	5,209,620
Raul Parra	810,000	490,662	—	—	1,300,662
Ronald A. Frost	810,000	490,662	—	607,012	1,907,674
Justin J. Lampropoulos	810,000	490,662	—	—	1,300,662
Brian G. Lloyd	810,000	490,662	—	—	1,300,662

(1)	Assumes the Company exercised its discretion to pay severance equal to one year’s salary and the 2020 earned bonus.
(2)	Stock Award Vesting Acceleration represents the pro rata portion of the intrinsic value of unvested PSUs on December 31, 2020, as amended. The pro rata portion is based on the number of full months of continuous service compared to the number of months in the performance period. The number of shares expected to be awarded is based on the estimated probable FCF and rTSR multipliers as of December 31, 2020, and is multiplied by the closing price of the Company shares on December 31, 2020 ($55.51 per share) to calculate the intrinsic value.
(3)	For Mr. F. Lampropoulos, the amount included in this column includes the pro rata portion of unvested PSU Cash Incentives of $1,111,111 under unvested PSU award agreements, which is based on the estimated probable FCF and rTSR multipliers as of December 31, 2020.
(4)	Deferred Compensation Plan amounts represent the account balance in the NEO’s Deferred Compensation Plan account as of December 31, 2020.

Termination on Account of Death, Disability, Involuntary Termination for Cause or Voluntary Resignation without Good Reason.

If, on December 31, 2020, an NEO had died, his or her employment had been terminated on account of disability, his or her employment had been terminated for Cause, or he or she had voluntarily resigned without Good Reason, whether or not in connection with a Change in Control, he or she would have been entitled to receive only:

●	his accrued salary and bonus earned through December 31, 2020;
●	accrued but unpaid vacation pay through December 31, 2020;

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●	distribution of his vested account balance from our 401(k) Plan;
●	the payment of insured benefits, if applicable, under our broad-based long-term disability insurance or group term life insurance plans;
●	distribution of his Deferred Compensation Plan account balance; and
●	except for termination of employment involuntarily for Cause or as a result of resignation without Good Reason, a pro rata portion of the number of shares of Common Stock (and the PSU Cash Incentive in the case of Mr. F. Lampropoulos) that would have been received under PSU award agreements had the NEO remained in continuous service with the Company through the end of the applicable performance period.

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CEO Pay Ratio

The following pay ratio and supporting information compares (x) the annual total compensation for the year ended December 31, 2020 of our median employee identified as of December 31, 2020 by taking into account all of our employees other than our CEO, (including full-time and part-time employees and employees on leave) and annualizing permanent employees (full-time and part-time) that did not work a full year, (excluding employees on leave under the Family and Medical Leave Act of 1993, employees called for active military duty, and employees who took an unpaid leave of absence during the period for another reason) (Median Employee) against (y) the annual total compensation of our CEO (as reported in our Summary Compensation Table), as required by Section 953(b) of the Dodd-Frank Act.

As illustrated in the table below, our 2020 CEO pay ratio was 220.8 to 1.

2020 Compensation ($)
Fred P. Lampropoulos (1)	7,703,508
Median Employee (2)	34,896

(1)	For additional information, see our Summary Compensation Table beginning on page 73.
(2)	Amount represents taxable compensation paid, plus the fair value of equity awards granted (if applicable), to the Median Employee during 2020.

We have reviewed the changes in our employee population and employee compensatory arrangements and determined there have been no changes to our employee population or employee compensatory arrangements that would result in a significant change to our pay ratio disclosure. However, we concluded it would no longer be appropriate to use the median employee identified in 2019 as the median employee in 2020 because of a change in this employee’s circumstances that makes such employee no longer a representative employee. Accordingly, as permitted by SEC rules, we identified a new median employee for 2020 whose 2019 compensation was substantially similar to that of the 2019 median employee based on the same compensation analysis used to select the 2019 median employee.

In calculating the original median employee in 2019, we calculated the annual total compensation (annual taxable compensation, plus the fair value of equity awards granted) for all employees of the Company (other than the CEO) for the year ended December 31, 2019. We believe that annual total compensation is a consistently applied compensation measure and appropriate for determining the median-paid employee. We used actual annual total compensation (converted, where applicable, to U.S. dollars based on an average annual exchange rate for the year ended December 31, 2019), and did not make any assumptions or adjustments to the amounts determined.

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AUDIT MATTERS

Audit Matters

Audit Committee Report

The Audit Committee provides oversight of our accounting and financial reporting processes, systems of internal accounting and financial controls and the audits of our financial statements. The Audit Committee reviewed with our independent registered public accounting firm and management the financial information included in our audited financial statements. All members of the Audit Committee are “independent,” as defined in the Nasdaq Marketplace Rules.

Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with generally accepted auditing standards in the United States of America and for expressing an opinion on those financial statements based on its audit. The Audit Committee reviews these processes on behalf of the Board. The Audit Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited financial statements contained in our Annual Report on Form 10-K. The Audit Committee has also reviewed and discussed management’s assessment of the effectiveness of our internal control over financial reporting, and the opinion of our independent registered public accounting firm on the effectiveness of our internal control over financial reporting.

The Audit Committee also has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standards 1301 (“AS 1301” Communication with Audit Committee), as amended.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by AS 1301, as amended, as adopted by the Public Company Accounting Oversight Board, and has discussed with the independent registered public accounting firm its independence. The Audit Committee has also considered whether the provision of the non-audit services described herein under the caption “Proposal No. 5 - Ratification of Appointment of Independent Registered Public Accounting Firm” is compatible with maintaining the independence of the independent registered public accounting firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K.

Audit Committee Lynne N. Ward (Chair) David K. Floyd Thomas J. Gunderson F. Ann Millner, Ed. D.

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Appointment of Independent Registered Public Accounting Firm

Proposal No. 5– Ratification of Appointment of Independent Registered Public Accounting Firm	Board Recommendation
The Board unanimously recommends a vote FOR this proposal.

Subject to shareholder ratification, the Audit Committee has recommended, and the Board has appointed, the firm of Deloitte & Touche LLP, (Deloitte) independent registered public accountants, to audit the financial statements of the Company for the year ending December 31, 2021. Deloitte has acted as the independent public accounting firm for the Company since 1988.

The Board anticipates that representatives of Deloitte will be participating in the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Fees Paid to Our Independent Certified Public Accounting Firm

The following table presents aggregate fees for audits of our consolidated financial statements and fees billed for other services rendered by Deloitte for the years ended December 31, 2020 and 2019.

	2020 ($)	2019 ($)
Audit Fees (1)	1,173,847	1,384,763
Audit-Related Fees (2)	33,075	30,864
Tax Fees (3)	532,351	476,450
All Other Fees (4)	75,000	121,670
Total	1,814,273	2,013,747

(1)	Audit Fees: The aggregate fees billed by Deloitte, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Firms) for professional services rendered for the audits and reviews of our financial statements filed with the SEC on Forms 10-K, 10-Q and 8-K. Audit fees for 2020 and 2019 also include fees for the audit of management’s assessment of the effectiveness of internal control over financial reporting and the audit of the effectiveness of our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Audit-Related Fees: The aggregate fees billed by the Deloitte Firms for all audit-related services, including an audit of our employee benefit plan (in both years).
(3)	Tax Fees: The aggregate fees billed by the Deloitte Firms for tax compliance, tax advice and tax planning.
(4)	All Other Fees: The aggregate fees billed by the Deloitte Firms related to due diligence services rendered during 2020 and 2019, respectively.

Pre-Approval Policies and Procedures

The Audit Committee ensures that the Company engages its independent registered public accounting firm to provide only audit and non-audit services that are compatible with maintaining the independence of its public accountants. The Audit Committee approves or pre-approves all services provided by our public accountants. Permitted services include audit and audit-related services, tax and other non-audit related services. Certain services are identified as restricted. Restricted services are those services that may not be provided by our external public accountants, whether identified in statute or determined in our opinion to be incompatible with the role of an independent auditor. All fees identified in the preceding table were approved by the Audit Committee. During 2020, the Audit Committee reviewed all non-audit services provided by our independent registered public accounting firm and concluded that the provision of such non-audit services was compatible with maintaining the independence of the external public accountants.

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STOCK OWNERSHIP AND TRADING

Stock Ownership and Trading

Principal Holders of Voting Securities

The following table sets forth information as of April 20, 2021, with respect to the beneficial ownership of shares of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each NEO and by all directors and executive officers as a group.

For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 55,958,201 shares of Common Stock outstanding as of April 20, 2021, plus the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days after April 20, 2021.

Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated.

Principal Shareholders	Number of Shares	Percentage of Outstanding Common Stock
Blackrock, Inc. (1)	7,610,111	13.6%
The Vanguard Group, Inc. (1)	5,620,791	10.0%
ArrowMark Colorado Holdings, LLC (1)	4,523,911	8.1%
Starboard Value LP (1)	3,984,085	7.1%
William Blair Investment Management, LLC (1)	3,387,365	6.1%

Officers, Directors and Nominees
Fred P. Lampropoulos (2) (3)	1,386,699	2.5%
Ronald A. Frost (2) (3)	138,808	*
A. Scott Anderson (3)	102,928	*
Brian G. Lloyd (3)	81,877	*
Justin J. Lampropoulos (3)	70,524	*
F. Ann Millner, Ed.D. (3)	68,090	*
Thomas J. Gunderson (3)	49,166	*
Raul Parra (2) (3)	32,430	*
Jill Anderson (3)	20,650	*
Lynne N. Ward (3)	7,434	*
David K. Floyd	425	*
Lonny J. Carpenter	370	*
Stephen C. Evans	-	*
James T. Hogan	-	*
Total Officers, Directors and Nominees (17 people)	2,080,387	3.7%

* Represents a holding of less than 1.0%

(1)	Based upon the most recent Schedules 13F or 13G available on the SEC’s website as of April 20, 2021, with holdings reported as of December 31, 2020 (March 31, 2021 for The Vanguard Group, Inc). Number of shares listed represents aggregate number of shares of Common Stock beneficially owned by each reporting person as indicated in the applicable Schedule 13F or 13G report.
(2)	The computations above include the following share amounts that are held in our 401(k) Plan on behalf of participants as of April 20, 2021:
●	Mr. F. Lampropoulos, 95,880 shares
●	Mr. Frost, 16,284 shares
●	Mr. Parra, 2,906 shares
●	All executive officers and directors as a group, 115,069 shares

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(3)	The computations above include the following share amounts that are subject to options exercisable within 60 days after April 20, 2021, none of which had been exercised as of such date:

● Mr. F. Lampropoulos, 321,544 shares	● Mr. Gunderson, 49,166 shares
● Mr. Frost, 120,181 shares	● Mr. Parra, 27,181 shares
● Mr. Anderson, 84,166 shares	● Ms. Anderson, 20,650 shares
● Mr. Lloyd, 76,181 shares	● Ms. Ward, 7,434 shares
● Mr. J. Lampropoulos, 68,181 shares ● Dr. Millner, 54,166 shares	● All executive officers and directors as a group, 935,031 shares

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OTHER PROXY INFORMATION

Other Proxy Information

Information about the Annual Meeting and Voting

On behalf of the Company, the Board is soliciting your proxy to vote at our Annual Meeting (or at any adjournment of the meeting). This Proxy Statement includes information you need to know to vote at the Annual Meeting.

Date, Time and Place of the Annual Meeting

Date:June 17, 2021

Time:2:00 p.m. (Mountain Time) We encourage you to access the Annual Meeting prior to the start time and allow plenty of time to log into the Annual Meeting.

Place:Online at www.virtualshareholdermeeting.com/MMSI2021

The Annual Meeting platform is fully supported across browsers and devices running the most updated versions of the applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting.

This Proxy Statement, the Notice of the 2021 Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed or made available to our shareholders on or about May 3, 2021.

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying materials, as well as the expense of making this Proxy Statement and accompanying materials available on the Internet (although shareholders must bear any costs associated with their Internet access). In addition to the solicitation of proxies by use of the mail and the Internet, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, electronic mail or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by those persons, and we will reimburse those brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

The Board has fixed the close of business on April 20, 2021 as the Record Date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were issued and outstanding 55,958,201 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Method for Electronic Viewing and Printing of the Proxy Materials

The Record Date is April 20, 2021. Shareholders of record on the Record Date will be entitled to notice and to vote, in person or by proxy, at the Annual Meeting and any adjournments or postponements thereof.

SEC rules allow companies to furnish their proxy materials over the Internet. As a result, the Company is mailing to most of its shareholders a Notice of Internet Availability of Proxy Materials (the Notice) instead of a paper copy of this Proxy Statement and our Annual Report on Form 10-K. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this Proxy Statement, the Annual Report on Form 10-K and a form of proxy card or voting instruction card. All shareholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe this process will allow us to provide

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shareholders with the information they need in a more efficient manner, while reducing the environmental impact and lowering the costs of printing and distributing these proxy materials.

All shareholders may choose to access our proxy materials on the website (www.proxyvote.com) or may request to receive a printed set of our proxy materials. This Proxy Statement contains information regarding the proposals to be considered at the Annual Meeting, and shareholders are encouraged to read it in its entirety.

Proxies

Shares of Common Stock that are entitled to be voted at the Annual Meeting and are represented by properly executed proxies will be voted in accordance with the instructions on those proxies.

If no instructions are indicated, shares on a properly executed proxy will be voted:

●	FOR the election of each of the four director nominees identified in this Proxy Statement;
●	FOR the proposal to increase the number of shares authorized for the grant of awards under the 2018 Incentive Plan;
●	FOR the proposal to increase the number of shares authorized for purchase under the ESPP;
●	FOR the non-binding resolution to approve the compensation of our NEOs;
●	FOR the ratification of the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2021.

In respect of any other matters that may properly come before the Annual Meeting, shares represented by properly executed proxies may be voted at the discretion of the proxy holder. The Board is not currently aware of any other matters to be presented at the Annual Meeting.

Revocation of Proxies

A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date by mail, by voting via the Internet, by filing with Brian G. Lloyd, our Corporate Secretary, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting. In order to revoke a proxy executed with respect to shares held in street name, the shareholder must contact the appropriate broker or nominee.

Broker Non-Votes

Shares of Common Stock that are held in “street name,” which means shares of Common Stock held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization (collectively, brokerage firms), may be voted, even if the beneficial holder does not provide the brokerage firm with voting instructions. Brokerage firms have the authority under applicable securities rules to cast votes on certain “routine” matters, even if they do not receive instructions from their customers. However, the ratification of our independent registered accounting firm is considered the only routine matter for which brokerage firms may vote un-instructed shares. The election of directors and the advisory vote to approve named executive officer compensation are not considered routine matters under current securities rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

As all of the proposals described in this Proxy Statement, other than the proposal to ratify our independent registered accounting firm, are considered to be non-routine matters, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares.

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Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, properly represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as “represented” for the purpose of determining the presence or absence of a quorum. Under the Utah Revised Business Corporation Act, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against the proposal.

Holders of shares of Common Stock are entitled to one vote at the Annual Meeting for each share of Common Stock held of record on the Record Date. The vote required for each of the proposals described in this Proxy Statement is as follows:

Proposal 1: In the election of directors, shareholders will not be allowed to cumulate their votes. Each director-nominee who receives a majority of the votes cast with respect to his or her election will be elected as a director of the Company.

Proposal 2: The proposal to increase the number of shares authorized for the grant of awards under the 2018 Incentive Plan requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Proposal 3: The proposal to increase the number of shares authorized for purchase under the ESPP requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Proposal 4: The advisory vote on executive compensation is non-binding. Nevertheless, we will record the number of votes cast in favor of and against the proposal and will report the voting results.

Proposal 5: The proposal to ratify the appointment of Deloitte to serve as our independent registered public accounting firm for the year ending December 31, 2021 requires that the votes cast in favor of the proposal must exceed the votes cast against the proposal.

Abstentions and broker non-votes will not affect the outcome of any proposals to be considered at the Annual Meeting; however, because the fifth proposal is considered a routine matter, brokerage firms may vote un-instructed shares for or against the proposal.

No Dissenters’ Rights of Appraisal There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Attending the Annual Meeting

The Annual Meeting will be online and a completely virtual meeting of shareholders due to the ongoing public health impact of the COVID-19 pandemic. This decision was made in light of the protocols that federal, state, and local governments have imposed and taking into account the health and safety of our shareholders, directors, members of management and employees. Conducting a virtual meeting will also allow shareholders whose travel may be restricted due to the COVID-19 pandemic to participate in the meeting.

To participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/MMSI2021 and enter the 16-digit control number included on your Notice, on your proxy card, or on the voting instructions that accompanied your proxy materials. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting but you will not be able to vote your shares or submit questions during the Annual Meeting. If you wish to submit a question before the meeting, you may log into

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www.proxyvote.com and enter your 16-digit control number. Once past the login screen, click on “Question for Management,” type in your question, and click “Submit.” Alternatively, if you want to submit your question during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MMSI2021, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment or product or service issues, are not pertinent to meeting matters and therefore will not be answered.

You may begin to log into the Annual Meeting platform beginning at 1:45 p.m. MDT on June 17, 2021. The Annual Meeting will begin promptly at 2:00 p.m. MDT on June 17, 2021. A list of registered shareholders of record entitled to vote shall be open to any shareholder for any purpose relevant to the Annual Meeting for ten days before the Annual Meeting, during normal business hours, at the Office of the Corporate Secretary. A list of registered shareholders as of the close of business on the Record Date will also be available for examination by the shareholders throughout the meeting at www.virtualshareholdermeeting.com/MMSI2021.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available starting at 1:45 p.m. MDT on June 17, 2021 and through the conclusion of the meeting.

Proxy Solicitation on Behalf of the Board

The Board is soliciting proxies to provide an opportunity for all shareholders to vote, whether or not the shareholders are able to participate in the Annual Meeting or any adjournment or postponement thereof. Directors, officers and employees of the Company may solicit proxies on behalf of the Board in person, by mail, by telephone or by electronic communication. The proxy representatives of the Board will not be specially compensated for their services in this regard.

Methods of Voting

The method of voting by proxy differs for shares of Common Stock registered directly in a shareholder’s name, considered the shareholder of record, and shares held in “street name,” which means shares held of record by a trustee or in an account at a brokerage firm, bank, dealer, or other similar organization.

Holders of Record

If the shareholder holds shares as a record holder, the shareholder may vote the shares by proxy on www.proxyvote.com, by means of the telephone (at 1-800-690-6903), by mail (by requesting a printed copy of this Proxy Statement and then voting by mail), or by participating in the Annual Meeting and voting over the Internet. Each method is discussed further below:

●	Voting by Mail. If a shareholder chooses to vote by mail, simply mark the proxy card mailed or transmitted to the shareholder (the Proxy) and complete, sign, date and mail it in the postage-paid envelope provided. The Proxy must be completed, signed and dated by the shareholder or the shareholder’s authorized representative.
●	Voting by Telephone. Shareholders of record can vote by phone by following the instructions on the Proxy or by calling toll-free at 1-800-690-6903. Voice prompts will instruct shareholders to vote their shares and confirm that their vote has been properly recorded.

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●	Voting over the Internet. Shareholders of record can vote on the Internet by accessing the Internet at www.proxyvote.com. As with telephone voting, shareholders can confirm that their votes have been properly recorded. We provide Internet proxy voting to allow shareholders to vote their shares online, with procedures designed to ensure the authenticity and correctness of proxy vote instructions. However, please be aware that shareholders must bear any costs associated with their Internet access, such as usage charges from Internet access providers and telephone companies.
●	Voting in Person. The Annual Meeting will be held entirely online, so there will be no way to vote in person at the meeting. Registered shareholders may vote over the Internet during the Annual Meeting.

If a shareholder votes his, her or its Proxy by telephone, the Internet or by returning the Proxy to us before the Annual Meeting, the individuals designated in the Proxy will vote as the Proxy directs. If a shareholder votes by telephone or over the Internet, the shareholder does not need to return the Proxy.

Telephone and Internet voting facilities for shareholders will be available 24 hours a day and will close at 11:59 P.M. ET on June 16, 2021 for shares held directly and by 11:59 P.M. ET on June 14, 2021 for shares held in the Company’s 401(k) Profit Sharing Plan.

Holders in “Street Name”

If a shareholder holds shares in “street name,” the shareholder should have received a voting instruction form from the broker, bank or other nominee holding the shares. The shareholder should follow the instructions in the voting instruction form in order to instruct your broker, bank or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.

A large number of banks and brokerage firms are participating in the Broadridge Investor Communications Solutions, Inc. (Broadridge) online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If a shareholder’s bank or brokerage firm is participating in Broadridge’s program, the voting form will provide instructions.

If a shareholder holds shares in “street name” and the shareholder wishes to vote at the Annual Meeting, the shareholder will need the 16-digit control number included on her, his or its proxy card or voting instruction form (if the shareholder received a printed copy of the proxy materials) or included in the email to the shareholder, if she, he or it received the proxy materials by email in order to be able to vote her, his or its shares at the Annual Meeting.

Shareholders receiving multiple Notices, or whose shares are registered in more than one name or are registered in different accounts, should follow the voting instructions on each Notice to ensure that all of their shares are voted.

Employee 401(k) Profit Sharing Plan Shares

Employees participating and owning shares in the Company’s 401(k) Profit Sharing Plan will receive a voting instruction form. Your executed form will provide voting instructions to the plan trustee. If no instructions are provided, the plan trustee will vote the shares assigned to your plan account in the same proportion as to which it has received instructions from other plan participants. To allow sufficient time for voting, your voting instructions must be received by the trustee by 11:59 P.M. Eastern Time on June 14, 2021. You may not vote your shares held in the Company’s 401(k) Profit Sharing Plan virtually at the Annual Meeting.

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Additional Information and Additional Copies of Proxy Materials

We will provide without charge to any person from whom a proxy is solicited by the Board, upon the written request of that person, a copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested).

We will generally deliver one copy of this Proxy Statement, or Notice, as applicable, to each address where multiple record holders of our Common Stock reside, unless we have received instructions to the contrary (i.e., “householding”). Upon written or oral request, we will promptly deliver another copy of this Proxy Statement and the Annual Report on Form 10-K, or Notice, as applicable, to any holder of our Common Stock living at a shared address where we have delivered only one copy. Shareholders who receive multiple copies of this Proxy Statement or the Notice at their address and would like to request householding of their communications should contact their broker.

Requests for copies of our Annual Report on Form 10-K, additional information or additional Proxy Statements should be directed to:

Merit Medical Systems, Inc. Attn: Brian G. Lloyd, Corporate Secretary 1600 West Merit Parkway South Jordan, Utah 84095

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters to be presented for action at the Annual Meeting other than those matters described in the preceding pages. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on that business in accordance with their best judgment.

Shareholder Proposals for Annual Meeting 2022

If any shareholder intends to present a proposal to be considered for inclusion in our proxy materials in connection with our 2022 annual meeting of shareholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8 - Shareholder Proposals) and received by our Corporate Secretary no later than January 3, 2022. Nominations of persons for election as directors must be made consistent with the provisions of our Bylaws, including the requirement that the shareholder provide timely notice of the nomination in proper written form to our Corporate Secretary.

In accordance with the procedures set forth in our Bylaws, shareholders who wish to submit a proposal for consideration at our 2022 annual meeting of shareholders, including a nomination for director, but who do not wish to submit a proposal for inclusion in our proxy statement, must deliver notice of the proposal to our Corporate Secretary at our principal executive offices no earlier than January 18, 2022 and no later than February 17, 2022. Such proposals must contain all information required by our Bylaws. If the month and day of the next annual meeting is advanced or delayed by more than 30 calendar days from the month and day of the annual meeting to which this Proxy Statement relates, we will inform our shareholders of the change in a timely manner, as well as any change in the date by which proposals of shareholders must be received.

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Non-GAAP Financial Measures

Although our financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP) and the majority of the financial measures described in this Proxy Statement are calculated in accordance with GAAP, the Board and Compensation Committee use certain non-GAAP financial measures referenced in this Proxy Statement in order to assess year-over-year performance. We believe that such non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of our ongoing operations and can be useful for period-over-period comparisons of such operations. Non-GAAP financial measures referenced in this Proxy Statement include:

●	non-GAAP gross margin;
●	non-GAAP net income; and
●non-GAAP earnings per share

non-gaap financial measures

Non-GAAP Gross Margin: Non-GAAP gross margin is calculated by reducing GAAP cost of sales by amounts recorded for amortization of intangible assets, certain inventory write-offs and inventory mark-up related to acquisitions.

Non-GAAP Net Income: Non-GAAP net income is calculated by adjusting GAAP net income for certain items which are deemed by Merit’s management to be outside of core operations and vary in amount and frequency among periods, such as expenses related to new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, certain severance expenses, performance-based stock compensation expenses, corporate transformation expenses, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, government proceedings or changes in tax or industry regulations, debt issuance costs, and gains or losses on disposal of certain assets, as well as other items set forth in the tables below.

Non-GAAP Earnings Per Share: Non-GAAP earnings per share is defined as non-GAAP net income divided by the diluted shares outstanding for the corresponding period.

Our management team uses these and other non-GAAP financial measures to evaluate our profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of our operating segments, and to measure and allocate financial resources internally. Our Board and Compensation Committee may also use these non-GAAP financial measures to assess the performance of certain of our NEOs. Neither our management nor our Board or Compensation Committee consider any such non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP.

You should consider non-GAAP measures used in this Proxy Statement in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures generally exclude some, but not all, items that may affect our financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. We believe it is useful to exclude such items in the calculation of non-GAAP net income, non-GAAP earnings per share and non-GAAP gross margin (in each case, as further illustrated in the reconciliation tables below) because such amounts in any specific period may not directly correlate to the underlying performance of our business operations and can vary significantly between periods as a result

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of factors such as such new acquisitions, non-cash expenses related to amortization or write-off of previously acquired tangible and intangible assets, certain severance expenses, performance-based stock compensation expenses, corporate transformation expenses, expenses resulting from non-ordinary course litigation or administrative proceedings and resulting settlements, government proceedings or changes in tax or industry regulations, debt issuance costs, and gains or losses on disposal of certain assets. We may incur similar types of expenses in the future, and the non-GAAP information included in this Proxy Statement should not be viewed as a statement or indication that these types of expenses will not recur. Additionally, the non-GAAP financial measures used in this Proxy Statement may not be comparable with similarly titled measures of other companies. We urge readers to review the reconciliations of our non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business or results of operations.

Tables reconciling our 2020, 2019, 2018, 2017 and 2016 non-GAAP gross margin, non-GAAP net income and non-GAAP earnings per share to equivalent GAAP measures are included below:

Reconciliation of GAAP Net (LOSS) and (Loss) per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2020
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$(13,231)	$3,388	$(9,843)	$(0.18)

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	50,696	(13,065)	37,631	0.67
Inventory write-off (1)	1,752	(465)	1,287	0.02
Inventory mark-up related to acquisitions	191	(49)	142	0.00
Operating expenses
Contingent consideration benefit	(7,960)	466	(7,494)	(0.13)
Impairment charges	36,504	(7,115)	29,389	0.52
Amortization of intangibles	7,943	(2,141)	5,802	0.10
Performance-based share-based compensation (2)	3,735	(475)	3,260	0.06
Corporate transformation and restructuring (3)	14,105	(3,683)	10,422	0.18
Acquisition-related	1,299	(334)	965	0.02
Medical Device Regulation expenses (4)	1,379	(359)	1,020	0.02
Other (5)	24,438	(3,815)	20,623	0.37
Other (Income) Expense
Amortization of long-term debt issuance costs	604	(155)	449	0.01
Gain on disposal of business unit	(517)	133	(384)	(0.01)

Non-GAAP net income	$120,938	$(27,669)	$93,269	$1.65

Diluted shares				56,374

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Reconciliation of GAAP Net Income and earnings per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2019
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$2,193	$3,258	$5,451	$0.10

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	49,707	(12,730)	36,977	0.66
Inventory mark-up related to acquisitions	1,122	(289)	833	0.01
Operating expenses
Contingent consideration benefit	(232)	(47)	(279)	(0.00)
Impairment charges	23,750	(6,113)	17,637	0.31
Amortization of intangibles	10,964	(2,884)	8,080	0.14
Corporate restructuring (6)	5,551	(1,433)	4,118	0.07
Acquisition-related	3,497	(743)	2,754	0.05
Medical Device Regulation expenses (4)	562	(98)	464	0.01
Other (5)	7,282	(1,874)	5,408	0.10
Other (Income) Expense
Amortization of long-term debt issuance costs	821	(211)	610	0.01
Tax expense related to restructuring (7)	—	93	93	0.00

Non-GAAP net income	$105,217	$(23,071)	$82,146	$1.46

Diluted shares				56,235

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Reconciliation of GAAP Net Income and earnings per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2018
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$49,519	$(7,502)	$42,017	$0.78

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	31,795	(8,123)	23,672	0.43
Inventory mark-up related to acquisitions	5,233	(1,347)	3,886	0.07
Operating expenses
Contingent consideration benefit	(698)	(21)	(719)	(0.01)
Impairment charges	657	(169)	488	0.01
Amortization of intangibles	9,438	(2,503)	6,935	0.12
Corporate restructuring (6)	920	(205)	715	0.01
Acquisition-related	7,584	(1,679)	5,905	0.11
Other (5)	6,445	(1,659)	4,786	0.09
Other (Income) Expense
Amortization of long-term debt issuance costs	804	(207)	597	0.01
Tax expense related to tax reform (8)	—	3,005	3,005	0.06

Non-GAAP net income	$111,697	$(20,410)	$91,287	$1.69

Diluted shares				53,931

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Reconciliation of GAAP Net Income and earnings per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2017
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$35,881	$(8,358)	$27,523	$0.55

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	20,705	(7,550)	13,155	0.26
Inventory mark-up related to acquisitions	3,400	(1,253)	2,147	0.04
Operating expenses
Contingent consideration benefit	(298)	116	(182)	(0.00)
Impairment charges	809	—	809	0.02
Amortization of intangibles	6,111	(2,324)	3,787	0.07
Corporate restructuring (6)	2,185	(847)	1,338	0.03
Acquisition-related	6,648	(2,048)	4,600	0.09
Other (5)	24,931	(5,075)	19,856	0.40
Other (Income) Expense
Gain on bargain purchase (9)	(11,039)	—	(11,039)	(0.22)
Amortization of long-term debt issuance costs	685	(267)	418	0.01
Tax expense related to tax reform (8)	—	1,855	1,855	0.04

Non-GAAP net income	$90,018	$(25,751)	$64,267	$1.28

Diluted shares				50,101

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Reconciliation of GAAP Net Income and earnings per share

to Non-GAAP Net Income and earnings per share

(Unaudited, in thousands except per share amounts)

	Year Ended December 31, 2016
	Pre-Tax	Tax Impact	After-Tax	Per Share Impact
GAAP net income	$25,386	$(5,265)	$20,121	$0.45

Non-GAAP adjustments:
Cost of Sales
Amortization of intangibles	15,122	(5,592)	9,530	0.21
Inventory mark-up related to acquisitions	2,990	(1,163)	1,827	0.04
Severance	56	(22)	34	0.00
Operating expenses
Contingent consideration expense	61	(24)	37	0.00
Amortization of intangibles	4,167	(1,595)	2,572	0.06
Corporate restructuring (6)	10,271	(3,878)	6,393	0.14
Acquisition-related	4,503	(1,448)	3,055	0.07
Other (5)	1,577	(612)	965	0.02
Other (Income) Expense
Amortization of long-term debt issuance costs	952	(370)	582	0.01

Non-GAAP net income	$65,085	$(19,969)	$45,116	$1.01

Diluted shares				44,862

(1)	Represents write-off of inventory related to the closure of the ITL Healthcare Pty Ltd. procedure pack operations in Australia and suspension of Merit’s distribution agreement with NinePoint Medical, Inc.
(2)	Represents performance-based share-based compensation expense, including stock-settled and cash-settled awards.
(3)	Includes severance related to corporate initiatives, write-offs and valuation adjustments of other long-term assets associated with restructuring activities, expenses related to Merit’s Foundations for Growth program, and other transformation costs.
(4)	Represents incremental expenses incurred to comply with the Medical Device Regulation (MDR) in Europe.
(5)	Represents expense from acquired in-process research and development, charges related to abandoned patents, costs incurred in responding to an inquiry from the U.S. Department of Justice (DOJ), and, in 2020 only, fees associated with settlement of a shareholder dispute and $18.7 million of settlement costs related to the DOJ inquiry.
(6)	Includes severance related to corporate initiatives, and in 2019 write-offs and valuation adjustments of other long-term assets associated with restructuring activities.
(7)	Represents net tax expense related to non-recurring tax withholdings in connection with restructuring of certain international subsidiaries.
(8)	Represents net tax impact related to the enactment of the Tax Cuts and Jobs Act.
(9)	Represents the gain on bargain purchase realized from the acquisition of the critical care division of Argon Medical Devices, Inc.

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Reconciliation of Reported Gross Margin (GAAP)

to Non-GAAP Gross Margin (Non-GAAP)

(Unaudited, as a percentage of reported revenue)

	Year Ended
	December 31,
	2020	2019	2018	2017	2016
Reported Gross Margin	41.6%	43.5%	44.7%	44.8%	43.9%

Add back impact of:
Amortization of intangibles	5.3%	5.0%	3.6%	2.8%	2.5%
Inventory write-off (1)	0.2%	—	—	—	—
Inventory mark-up related to acquisitions	0.0%	0.1%	0.6%	0.5%	0.5%
Severance	—	—	—	—	0.0%
Non-GAAP Gross Margin	47.1%	48.6%	48.9%	48.1%	46.9%

(1)	Represents write-off of inventory related to the closure of the ITL Healthcare Pty Ltd. procedure pack operations in Australia and suspension of Merit’s distribution agreement with NinePoint Medical, Inc.

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APPENDIX A

SECOND AMENDMENT TO THE

MERIT MEDICAL SYSTEMS, INC.

2018 LONG-TERM INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 2018 LONG-TERM INCENTIVE PLAN (this "Amendment") is made and adopted effective April 15, 2021 by Merit Medical Systems, Inc., contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021.

WHEREAS, Merit Medical Systems, Inc. (the "Company") maintains the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan (the "Plan") for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan to increase the number of shares of Company common stock (“Shares”) authorized for grant under the Plan from 3,100,000 Shares to 6,100,000 Shares; and

WHEREAS, the Company, acting through its Board of Directors (the "Board"), has reserved the right to amend the Plan at any time and from time to time, subject to shareholder approval in the case of certain material modifications;

NOW, THEREFORE, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021, the Plan is amended as follows effective April 15, 2021:

1.  The first sentence of Section 3.1(a) of the Plan, setting forth the number of Shares authorized for grant under the Plan, is amended to read as follows:

"(a)Subject to adjustment as provided in Section 12.2, a total of 6,100,000 Shares shall be authorized for grant under the Plan.  Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted.  Any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two and one-half (2½) Shares for every one (1) Share granted.”

2.  The third sentence of Section 5.7 of the Plan, relating to the maximum number of Shares with respect to which incentive stock options may be granted under the Plan is amended to read as follows:

“Solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall be 6,100,000 Shares, subject to adjustment under Section 12.2.”

3.  Notwithstanding the foregoing, if the shareholders of the Company fail to approve this Amendment by June 30, 2021, this Amendment shall be null and void.  Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects.

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APPENDIX B

FIFTH AMENDMENT TO THE

MERIT MEDICAL SYSTEMS, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

THIS FIFTH AMENDMENT TO THE MERIT MEDICAL SYSTEMS, INC. 1996 EMPOLOYEE STOCK PURCHASE PLAN (this "Amendment") is made and adopted effective April 15, 2021 by Merit Medical Systems, Inc., contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021.

WHEREAS, Merit Medical Systems, Inc. (the "Company") maintains the Merit Medical Systems, Inc. 1996 Employee Stock Purchase Plan (the "Plan") for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, it is necessary and desirable to amend the Plan to increase the number of shares of Company common stock (“Shares”) authorized for grant under the Plan from 1,493,056 Shares to 1,593,056 Shares; and

WHEREAS, the Company, acting through its Board of Directors (the "Board"), has reserved the right to amend the Plan at any time and from time to time, subject to shareholder approval in the case of certain material modifications;

NOW, THEREFORE, contingent upon approval of this Amendment by the shareholders of the Company not later than June 30, 2021, the Plan is amended as follows effective April 15, 2021:

1.  The first sentence of Section 10.1 of the Plan, setting forth the number of Shares authorized for grant under the Plan, is amended to read as follows:

"The maximum number of shares of Common Stock that may be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 12.4 below, shall be 1,593,056 shares for all Offerings (including offerings prior to April, 2001).”

2.  Notwithstanding the foregoing, if the shareholders of the Company fail to approve this Amendment by June 30, 2021, this Amendment shall be null and void.  Except as provided above, the terms of the Plan are hereby ratified and confirmed in all respects.

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VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions

and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 16, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 14, 2021 for shares held in

the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you access the web site

and follow the instructions to obtain your records

and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/MMSI2021

You may attend the meeting via the Internet and vote during the meeting.

Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions.

Vote by 11:59 P.M. Eastern Time on June 16, 2021 for shares held directly and by 11:59 P.M. Eastern Time on June 14, 2021 for shares held in the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,

NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	⌧	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MERIT MEDICAL SYSTEMS, INC. The Board of Directors recommends you vote FOR the following:
1.	The election of four (4) directors to the Board of Directors of the Company, each for a three (3) year term or until his or her successor is elected and qualified. Nominees: For Against Abstain
	1a. Fred P. Lampropoulos	[ ] [ ] [ ]
	1b. A. Scott Anderson	[ ] [ ] [ ]
	1c. Lynne M. Ward	[ ] [ ] [ ]
	1d. Stephen C. Evans	[ ] [ ] [ ]

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5. For Against Abstain
2.	Approval of an amendment to the 2018 Long-Term Incentive Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 3,000,000 shares.	[ ] [ ] [ ]

3.	Approval of an amendment to the 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance thereunder by 100,000 shares.	[ ] [ ] [ ]

4.	Approval of a non-binding, advisory resolution approving the compensation of the Company's named executive officers as described in the Merit Medical Systems, Inc. Proxy Statement.	[ ] [ ] [ ]

5.	Ratification of the Audit Committee’s appointment of Deloitte & Touche LLP to serve as the independent registered public accounting firm of the Company for the year ending December 31, 2021.	[ ] [ ] [ ]

NOTE: In their discretion, proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

MERIT MEDICAL SYSTEMS, INC.

Annual Meeting of Shareholders

June 17, 2021, 2:00 PM (Mountain Time)

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Fred P. Lampropoulos, Brian G. Lloyd and Raul Parra and each of them, as proxies, with full power of substitution, and hereby authorizes each of them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the “Company”), held of record by the undersigned on April 20, 2021 at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held virtually via live webcast at www.virtualshareholdermeeting.com/MMSI2021, on Thursday, June 17, 2021, at 2:00 p.m., local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged.

This proxy also provides voting instructions to the Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan and directs such Trustee to vote at the Annual Meeting all of the shares of the Company's Common Stock which are allocated to the undersigned's employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after June 14, 2021, the Trustee will vote the shares in the same proportion as to which it has received instructions from other plan participants.

This proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations (FOR Proposals 1 through 5) and in the discretion of the proxies, or Trustee of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan, as applicable, upon such other matters as may properly come before the Annual Meeting. The undersigned shareholder may revoke this proxy card at any time before it is voted at the Annual Meeting by executing and returning a proxy card bearing a later date by mail, by voting via the Internet, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy card being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

(Continued and to be marked, dated and signed on reverse side)

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